QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.42

CREDIT AGREEMENT

dated as of November 18, 2005,

among

SPX CORPORATION,

The Foreign Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto,

THE BANK OF NOVA SCOTIA,
as Syndication Agent,

BANK OF AMERICA, N.A.
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agents,
and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

DEUTSCHE BANK AG,
DRESDNER KLEINWORT WASSERSTEIN,
the Investment Banking Division of Dresdner Bank AG,
and
J.P. MORGAN SECURITIES INC.
as Foreign Trade Facility Bookrunners and Mandated Arrangers,

and

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES:

1.1A	Commitments
1.1B	Material Subsidiaries
1.1C	Foreign Credit Instrument Requirements
1.7	Canadian Borrowing Provisions
2.5	Existing Letters of Credit
2.6(a)	Existing Foreign Credit Instruments
2.6(g)	Obligations of Foreign Issuing Lenders
2.6(i)	Procedures for Release of Foreign Credit Instruments
2.6(k)	Form of Agreement for Joint Signature Foreign Credit Instruments
2.6(q)	Daily Reports
3.4	Disclosed Matters
3.12	Subsidiaries
3.16	UCC Filing Jurisdictions
6.2	Existing Indebtedness
6.3	Existing Liens
6.5	Existing Investments
6.11	Existing Restrictions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Closing Certificate
C	Form of Assignment and Acceptance
D-1	Form of Legal Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP
D-2	Form of Legal Opinion of General Counsel of the Parent Borrower
D-3	Matters to be Covered by Foreign Subsidiary Opinion
E	Form of Addendum
F	Form of Exemption Certificate
G	Form of Borrowing Subsidiary Agreement
H	Form of Borrowing Subsidiary Termination
I	Form of Incremental Facility Activation Notice
J	Form of New Lender Supplement
K	Form of Utilization Request

        CREDIT AGREEMENT, dated as of November 18, 2005, among SPX CORPORATION, a Delaware corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers (as hereinafter defined) party hereto, the Lenders party hereto, THE BANK OF NOVA SCOTIA, as Syndication Agent, BANK OF AMERICA, N.A. and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, THE BANK OF NOVA SCOTIA, as Canadian Administrative Agent, DEUTSCHE BANK AG, as Foreign Trade Facility Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

        The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR": when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate": with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Agent": JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder; it being understood that (a) matters concerning Qualified Global Currency Loans (other than Canadian Dollar Loans) will be administered by Chase Manhattan International Limited and therefore all notices concerning such Loans will be required to be given at the London Administrative Office, (b) matters concerning Canadian Dollar Loans will be administered by The Bank of Nova Scotia and therefore all notices concerning such Loans will be required to be given at the Canadian Administrative Office and (c) matters concerning Foreign Credit Instruments will be administered by Deutsche Bank AG (the "Foreign Trade Facility Agent") and therefore all notices concerning such Foreign Credit Instruments will be required to be given at the Foreign Trade Administrative Office.

        "Administrative Office": the New York Administrative Office, the London Administrative Office, the Canadian Administrative Office or the Foreign Trade Administrative Office, as applicable.

        "Administrative Questionnaire": an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Advance Payment Guarantee": a customary standby letter of credit or bank guarantee or surety issued by a Foreign Issuing Lender in favor of customers of the Parent Borrower or any of its Subsidiaries for the purpose of securing the obligation to refund advance payments made by such customers in the case contractual obligations vis-à-vis such customers are not fulfilled.

        "Affected Foreign Issuing Lender": as defined in Section 2.6(m)(i).

        "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

        "Alternate Base Rate": for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in respect thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

        "Alternative Currency": any currency that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided that such currency is reasonably acceptable to the Administrative Agent and the applicable Issuing Lender.

        "Alternative Currency LC Exposure": at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

        "Alternative Currency Letter of Credit": a Letter of Credit denominated in an Alternative Currency.

        "Applicable Percentage": with respect to any Domestic Revolving Lender, the percentage of the total Domestic Revolving Commitments represented by such Lender's Domestic Revolving Commitment. If the Domestic Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Domestic Revolving Commitments most recently in effect, giving effect to any assignments.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

        "Applicable Rate": (a) with respect to any Loans (other than Incremental Term Loans), Commitments and Foreign Credit Instruments, for any day, the applicable rate per annum set forth below in the applicable grid, based upon the Consolidated Leverage Ratio as of the most recent determination date:

Consolidated Leverage Ratio	Applicable Rate for Eurocurrency Loans and Foreign Credit Instruments	Applicable Rate for ABR Loans	Commitment Fee Rate
Greater than or equal to 3.00 to 1.0	1.500%	0.500%	0.300%
Greater than or equal to 2.00 to 1.0 and less than 3.00 to 1.0	1.250%	0.250%	0.250%
Greater than or equal to 1.50 to 1.0 and less than 2.00 to 1.0	1.000%	0.000%	0.200%
Greater than or equal to 1.00 to 1.0 and less than 1.50 to 1.0	0.875%	0.000%	0.175%
Less than 1.00 to 1.0	0.750%	0.000%	0.150%

and (b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Facility Activation Notice; provided that, at the time of the making of any Incremental Term Loans, the Applicable Rate for the other Term Loans shall automatically be increased if and to the extent required by Section 2.1(b).

        For purposes of the foregoing, (a) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent Borrower's fiscal year based upon the Parent Borrower's consolidated financial statements delivered pursuant to Section 5.1(a) or (b), and (b) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (i) subject to clause (ii) below, until the delivery pursuant to Section 5.1(b) of the Parent Borrower's consolidated financial statements for the first two full fiscal quarters of the Parent Borrower occurring after the Effective Date, the Consolidated Leverage Ratio shall be deemed to be greater than or equal to 1.00 to 1.0 and less than 1.50 to 1.0, and (ii) the Consolidated Leverage Ratio shall be deemed to be greater than or equal to 3.00 to 1.0 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders, if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.1(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

        "Assessment Rate": for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

        "Asset Swap": the exchange by the Parent Borrower or a Subsidiary of any portion of its assets for other assets which, or Capital Stock of a Person all or substantially all of the assets of which, are of a type used in the business of the Parent Borrower or in a related business, or a combination of any such assets or Capital Stock of such a Person and cash or Permitted Investments, provided that in the case of any such exchange involving the exchange of assets having an aggregate fair market value in excess of $100,000,000, either (a) the Board of Directors of the Parent Borrower or (b) the chief financial officer of the Parent Borrower shall have determined in good faith that the aggregate fair market value of the assets and other consideration received in connection therewith shall at least equal the aggregate fair market value of the assets so exchanged.

        "Assignment and Acceptance": an assignment and acceptance in the form of Exhibit C or any other form approved by the Administrative Agent.

        "Attributable Debt": in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the Parent Borrower or the relevant Subsidiary, as lessee, for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

        "Available Global Revolving Commitments": as at any date of determination with respect to any Global Revolving Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Lender's Global Revolving Commitment in effect on such date over (b) the Global Revolving Exposure of such Lender on such date.

        "Available Term Loan Commitment": as at any date of determination with respect to any Initial Term Loan Lender, an amount equal to the excess, if any, of (a) such Lender's Term Loan Commitment then in effect over (b) such Lender's Initial Term Loans then outstanding.

        "Base CD Rate": the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

        "Board": the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrowers": the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

        "Borrowing": (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

        "Borrowing Request": a request by the relevant Borrower for a Borrowing in accordance with Section 2.3.

        "Borrowing Subsidiary Agreement": a Borrowing Subsidiary Agreement, substantially in the form of Exhibit G.

        "Borrowing Subsidiary Termination": a Borrowing Subsidiary Termination, substantially in the form of Exhibit H.

        "Business Day": any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or (except in the case of Dollar-denominated Loans) London are authorized or required by law to remain closed; provided that (a) with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans, such day is also a day on which banks are open for general business in the principal financial center of the country of the relevant currency, (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros, (c) with respect to the issuance of any Foreign Credit Instrument by a Foreign Issuing Lender, such day is also a day on which banks are open for general business at the Foreign Trade Administrative Office and the Lending Office of such Foreign Issuing Lender, (d) with respect to any Utilization Reduction Notice given by a Foreign Issuing Lender, such day is also a day on which banks are open for general business at the Lending Office of such Foreign Issuing Lender, (e) with respect to any calculation of the Euro Equivalent pursuant to Section 2.6(l), the distribution of reports pursuant to Section 2.6(q) and the determination of a Rebasing Date, such day is also a day on which banks are open for general business at the Foreign Trade Administrative Office and (f) in all other cases with respect to the Foreign Trade Facility, such day is also a day on which banks are open for general business in Düsseldorf.

        "Calculation Date": two Business Days prior to the last Business Day of each calendar quarter (or any other day selected by the Administrative Agent (each, an "Optional Calculation Date")); provided that each date that is on or about the date of any borrowing request or rollover request with respect to any Qualified Global Currency Loan or of any issuance or maturity extension of a Letter of Credit denominated in an Alternative Currency shall also be a "Calculation Date" with respect to the relevant Qualified Global Currency or Alternative Currency, as the case may be.

        "Canadian Administrative Office": as defined in Schedule 1.7.

        "Canadian B/A": a Bankers' Acceptance as defined in Schedule 1.7.

        "Canadian Commitment": as defined in Schedule 1.7.

        "Canadian Contract Period": with respect to any Canadian B/A, the term thereof pursuant to subsection 2.3(b)(4) of Schedule 1.7.

        "Canadian Lender": as defined in Schedule 1.7.

        "Canadian Dollar Loan": a C$ Loan as defined in Schedule 1.7.

        "Canadian dollars": lawful currency of Canada.

        "Capital Lease Obligations": with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Capital Stock": shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing (other than any Indebtedness convertible into Capital Stock, until such conversion).

        "Cash Cover": as defined in Section 2.6(m)(v).

        "Cash Cover Extension": as defined in Section 2.6(b)(iv).

        "Change in Law": (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, Issuing Lender or Foreign Issuing Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender, Issuing Lender or Foreign Issuing Lender or by such Person's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Change of Control": (a) the acquisition of ownership, directly or indirectly, beneficially, by any "person" or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Parent Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a "Change of Control" (or any comparable concept) as defined in any Subordinated Debt Documents, any LYONs Documents or any Other Permitted Debt Documents.

        "Class": when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, Global Revolving Loans, Initial Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Domestic Revolving Commitment, a Global Revolving Commitment, a Foreign Trade Commitment or a Term Loan Commitment.

        "Code": the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

        "Collateral Date": each date on which, pursuant to Section 5.1, the Parent Borrower delivers annual financial statements in respect of its fiscal year or quarterly financial statements in respect of the second quarter of its fiscal year.

        "Commercial Lifetime": with respect to any Foreign Credit Instrument that does not provide for a specific expiration date, the period from the date of issuance thereof until the expected maturity of such Foreign Credit Instrument as indicated by the relevant Borrower in its reasonable discretion in the relevant Utilization Request determined on the basis of the lifetime of the underlying obligations.

        "Commitment": a Domestic Revolving Commitment, a Global Revolving Commitment, a Term Loan Commitment, a Foreign Trade Commitment or any combination thereof (as the context requires).

        "Consideration": in connection with any acquisition or Investment, the consideration paid by the Parent Borrower or any of its Subsidiaries in connection therewith (including consideration in the form of issuance of Capital Stock of the Parent Borrower or any Subsidiary and assumption of Indebtedness but excluding, for the purposes of any calculation made pursuant to Section 6.5, consideration in the form of issuance of Capital Stock of the Parent Borrower).

        "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other premiums, fees and charges associated with Indebtedness, whether in connection with the Incurrence, prepayment, redemption, termination or winddown thereof or otherwise associated with Indebtedness (including the Loans, Foreign Credit Instruments, letters of credit, bankers' acceptances and net costs under Hedging Agreements), (c) depreciation and amortization expense, (d) amortization or write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or non-recurring non-cash expenses or non-cash losses, provided that in the event that the Parent Borrower or any Subsidiary makes any cash payment in respect of any such extraordinary or non-recurring non-cash expense, such cash payment shall be deducted from Consolidated EBITDA in the period in which such cash payment is made, (f) losses on Dispositions of assets outside of the ordinary course of business, (g) extraordinary or non-recurring cash charges resulting from severance, integration and other adjustments made as a result of Permitted Acquisitions, provided that the amounts referred to in this clause (g) reported in any fiscal period ending after the Effective Date shall not, in the aggregate during the term of this Agreement, exceed $40,000,000 on an after-tax basis, and (h) non-cash compensation expenses, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), and minus, to the extent included in the statement of such Consolidated Net Income for such period, (a) any extraordinary or non-recurring non-cash income or non-cash gains and (b) gains on Dispositions of assets outside of the ordinary course of business, all as determined on a consolidated basis; provided that in determining Consolidated EBITDA for such period, the cumulative effect of any change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Parent Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available), without giving effect (unless permitted for pro forma financial statements prepared in accordance with Regulation S-X) to cost savings. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves Consideration in excess of $25,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that (a) involves assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Subsidiary and (b) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $25,000,000.

        "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

        "Consolidated Interest Expense": for any period, the sum of (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Parent Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to Foreign Credit Instruments, letters of credit and bankers' acceptance financing and net cash costs or net cash income under Hedging Agreements in respect of such Indebtedness to the extent such net cash costs or net cash income, as the case may be, are allocable to such period in accordance with GAAP), (b) total dividend payments made by the Parent Borrower or any of its Subsidiaries to any Person (other than the Parent Borrower or any Wholly Owned Subsidiary Guarantor) during such period in respect of preferred Capital Stock and (c) to the extent not otherwise included in "interest expense" (or any like caption) on a consolidated income statement of the Parent Borrower and its Subsidiaries for such period, any other discounts, fees and expenses comparable to or in the nature of interest under any Qualified Receivables Transaction; provided that, notwithstanding the foregoing, in no event shall any of the following constitute "Consolidated Interest Expense": (i) premiums or fees paid by the Parent Borrower or its Subsidiaries in connection with the prepayment or redemption of Indebtedness or (ii) any net cash costs or any net cash income, as the case may be, of the Parent Borrower or its Subsidiaries in connection with termination or winddown of any Hedging Agreement.

        "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

        "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions; provided further that, solely for purposes of calculating Consolidated Net Income pursuant to clause (e)(i)(B)(II) of Section 6.8, there shall be excluded (i) (A) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Parent Borrower or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise Disposed of in the ordinary course of business, (B) any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss) and (C) any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (ii) any extraordinary gain or loss, (iii) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application), (iv) any restructuring or special charges appearing on the face of the statement of operations of the Parent Borrower, (v) any non-cash compensation charges, or other non-cash expenses or charges, arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards and (vi) any increase in the cost of sales or other write-offs or other increased costs resulting from purchase accounting in relation to any acquisitions occurring after October 1, 2004, net of taxes.

        "Consolidated Total Debt": at any date, the sum of (a) the aggregate principal amount of all Indebtedness of the Parent Borrower and its Subsidiaries at such date (excluding the face amount of undrawn letters of credit and other Foreign Credit Instruments), determined on a consolidated basis in accordance with GAAP, calculated net of the amount of cash and cash equivalents, in excess of $50,000,000, that would (in conformity with GAAP) be set forth on a consolidated balance sheet of the Parent Borrower and its Subsidiaries for such date, provided that, for purposes of Section 6.8(e), "Consolidated Total Debt" shall be calculated without netting such cash and cash equivalents, plus (b) without duplication of amounts included in clause (a) above, an amount equal to the aggregate amount of Receivables Transaction Attributed Indebtedness associated with any Qualified Receivables Transaction which is outstanding at such date.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Control": the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Counter-Guarantee": a guarantee payable on first demand by a Foreign Issuing Lender as security for a Foreign Credit Instrument issued by an Indirect Foreign Issuing Lender, a Fronting Lender or an Affected Foreign Issuing Lender.

        "Daily Report": as defined in Section 2.6(q).

        "DB Direct Internet Agreement": the db direct internet agreement, dated the date hereof, between the Parent Borrower and the Foreign Trade Facility Agent regarding the use of the db-direct internet communication facility, as such agreement may be amended, modified or otherwise supplemented from time to time.

        "Default": any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default (including, in any event, a "Default" under and as defined in the Senior Note Indenture, any Subordinated Debt Documents or any Other Permitted Debt Documents).

        "Determination Date": each date that is two Business Days after any Calculation Date or Optional Calculation Date.

        "Disclosed Matters": the matters disclosed in Schedule 3.4.

        "Dispensable Requirements": the requirements under Part B of Schedule 1.1C.

        "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. "Dispose" and "Disposed of" have meanings correlative thereto.

        "Documentation Agents": the collective reference to Bank of America, N.A. and Wachovia Bank, National Association, in their capacity as documentation agents.

        "Dollar Equivalent": on any date of determination, (a) for the purposes of determining compliance with Article VI or the existence of an Event of Default under Article VII (other than for the purpose of determining amounts outstanding hereunder, in which case clause (b) below shall govern), with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Parent Borrower in a manner consistent with the way such amount is or would be reflected on the Parent Borrower's audited consolidated financial statements for the fiscal year in which such determination is made, (b) with respect to any amount hereunder denominated in an Alternative Currency or a Qualified Global Currency, the amount of Dollars that may be purchased with such amount of such currency at the Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency on such date and (c) for the purposes of determining the amount of the Foreign Credit Instruments and any Foreign Trade Exposure that is denominated in a currency other than Dollars, the amount of Dollars that may be purchased with the Euro Equivalent for such Foreign Credit Instruments or Foreign Trade Exposure, as applicable (as determined in accordance with Section 2.6(l)), at the Exchange Rate (determined as of the most recent Calculation Date) with respect to Euros on such date.

        "Dollars" or "$" refers to lawful money of the United States of America.

        "Domestic Revolving Availability Period": the period from and including the Effective Date to but excluding the earlier of the Domestic Revolving Maturity Date and the date of termination of the Domestic Revolving Commitments.

        "Domestic Revolving Commitment": with respect to each Lender, the commitment, if any, of such Lender to make Domestic Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender's Domestic Revolving Commitment as of the Effective Date is set forth on Schedule 1.1A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Domestic Revolving Commitment, as applicable. The aggregate amount of the Domestic Revolving Commitments is $350,000,000 as of the Effective Date.

        "Domestic Revolving Exposure": with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Domestic Revolving Loans and its LC Exposure and Swingline Exposure at such time.

        "Domestic Revolving Facility": as defined in the definition of Facility.

        "Domestic Revolving Lender": a Lender with a Domestic Revolving Commitment or with Domestic Revolving Exposure.

        "Domestic Revolving Loan": a Loan made pursuant to Section 2.1(a)(ii).

        "Domestic Revolving Maturity Date": November 18, 2010.

        "Domestic Subsidiary": any Subsidiary other than a Foreign Subsidiary.

        "Effective Date": the date on which the conditions precedent set forth in Section 4.1 shall be satisfied, which date is November 18, 2005.

        "Emerson JV": EGS LLC.

        "EMU": Economic and Monetary Union as contemplated in the Treaty.

        "Environmental Laws": all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

        "Environmental Liability": any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "EONIA": the European Overnight Index Average for deposits in Euros as calculated on a daily basis under the supervision of the European Network of Central Banks and, as at the date of this

Agreement, broadcast on the immediately following day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) is operating, on page EONIA of the Reuters Monitor Money Rates Service.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate": any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event": (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        "Euro": the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.

        "Eurocurrency": when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Euro Equivalent": with respect to Foreign Credit Instruments or sums denominated in Euros, the Face Amount or the amount of such sum and, with respect to Foreign Credit Instruments or sums not denominated in Euros, such Face Amount or other sum as converted into Euros in accordance with the conversion rules set forth under Section 2.6(l).

        "Event of Default": as defined in Article VII.

        "Excess Amount": as defined in Section 2.6(m)(i).

        "Exchange Rate": on any day, with respect to any Alternative Currency or Qualified Global Currency, the rate at which such Alternative Currency or Qualified Global Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Parent Borrower for such purpose or, at the discretion of the Administrative Agent in consultation with the Parent Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 11:00 a.m., local time, on such day for the purchase of the applicable Alternative Currency for delivery two Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

        "Excluded Taxes": with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of any Borrowing by the Parent Borrower or any Foreign Subsidiary Borrower (other than any Foreign Subsidiary Borrower that becomes a Borrower hereunder after the Effective Date), with respect to any Lender (other than an assignee pursuant to a request by a Borrower under Section 2.21(b)), any withholding tax imposed by the jurisdiction in which such Borrower is located that is (i) imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or (ii) attributable to such Lender's failure to comply with Section 2.19(e) or 2.19(i), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.19(a) and (d) withholding taxes imposed other than as a result of an addition of a Foreign Subsidiary Borrower after the Effective Date or a Change in Law (it being understood that for this purpose the term Change in Law shall not include final Treasury regulations under Section 1441 of the Code becoming effective).

        "Existing Credit Agreement": the Credit Agreement, dated as of October 6, 1998, as amended and restated through February 12, 2004, and as further amended through the date hereof, among the Parent Borrower, the several banks and other financial institutions or entities parties thereto, the agents parties thereto and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as administrative agent.

        "Existing Foreign Credit Instruments": any outstanding standby letter of credit, bank guarantee or surety which (a) is issued by a Foreign Issuing Lender and listed on Schedule 2.6(a) or (b) would meet the criteria to qualify as a Warranty Guarantee, a Performance Guarantee, an Advance Payment Guarantee, a Tender Guarantee or a General Purpose Guarantee if it had been issued hereunder by a Foreign Issuing Lender under bilateral facilities maintained with the Parent Borrower or any of its Subsidiaries and designated, by written notice from the Parent Borrower and such Foreign Issuing Lender to the Foreign Trade Facility Agent, to constitute an Existing Foreign Credit Instrument.

        "Existing Letters of Credit": as defined in Section 2.5(a).

        "Extended Foreign Trade Maturity Date": as defined in Section 2.6(b)(i).

        "Extending Lenders": as defined in Section 2.6(b)(i).

        "Extension Acceptance Notice": as defined in Section 2.6(b)(i).

        "Extension Date": as defined in Section 2.6(b)(i).

        "Extension Notice": as defined in Section 2.6(b)(i).

        "Face Amount": with respect to any Foreign Credit Instrument issued by a Foreign Issuing Lender, the principal face amount of such Foreign Credit Instrument in Euros or, as the case may be, any other currency in which such Foreign Credit Instrument has been issued, such amount representing the maximum liability of such Lender under such Foreign Credit Instrument which may only be increased by fees and interest payable with respect to the secured obligation if, and to the extent, so provided for under the terms of such Foreign Credit Instrument.

        "Facility": each of (a) the Term Loan Commitments and the Initial Term Loans made hereunder (the "Term Loan Facility"), (b) the Domestic Revolving Commitments and the extensions of credit made thereunder (the "Domestic Revolving Facility"), (c) the Global Revolving Commitments and the Global Revolving Loans made thereunder (the "Global Revolving Facility"), (d) the Foreign Trade Commitments and the extensions of credit made thereunder (the "Foreign Trade Facility" and, together with the Domestic Revolving Facility and the Global Revolving Facility, the "Revolving Facilities") and (e) the Incremental Term Loans (the "Incremental Term Loan Facility").

        "Federal Funds Effective Rate": for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer": the chief financial officer, principal accounting officer, treasurer or controller of the Parent Borrower.

        "Foreign Credit Commission": as defined in Section 2.6(n)(i).

        "Foreign Credit Commitment Fee": as defined in Section 2.6(n)(ii).

        "Foreign Credit Disbursement": as defined in Section 2.6(h)(i).

        "Foreign Credit Fronting Fee": as defined in Section 2.6(n)(iv).

        "Foreign Credit Handling Fee": as defined in Section 2.6(n)(iii).

        "Foreign Credit Instrument": a Warranty Guarantee, a Performance Guarantee, an Advance Payment Guarantee, a Tender Guarantee, a General Purpose Guarantee or a Counter-Guarantee, including (subject to the provisions of Section 2.6(a)) any Existing Foreign Credit Instrument.

        "Foreign Credit Instrument Requirements": the Dispensable Requirements and the Mandatory Requirements.

        "Foreign Credit Instrument Termination Date": as defined in Section 2.6(i)(i).

        "Foreign Credit Reimbursement Obligation": the obligation of each relevant Borrower to reimburse the relevant Foreign Issuing Lender pursuant to Section 2.6(h) for Foreign Credit Disbursements.

        "Foreign Issuing Lender": a Lender with a Foreign Trade Commitment or with Foreign Trade Exposure.

        "Foreign Subsidiary": any Subsidiary (a) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia or (b) that is a Foreign Subsidiary Holdco.

        "Foreign Subsidiary Borrower": (a) with respect to the Global Revolving Facility, any Foreign Subsidiary of the Parent Borrower designated as a Foreign Subsidiary Borrower by the Parent Borrower pursuant to Section 2.23(a) that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section and (b) with respect to the Foreign Trade Facility, any Foreign Subsidiary of the Parent Borrower designated as a Foreign Subsidiary Borrower by the Parent Borrower pursuant to Section 2.23(b) that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

        "Foreign Subsidiary Holdco": any Domestic Subsidiary that has no material assets other than the Capital Stock of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such Capital Stock.

        "Foreign Subsidiary Opinion": with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent and the Lenders covering the matters set forth on Exhibit D-3, with such assumptions, qualifications and deviations therefrom as the Administrative Agent shall approve (such approval not to be unreasonably withheld).

        "Foreign Trade Administrative Office": the office of the Foreign Trade Facility Agent located at Trade Center, Königsalle 45 - 47, 40212 Düsseldorf, Germany, or such other office as may be designated by the Foreign Trade Facility Agent by written notice to the Parent Borrower, the Administrative Agent and the Lenders.

        "Foreign Trade Commitment": with respect to each Lender, the commitment, if any, of such Lender to issue Foreign Credit Instruments, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender's Foreign Trade Commitment as of the Effective Date is set forth on Schedule 1.1A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Foreign Trade Commitment, as applicable. The aggregate principal amount of the Foreign Trade Commitments as of the Effective Date is €361,887,500.00.

        "Foreign Trade Exposure": with respect to any Lender at any time, the Euro Equivalent (or, for purposes of any determination of Required Lenders, the Dollar Equivalent) of the sum of (a) the aggregate outstanding amount of such Lender's obligations in respect of Foreign Credit Instruments at such time plus (b) the aggregate amount of all Foreign Credit Disbursements made by such Lender that have not yet been reimbursed by or on behalf of the relevant Borrower at such time.

        "Foreign Trade Facility": as defined in the definition of Facility.

        "Foreign Trade Facility Agent": as defined in the definition of Administrative Agent.

        "Foreign Trade Maturity Date": November 18, 2010, as such date may be extended pursuant to Section 2.6(b).

        "Fronted Foreign Credit Instrument": a Foreign Credit Instrument that is issued or continued under one or more Counter-Guarantees of a Fronting Guarantor.

        "Fronting Cover": as defined in Section 2.6(m)(i).

        "Fronting Guarantor": as defined in Section 2.6(j)(ii).

        "Fronting Lender": any Lender that has issued a Fronted Foreign Credit Instrument.

        "GAAP": generally accepted accounting principles in the United States of America.

        "General Purpose Guarantee": a customary standby letter of credit or bank guarantee or surety issued by a Foreign Issuing Lender for the purpose of securing any obligations of the Parent Borrower or any of its Subsidiaries, other than (a) Advance Payment Guarantees, (b) Warranty Guarantees, (c) Performance Guarantees, (d) Tender Guarantees and (e) any other Foreign Credit Instrument issued to secure obligations to financial creditors, but including, inter alia, customs guarantees, guarantees for rental payments and for the benefit of tax authorities and guarantees used as collateral in connection with court proceedings.

        "Global Revolving Availability Period": the period from and including the Effective Date to but excluding the earlier of the Global Revolving Maturity Date and the date of termination of the Global Revolving Commitments.

        "Global Revolving Facility": as defined in the definition of Facility.

        "Global Revolving Commitment": with respect to each Lender, the commitment, if any, of such Lender to make Global Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Global Revolving Exposure hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender's Global Revolving Commitment as of the Effective Date is set forth on Schedule 1.1A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Global Revolving Commitment, as applicable. The aggregate amount of the Global Revolving Commitments is $100,000,000 as of the Effective Date.

        "Global Revolving Exposure": with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender's Global Revolving Loans at such time that are denominated in Dollars plus (b) the Dollar Equivalent at such time of the aggregate outstanding principal amount of such Lender's Global Revolving Loans at such time that are denominated in Qualified Global Currencies.

        "Global Revolving Lender": a Lender with a Global Revolving Commitment or with Global Revolving Exposure.

        "Global Revolving Loan": a Loan made pursuant to Section 2.1(a)(iii), including Canadian Dollar Loans and any Canadian B/A accepted in accordance with Schedule 1.7.

        "Global Revolving Maturity Date": November 18, 2010.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including, without limitation, any European central bank or other similar agency, authority or regulatory body), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

        "Guarantee: with respect to any Person (the "guarantor"), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, purchaser or customer arrangements in the ordinary course of business, Standard Receivables Undertakings or "comfort" letters delivered to auditors in connection with statutory audits.

        "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Parent Borrower and the Subsidiary Guarantors in favor of the Administrative Agent, in substantially the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

        "Hazardous Materials": all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hedging Agreement": any interest rate agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price swap or hedging arrangement or option.

        "Incremental Facility Activation Notice": a notice substantially in the form of Exhibit I.

        "Incremental Term Lenders": each Lender with an outstanding Incremental Term Loan.

        "Incremental Term Loan Facility": as defined in the definition of Facility.

        "Incremental Term Loan Maturity Date": with respect to the Incremental Term Loans to be made pursuant to any Incremental Facility Activation Notice, the maturity date specified in such Incremental Facility Activation Notice, which date shall be a date no earlier than the final maturity of the other Term Loans.

        "Incremental Term Loans": as defined in Section 2.1(b).

        "Incur": as defined in Section 6.2. "Incurrence" and "Incurred" shall have correlative meanings.

        "Indebtedness": with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than current trade payables Incurred in the ordinary course of business and payable in accordance with customary practices), (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) current trade payables or liabilities for deferred payment for services to employees and former employees, in each case Incurred in the ordinary course of business and payable in accordance with customary practices and (ii) unsecured Payables Programs in respect of current trade payables Incurred in the ordinary course of business, so long as the aggregate amount at any time outstanding that is owed in respect of such Payables Programs does not exceed an amount equal to the current trade payables so financed plus interest (or equivalent), yield, indemnities, fees and expenses in connection therewith), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (j) all preferred and/or redeemable Capital Stock of any Subsidiary of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the latest maturity date for Loans hereunder, (k) Receivables Transaction Attributed Indebtedness and (l) for the purposes of Section 6.2 only, all obligations of such Person in respect of Hedging Agreements. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) shall exclude customer deposits in the ordinary course of business.

        "Indemnified Taxes": Taxes other than Excluded Taxes.

        "Indirect Foreign Credit Instrument": as defined in Section 2.6(g)(iv).

        "Indirect Foreign Issuing Lender": as defined in Section 2.6(g)(iv).

        "Information Memorandum": the Confidential Information Memorandum, dated October 2005, relating to the Parent Borrower and the Facilities.

        "Initial Term Loan": a Loan made pursuant to Section 2.1(a)(i).

        "Initial Term Loan Lender": a Lender with a Term Loan Commitment or with an outstanding Initial Term Loan.

        "Interest Election Request": a request by the relevant Borrower to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.8.

        "Interest Payment Date": (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

        "Interest Period": with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the relevant Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Invalid First Demand Feature": as defined in Section 2.6(h)(iv).

        "Investments": as defined in Section 6.5.

        "Issuing Lender": as the context may require, (a) JPMorgan Chase Bank, N.A., with respect to Letters of Credit issued by it, (b) any other Domestic Revolving Lender that becomes an Issuing Lender pursuant to Section 2.5(l), with respect to Letters of Credit issued by it, and (c) any Domestic Revolving Lender that has issued an Existing Letter of Credit, with respect to such Existing Letter of Credit and, in each case its successors in such capacity as provided in Section 2.5(i). Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term "Issuing Lender" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "Joint Foreign Issuing Lenders": as defined in Section 2.6(k)(i).

        "Joint Foreign Trade Facility Agent": as defined in Section 2.6(k)(ii).

        "Joint Signature Foreign Credit Instrument": a Foreign Credit Instrument issued by two or more Foreign Issuing Lenders acting as several debtors in accordance with Section 2.6(k).

        "Judgment Currency": as defined in Section 9.15(a).

        "Judgment Currency Conversion Rate": as defined in Section 9.15(a).

        "Latest Notification Day": as defined in Section 2.6(g)(i).

        "LC Disbursement": a payment made by the applicable Issuing Lender pursuant to a Letter of Credit.

        "LC Exposure": at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit that are denominated in Dollars at such time plus (b) the aggregate amount of all LC Disbursements that are denominated in Dollars that have not yet been reimbursed by or on behalf of the relevant Borrower at such time plus (c) the Alternative Currency LC Exposure at such time. The LC Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

        "Lender Affiliate": (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Lenders": the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender, each Issuing Lender and each Foreign Issuing Lender.

        "Lending Office": with respect to any Foreign Issuing Lender, the office designated by such Lender by written notice to the Foreign Trade Facility Agent, the Administrative Agent and the relevant Borrower.

        "Letter of Credit": any letter of credit (other than a Foreign Credit Instrument) issued pursuant to this Agreement, including the Existing Letters of Credit.

        "LIBO Rate": with respect to any Eurocurrency Borrowing, for any Interest Period, the rate appearing on the relevant page of the Telerate screen (or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars or the relevant Qualified Global Currency, as the case may be, in the relevant interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, and in all cases in the case of sterling-denominated Loans, the "LIBO Rate" with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 (or the appropriate equivalent thereof) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period plus in each case, the cost imputed to the Lenders of sterling-denominated Loans of compliance with the mandatory liquid assets requirements of the Bank of England during such Interest Period, as such cost is reasonably determined by the Administrative Agent.

        "Lien": with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan": any loan made by any Lender pursuant to this Agreement.

        "Loan Documents": this Agreement, the Security Documents, each Borrowing Subsidiary Agreement and each Borrowing Subsidiary Termination.

        "Loan Parties": the Borrowers and the Subsidiary Guarantors.

        "London Administrative Office": the Administrative Agent's office located at 125 London Wall, London, or such other office in London as may be designated by the Administrative Agent by written notice to the Parent Borrower and the Lenders.

        "LYONs": the collective reference to (a) the LYONs described in (i) the offering memorandum dated March 10, 2001 and (ii) the offering memorandum dated May 9, 2001 (collectively, the "LYONs Offering Memoranda") and (b) the notes issued upon conversion of the LYONs upon the occurrence of a Tax Event (as defined in the LYONs Documents) on the terms described in the LYONs Offering Memoranda.

        "LYONs Contingent Interest": the payment of contingent interest on or after February 1, 2006, as described in the Summary section of the LYONs Offering Memoranda under the caption "Contingent Interest".

        "LYONs Documents": all indentures, instruments, agreements and other documents evidencing or governing the LYONs or providing for any Guarantee or other right in respect thereof.

        "LYONs Offering Memoranda": as defined in the definition of LYONs.

        "LYONs Put/Conversion Rights": the collective reference to (a) the ability of holders of the LYONs to require purchase of the LYONs through the payment of cash or issuance of common stock or a combination of cash and common stock on specified scheduled dates, as described in the Summary section of the LYONs Offering Memoranda under the caption "Purchase of the LYONs at the Option of the Holder" (or on substantially similar terms on later dates) and (b) the ability of the holders of the LYONs to surrender LYONs for conversion into common stock of the Parent Borrower if specific conditions are satisfied, as described in the Summary section of the LYONs Offering Memoranda under the caption "Conversion Rights" (or on substantially similar terms on later dates).

        "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the sum of (a) the undrawn Commitments under such Facility and (b) the aggregate unpaid principal amount of the Term Loans or Revolving Exposure, as the case may be, outstanding under such Facility.

        "Mandatory Requirements": the requirements under Part A of Schedule 1.1C.

        "Material Adverse Effect": a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

        "Material Indebtedness": Indebtedness (other than the Loans, Letters of Credit and Foreign Credit Instruments), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Parent Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

        "Material Subsidiary": (a) any Subsidiary listed on Schedule 1.1B as a Material Subsidiary and (b) any other Subsidiary of the Parent Borrower created or acquired after the Effective Date that, together with its Subsidiaries, has aggregate assets (excluding assets that would be eliminated upon consolidation in accordance with GAAP), at the time of determination, in excess of $50,000,000.

        "Moody's": Moody's Investors Service, Inc.

        "Multiemployer Plan": a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Net Proceeds": with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received,

(ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a casualty or a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Parent Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a condemnation or similar proceeding), the amount of all payments required to be made by the Parent Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) or to pay any other Contractual Obligation secured by such asset or otherwise subject to mandatory prepayment or repayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Subsidiaries (including all taxes paid in connection with the repatriation of the Net Proceeds of a Disposition), and the amount of any reserves established by the Parent Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Parent Borrower).

        "New Lender Supplement": a supplement substantially in the form of Exhibit J.

        "New York Administrative Office": the Administrative Agent's office located at 270 Park Avenue, New York, New York, or such other office in New York City as may be designated by the Administrative Agent by written notice to the Parent Borrower and the Lenders.

        "Non-Extending Lender Maturity Date": as defined in Section 2.6(b)(iii).

        "Non-Extending Lenders": as defined in Section 2.6(b)(i).

        "Notice Date": as defined in Section 2.6(b)(i).

        "Obligation Currency": as defined in Section 9.15(a).

        "Obligations": the collective reference to the unpaid principal of and interest (and premium, if any) on the Loans, Reimbursement Obligations and Foreign Credit Reimbursement Obligations and all other obligations and liabilities of the Borrowers (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans, Reimbursement Obligations and Foreign Credit Reimbursement Obligations and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Hedging Agreement or Specified Cash Management Agreement, any Lender or any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter Incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Hedging Agreement or Specified Cash Management Agreement with any Lender or any Affiliate of any Lender or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, premium, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements).

        "Optional Calculation Date": as defined in the definition of Calculation Date.

        "Other Permitted Debt": any unsecured Indebtedness Incurred by the Parent Borrower as permitted by Section 6.2(l).

        "Other Permitted Debt Documents": all indentures, instruments, agreements and other documents evidencing or governing Other Permitted Debt or providing for any Guarantee or other right in respect thereof.

        "Other Taxes": any and all present or future stamp or documentary taxes or any other excise charges or similar levies arising from the execution, delivery or enforcement of any Loan Document.

        "Parent Borrower": as defined in the preamble.

        "Participant": as defined in Section 9.4(e).

        "Participating Member State": each state so described in any EMU legislation.

        "Payables Programs": payables programs established to enable the Parent Borrower or any Subsidiary to purchase goods and services from vendors.

        "PBGC": the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Performance Guarantee": a customary standby letter of credit or bank guarantee or surety issued by a Foreign Issuing Lender in favor of customers of the Parent Borrower or any of its Subsidiaries for the purpose of securing the fulfillment of such parties' performance obligations under any construction, service or similar agreement.

        "Permitted Acquisition": any acquisition by the Parent Borrower or any Subsidiary of all or substantially all of the Capital Stock of, or all or substantially all of the assets of, or of a business, unit or division of, any Person; provided that (a) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 6.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (as demonstrated, in the case of any acquisition for which the aggregate Consideration is greater than or equal to $100,000,000, in a certificate of a Financial Officer delivered to the Administrative Agent prior to the consummation of such acquisition), (b) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (c) substantially all of the property so acquired (including substantially all of the property of any Person whose Capital Stock is directly or indirectly acquired) is useful in the business of the general type conducted by the Parent Borrower and its Subsidiaries on the Effective Date or businesses reasonably related thereto, (d) the Capital Stock so acquired (other than any Capital Stock that is not required by Section 5.11 to become Collateral) shall constitute and become Collateral, (e) if the Ratings Event shall have occurred, substantially all of the property other than Capital Stock so acquired (including substantially all of the property of any Person whose Capital Stock is directly or indirectly acquired when such Person becomes a direct or indirect Wholly Owned Subsidiary of the Parent Borrower in accordance with clause (f), below, but excluding any assets to the extent such assets are not required by Section 5.11 to become Collateral) shall constitute and become Collateral, (f) any Person whose Capital Stock is directly or indirectly acquired shall be, after giving effect to such acquisition, a majority owned Subsidiary and within ninety (90) days of such acquisition shall be a direct or indirect Wholly Owned Subsidiary of the Parent Borrower and (g) any such acquisition shall have been approved by the Board of Directors or comparable governing body of the relevant Person (unless such relevant Person is a majority owned Subsidiary prior to such acquisition).

        "Permitted Currencies": Dollars, pounds sterling and Euros.

        "Permitted Encumbrances": (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.5; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.5; (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity, release and appeal bonds, performance or warranty bonds and other obligations of a like nature, and guarantees thereof, in each case in the ordinary course of business; (e) deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements; (f) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded; (g) banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent Borrower or any Subsidiary in excess of those set forth by regulations promulgated by the Board or other applicable Governmental Authority and (ii) such deposit account is not intended by the Parent Borrower or any Subsidiary to provide collateral to the depositary institution; (h) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Parent Borrower and any Subsidiary in the ordinary course of business; (i) customary restrictions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder; (j) easements, leases, subleases, ground leases, zoning restrictions, building codes, rights-of-way, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary; and (k) customary unperfected Liens Incurred in the ordinary course of business that secure current trade payables Incurred in the ordinary course of business and payable in accordance with customary practices, provided that such Liens encumber only the assets related to such current trade payables. Notwithstanding the foregoing, the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

        "Permitted Investments": (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, credit ratings from S&P or from Moody's of at least "A-2" or "P-2", respectively; (c) investments in certificates of deposit, banker's acceptances, overnight bank deposits, eurodollar time deposits and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the laws of the relevant local jurisdiction or any OECD country or any political subdivision thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 and cash pooling arrangements among Foreign Subsidiaries (sometimes intermediated by a commercial bank); (d) marketable general obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" or better from either S&P or Moody's; (e) repurchase agreements with a term of not more than 30 days for securities described in clause (a), (c) or (d) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (f) interests in any investment company or money market fund which invests substantially all of its assets in instruments of the type specified in clauses (a) through (e) above; and (g) in the case of Foreign Subsidiaries (other than any Foreign Subsidiary Holdco), substantially similar Investments to those set forth in clauses (a) through (f) above denominated in foreign currencies, provided that references to the United States of America (or any agency, instrumentality or State thereof) shall be deemed to mean foreign countries having a sovereign rating of "A" or better from either S&P or Moody's.

        "Permitted Maturity": with respect to any Foreign Credit Instrument, a maximum tenor of 60 months following the respective issuance date; provided that (a) not more than 33 1/3% of the total Foreign Trade Commitments may be used for Foreign Credit Instruments with a tenor of 48 months or more and (b) no Foreign Credit Instrument may have a maximum tenor that is more than 24 months after the then effective Foreign Trade Maturity Date. For purposes of this definition, "tenor" shall mean the period remaining from time to time until the maturity of the relevant Foreign Credit Instrument determined on the basis of the expiration date specified in the relevant Foreign Credit Instrument in accordance with Section 2.6(c)(iv), or, in the absence of such specific expiration date, the remaining Commercial Lifetime.

        "Person": any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan": any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prepayment Event":

  (a)
  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by paragraph (a), (b), (c) or (e) of Section 6.6) that yields aggregate gross proceeds to the Parent Borrower or any of the Subsidiary Guarantors (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000; or

  (b)
  any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of the Parent Borrower or any Subsidiary Guarantor that yields Net Proceeds in excess of $10,000,000; or

  (c)
  the Incurrence by the Parent Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.2.

        "Prime Rate": the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Qualified Foreign Global Currency": any Qualified Global Currency other than Dollars borrowed in the United States of America.

        "Qualified Global Currency": (a) pounds sterling, Euros, Dollars (borrowed in the United States of America) and Canadian dollars (borrowed in London), (b) any other eurocurrency designated by the Parent Borrower with the consent of the Administrative Agent and each Global Revolving Lender and (c) with respect to Loans made by Canadian Lenders, Canadian dollars (borrowed in Canada).

        "Qualified Global Currency Borrowing": any Borrowing comprised of Qualified Global Currency Loans.

        "Qualified Global Currency Loan": any Loan denominated in a Qualified Global Currency.

        "Qualified Receivables Transaction": any transaction or series of transactions that may be entered into by the Parent Borrower or any Subsidiary pursuant to which the Parent Borrower or any Subsidiary may sell, convey or otherwise transfer to a Receivables Entity or any other Person, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Parent Borrower or any Subsidiary, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables.

        "Ratings Event": as defined in Section 5.11(b).

        "Rebasing Date": as defined in Section 2.6(m)(i).

        "Receivable": a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an "account", "chattel paper", a "payment intangible" or an "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" (as so defined) of such items.

        "Receivables Entity": either (a) any Subsidiary or (b) another Person to which the Parent Borrower or any Subsidiary transfers Receivables and related assets, in either case which engages in no activities other than in connection with the financing of Receivables:

            (i)  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

            (A)  is guaranteed by the Parent Borrower or any Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings);

            (B)  is recourse to or obligates the Parent Borrower or any Subsidiary in any way other than pursuant to Standard Receivables Undertakings; or

            (C)  subjects any property or asset of the Parent Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings;

           (ii)  with which neither the Parent Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a purchase money note or Qualified Receivables Transaction permitted by Section 6.6(c)) other than (A) on terms, taken as a whole, no less favorable to the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower or (B) for the payment of fees in the ordinary course of business in connection with servicing Receivables; and

          (iii)  to which neither the Parent Borrower nor any Subsidiary has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        "Receivables Transaction Attributed Indebtedness": (a) in the case of any Receivables securitization (including any Qualified Receivables Transaction, but excluding any sale or factoring of Receivables), the amount of obligations outstanding under the legal documents entered into as part of such Receivables securitization on any date of determination that would be characterized as principal if such Receivables securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables, the cash purchase price paid by the buyer in connection with its purchase of Receivables (including any bills of exchange) less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Parent Borrower (provided that if such method of calculation is not applicable to such sale or factoring of Receivables, the amount of Receivables Transaction Attributed Indebtedness associated therewith shall be determined in a manner mutually acceptable to the Parent Borrower and the Administrative Agent).

        "Register" has the meaning set forth in Section 9.4(c).

        "Reimbursement Obligation": the obligation of each relevant Borrower to reimburse the applicable Issuing Lender pursuant to Section 2.5 for amounts drawn under Letters of Credit.

        "Related Parties": with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person's Affiliates.

        "Release Date": as defined in Section 9.14.

        "Required Lenders": at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing at least 51% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

        "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Reset Date": as defined in Section 1.5(a).

        "Restricted Payment": (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Parent Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock of the Parent Borrower or any Subsidiary and (b) any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the LYONs, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, conversion or termination of the LYONs.

        "Revolving Commitments": the aggregate of the Domestic Revolving Commitments, the Global Revolving Commitments and the Foreign Trade Commitments.

        "Revolving Exposure": with respect to any Lender at any time, the sum of such Lender's Domestic Revolving Exposure, Global Revolving Exposure and Foreign Trade Exposure.

        "Revolving Facility": as defined in the definition of Facility.

        "Revolving Lenders": Domestic Revolving Lenders, Global Revolving Lenders and Foreign Issuing Lenders.

        "Revolving Loans": Domestic Revolving Loans and Global Revolving Loans.

        "Risk Management Subsidiary": any Subsidiary (a) that is formed for the purpose of better controlling the costs associated with certain post-retirement benefit obligations, workers' compensation claims, severance, deferred compensation, key man life insurance reserves, environmental liabilities and other liabilities, (b) that is a Subsidiary Guarantor and a "Grantor" for the purposes of the Guarantee and Collateral Agreement and (c) all of the Capital Stock of which, to the extent owned by the Parent Borrower or any Domestic Subsidiary, is pledged as Collateral under the Guarantee and Collateral Agreement.

        "S&P": Standard & Poor's.

        "Sale/Leaseback Transaction": as defined in Section 6.7.

        "Security Documents": the Guarantee and Collateral Agreement and any other security documents granting a Lien on any property of any Person to secure the obligations of any Loan Party under any Loan Document.

        "Senior Note Indenture": the Indenture entered into by the Parent Borrower in connection with the issuance of the Senior Notes, together with all supplemental indentures, instruments and other agreements entered into by the Parent Borrower in connection therewith so long as the foregoing do not increase the aggregate principal amount of Senior Notes outstanding thereunder.

        "Senior Notes": the collective reference to (a) the 7.5% senior notes due 2013 of the Parent Borrower having an aggregate initial principal amount of $500,000,000 issued on or about December 27, 2002 and (b) the 6.25% senior notes due 2011 of the Parent Borrower having an aggregate initial principal amount of $300,000,000 issued on or about June 15, 2003; provided that the aggregate outstanding principal amount of Senior Notes shall not exceed $50,000,000.

        "Specified Cash Management Agreement": any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent Borrower or any Subsidiary Guarantor and any Lender or Affiliate thereof, which has been designated by the Parent Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery of such agreement by the Parent Borrower or such Subsidiary Guarantor, as a "Specified Cash Management Agreement".

        "Specified Indebtedness": (a) any Indebtedness Incurred as permitted by Section 6.2(g), (h) or (k), and (b) any secured Indebtedness Incurred as permitted by Section 6.2(j) or (p).

        "Standard Receivables Undertakings": representations, warranties, covenants and indemnities entered into by the Parent Borrower or any Subsidiary which are reasonably customary in sale, factoring or securitization of Receivables transactions.

        "Statutory Reserve Rate": a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or by any other Governmental Authority, domestic or foreign, with jurisdiction over the Administrative Agent or any Lender (including any branch, Affiliate or other funding office thereof making or holding a Loan) (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate applicable to any Borrowing, for any category of liabilities which includes deposits by reference to which the Adjusted LIBO Rate in respect of such Borrowing is determined. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subordinated Debt": any Indebtedness Incurred by the Parent Borrower as permitted by Section 6.2(b).

        "Subordinated Debt Documents": all indentures, instruments, agreements and other documents evidencing or governing the Subordinated Debt or providing for any Guarantee or other right in respect thereof.

        "Subsidiary": with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

        "Subsidiary Guarantor": any Subsidiary that has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement. For the avoidance of doubt, no Foreign Subsidiary, Subsidiary of a Foreign Subsidiary, or Receivables Entity shall be required to become a Subsidiary Guarantor.

        "Swingline Exposure": at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

        "Swingline Lender": JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

        "Swingline Loan": a Loan made pursuant to Section 2.4.

        "Syndication Agent": The Bank of Nova Scotia, in its capacity as syndication agent.

        "Taxes": any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Tender Guarantee": a customary standby letter of credit or bank guarantee or surety issued by a Foreign Issuing Lender in favor of (actual or prospective) counterparties of the Parent Borrower or any of its Subsidiaries for the purpose of securing the obligations assumed under any tender, for construction work or other services.

        "Term Loan Commitment": with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan to the Parent Borrower hereunder during the Term Loan Commitment Period in a principal amount not to exceed the amount set forth under the heading "Term Loan Commitment" opposite such Lender's name on Schedule 1.1A hereto or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate principal amount of the Lenders' Term Loan Commitments is $750,000,000 as of the Effective Date.

        "Term Loan Commitment Period": the period from and including the Effective Date to and including the earlier of (a) the date that is six months after the Effective Date and (b) the date of termination of the Term Loan Commitments.

        "Term Loan Facility": as defined in the definition of Facility.

        "Term Loan Maturity Date": November 18, 2010.

        "Term Loans": Initial Term Loans and Incremental Term Loans.

        "Three-Month Secondary CD Rate": for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

        "Total Consolidated Assets": as at any date of determination, the total assets of the Parent Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as of the last day of the fiscal quarter ended immediately prior to the date of such determination for which financial statements have been (or are required pursuant to Section 5.1(a) or (b) to have been) delivered to the Administrative Agent pursuant to Section 5.1(a) or (b).

        "Total Domestic Exposure": at any time, the sum of the total Domestic Revolving Exposures.

        "Total Foreign Trade Exposure": at any time, the sum of the total Foreign Trade Exposures.

        "Total Global Exposure": at any time, the sum of the total Global Revolving Exposures.

        "Transactions": the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit and Foreign Credit Instruments hereunder.

        "Treaty": the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.

        "Type": when used in reference to any Loan or Borrowing, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined and the currency in which such Loan, or the Loans comprising such Borrowing, are denominated. For purposes hereof, "rate" shall include the Adjusted LIBO Rate, the Alternate Base Rate and any interest rate applicable to Canadian Dollar Loans, and "currency" shall include Dollars and any Qualified Global Currency permitted hereunder.

        "UCC": for any jurisdiction, the Uniform Commercial Code applicable in such jurisdiction.

        "Utilization Date": as defined in Section 2.6(g)(i).

        "Utilization Reduction Notice": as defined in Section 2.6(i)(i).

        "Utilization Request": as defined in Section 2.6(c).

        "Warranty Guarantee": a customary standby letter of credit or bank guarantee or surety issued by a Foreign Issuing Lender in favor of customers of the Parent Borrower or any of its Subsidiaries for the purpose of securing any warranty obligations of the Parent Borrower or such Subsidiary.

        "Wholly Owned Domestic Subsidiary": any Domestic Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower.

        "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

        "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Parent Borrower, provided that, in any event, each Risk Management Subsidiary shall be deemed to constitute a Wholly Owned Subsidiary Guarantor for the purposes of Sections 6.2 and 6.5.

        "Withdrawal Liability": liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.2.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

        SECTION 1.3.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar Equivalent approximately equal to such amount.

        SECTION 1.4.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if at any time after September 30, 2005 there shall occur any change in respect of GAAP from that used in the preparation of audited financial statements referred to in Section 5.1 in a manner that would have a material effect on any matter under Article VI, the Parent Borrower and the Administrative Agent will, within five Business Days of notice from the Administrative Agent or the Parent Borrower, as the case may be, to that effect, commence, and continue in good faith, negotiations with a view towards making appropriate amendments to the provisions hereof acceptable to the Required Lenders, to reflect as nearly as possible the effect of Article VI as in effect on the date hereof; provided further that, until such notice shall have been withdrawn or the relevant provisions amended in accordance herewith, Article VI shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

        SECTION 1.5.    Exchange Rates.    (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date to be used for calculating the Dollar Equivalent amounts of each currency in which a Global Revolving Loan, Alternative Currency Letter of Credit or unreimbursed LC Disbursement is denominated and (ii) give notice thereof to the Parent Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than for the purpose of converting into Dollars, under Sections 2.5(d), (e), (h), (j) and (k) and 2.14(b), the obligations of the Borrowers and the Domestic Revolving Lenders in respect of LC Disbursements that have not been reimbursed when due) be the Exchange Rates employed in converting any amounts between the applicable currencies.

        (b)   Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the Global Revolving Exposure or the Alternative Currency LC Exposure, as the case may be, on such date (after giving effect to any Global Revolving Loans to be made or any Alternative Currency Letters of Credit to be issued, renewed, extended or terminated in connection with such determination) and (ii) notify the Parent Borrower and, if applicable, each Issuing Lender of the results of such determination.

        SECTION 1.6.    Currency Conversion.    (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.

        (b)   If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent specifies to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

        SECTION 1.7.    Canadian Borrowing Provisions.    Certain borrowing and administrative provisions applicable to Canadian Dollar Loans are set forth in Schedule 1.7 and, in the event of any inconsistency between Schedule 1.7 and the other provisions of this Agreement as they relate to Canadian Dollar Loans, Schedule 1.7 shall govern.

ARTICLE II

THE CREDITS

        SECTION 2.1.    Commitments; Incremental Facilities.    (a) Subject to the terms and conditions set forth herein, each relevant Lender agrees (i) to severally make Initial Term Loans in Dollars to the Parent Borrower from time to time during the Term Loan Commitment Period in an aggregate principal amount not exceeding the Term Loan Commitment of such Lender, provided that, at 1:00 p.m., New York City time, on the last day of the Term Loan Commitment Period, the Available Term Loan Commitment of each Lender, if any, automatically shall be reduced to zero, (ii) to severally make Domestic Revolving Loans in Dollars to the Parent Borrower from time to time during the Domestic Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Domestic Revolving Exposure exceeding such Lender's Domestic Revolving Commitment and (iii) to severally make Global Revolving Loans in Dollars or one or more Qualified Global Currencies (as specified in the Borrowing Requests with respect thereto) to any Borrower from time to time during the Global Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender's Global Revolving Exposure exceeding such Lender's Global Revolving Commitment or (B) the aggregate outstanding principal amount of such Lender's Canadian Dollar Loans at such time exceeding such Lender's Canadian Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow Domestic Revolving Loans and any Borrower may borrow, prepay and reborrow Global Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

        (b)   So long as no Default or Event of Default (including, on a pro forma basis, pursuant to Section 6.1) shall be in existence or would be caused thereby, the Parent Borrower and any one or more Lenders may from time to time agree that such Lenders (or any other additional bank, financial institution or other entity which becomes a Lender pursuant to this Section 2.1(b)) shall add an additional term loan facility (the loans thereunder, the "Incremental Term Loans") and/or increase the Commitments in respect of any of the Facilities by executing and delivering to the Administrative Agent an Incremental Facility Activation Notice specifying (i) the amount of such Incremental Term Loans and/or Commitment increase, and (ii) in the case of any Incremental Term Loans, (A) the applicable Incremental Term Loan Maturity Date, (B) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.11(b) and (C) the Applicable Rate for such Incremental Term Loans; provided that the aggregate principal amount of borrowings of Incremental Term Loans and Commitment increases shall not exceed $250,000,000; provided, further, that, notwithstanding the foregoing proviso, the aggregate principal amount of the Foreign Trade Commitments may be further increased by an amount not to exceed €21,287,500.00. If the Applicable Rate for such Incremental Term Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Loans, with such fees or discount being equated to the interest rates in a manner reasonably determined by the Administrative Agent in consultation with the Parent Borrower based on an assumed four-year life to maturity) exceeds the Applicable Rate for the other Term Loans by more than 0.50%, the Applicable Rate relating to such other Term Loans shall be adjusted to be equal to the Applicable Rate for such Incremental Term Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Loans, calculated in the manner provided above) minus 0.50%. Except for pricing, amortization and maturity, the terms of the Incremental Term Loans will be the same as the terms of the Initial Term Loans. In the case of any increase in the Commitments under any Facility (other than any Incremental Term Loan Facility), the terms applicable to such increased Commitments and the Loans thereunder shall be the same as the terms applicable to the Facility being so increased. In the case of any increase of the Foreign Trade Facility, any new Lender added in connection with such increase must be reasonably acceptable to the Administrative Agent and the Foreign Trade Facility Agent. No Lender shall have any obligation to participate in any Incremental Term Loan or other increase described in this paragraph unless it agrees to do so in its sole discretion. Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a "Lender" under this Agreement in connection with the making of any Incremental Term Loan or the making of any additional Commitment shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

        SECTION 2.2.    Loans and Borrowings.    (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided that (i) each Global Revolving Loan (other than Canadian Dollar Loans) shall be made by the Global Revolving Lenders ratably in accordance with their respective Available Global Revolving Commitments and (ii) each Canadian Dollar Loan shall be made by the Canadian Lenders ratably in accordance with their respective Canadian Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

        (b)   Subject to Section 2.16, (i) each Revolving Borrowing denominated in Dollars and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith and (ii) each Qualified Global Currency Borrowing shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)   At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that (i) an ABR Domestic Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Domestic Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) and (ii) an ABR Global Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Global Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. No more than 20 Eurocurrency Borrowings may be outstanding at any one time under the Facilities other than the Global Revolving Facility. Unless otherwise agreed by the Administrative Agent, no more than 10 Eurocurrency Borrowings may be outstanding at any one time under the Global Revolving Facility.

        (d)   Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Domestic Revolving Maturity Date, Global Revolving Maturity Date, Term Loan Maturity Date or Incremental Term Loan Maturity Date, as applicable.

        SECTION 2.3.    Requests for Borrowings.    To request a Revolving Borrowing or a Term Loan Borrowing, the relevant Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or if the request is delivered in London, 11:00 a.m., London time), three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Domestic Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and (x) signed by the Parent Borrower and, in the case of Borrowings by a Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower or (y) in the case of Borrowings by a Foreign Subsidiary Borrower, signed by the Parent Borrower or such Foreign Subsidiary Borrower, as specified by the Parent Borrower by prior written notice to the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2: (i) the Borrower requesting such Borrowing (and be signed on behalf of such Borrower); (ii) the Class and Type of the requested Borrowing; (iii) the aggregate amount of such Borrowing; (iv) the date of such Borrowing, which shall be a Business Day; (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; (vi) the location and number of the relevant Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7; and (vii) the currency of such Borrowing (which shall be in Dollars in the case of Term Loans, Domestic Revolving Loans and Swingline Loans, and otherwise shall be in Dollars or a Qualified Global Currency). If no election as to the currency of a Global Revolving Borrowing is specified in any such notice, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if denominated in Dollars or a Eurocurrency Borrowing if denominated in a Qualified Global Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        SECTION 2.4.    Swingline Loans.    (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Parent Borrower from time to time during the Domestic Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000 or (ii) the sum of the total Domestic Revolving Exposures exceeding the total Domestic Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow Swingline Loans.

        (b)   To request a Swingline Loan, the Parent Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy promptly thereafter), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Parent Borrower. The Swingline Lender shall make each Swingline Loan available to the Parent Borrower by means of a credit to the general deposit account of the Parent Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the applicable Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

        (c)   The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Domestic Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Domestic Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Domestic Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loans. Each Domestic Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loans. Each Domestic Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Domestic Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Domestic Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Domestic Revolving Lenders. The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Parent Borrower (or other party on behalf of the Parent Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Domestic Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Parent Borrower of its obligation to repay such Swingline Loan.

        SECTION 2.5.    Letters of Credit.    (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Lender, at any time and from time to time during the Domestic Revolving Availability Period. Notwithstanding the foregoing, the account party for each Letter of Credit shall be the Parent Borrower or the relevant Foreign Subsidiary Borrower, as specified by the Administrative Agent and the applicable Issuing Lender in consultation with the Parent Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit described on Schedule 2.5 (the "Existing Letters of Credit") shall be deemed to be "Letters of Credit" for all purposes of this Agreement and the other Loan Documents.

        (b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the relevant Borrower shall deliver to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice specifying the name of the relevant Borrower and requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be Dollars or, subject to Section 2.22, an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the relevant Borrower also shall submit a letter of credit application on such Issuing Lender's standard form in connection with any request for a Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit, the Administrative Agent shall calculate the Dollar Equivalent of such Letter of Credit and shall notify the Parent Borrower, the relevant Borrower and the applicable Issuing Lender of the amount of the Total Domestic Exposure after giving effect to (i) the issuance of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Domestic Revolving Loans or Swingline Loans that (based upon notices delivered to the Administrative Agent by the Parent Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Parent Borrower and the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $275,000,000, (ii) the LC Exposure with respect to Letters of Credit denominated in Dollars, pounds sterling and Euros shall not exceed $275,000,000, (iii) the Alternative Currency LC Exposure with respect to Letters of Credit denominated in any Alternative Currency (other than pounds sterling or Euros) shall not exceed $75,000,000 and (iv) the Total Domestic Exposure shall not exceed the total Domestic Revolving Commitments.

        (c)    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Domestic Revolving Maturity Date, provided that notwithstanding the foregoing, Letters of Credit having an aggregate face amount not in excess of $75,000,000 may provide for an expiration date that is more than one year after the date of issuance, so long as such expiration date does not extend beyond the date referred to in clause (ii) above.

        (d)    Participations.    By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, the applicable Issuing Lender hereby grants to each Domestic Revolving Lender, and each Domestic Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Domestic Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of such Issuing Lender, such Lender's Applicable Percentage of (i) each LC Disbursement made by such Issuing Lender in Dollars and (ii) the Dollar Equivalent, using the Exchange Rates on the date such payment is required, of each LC Disbursement made by such Issuing Lender in an Alternative Currency and, in each case, not reimbursed by the relevant Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        (e)    Reimbursement.    If the applicable Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars, or (subject to the two immediately succeeding sentences) the applicable Alternative Currency, not later than 12:00 noon, New York City time or the relevant local time, as applicable, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time or the relevant local time, as applicable, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time or the relevant local time, as applicable, on the Business Day immediately following the day that such Borrower receives such notice; provided that, in the case of any LC Disbursement made in Dollars, the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed in Dollars with an ABR Domestic Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Domestic Revolving Borrowing or Swingline Loan. If the relevant Borrower's reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Lender or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement. If the relevant Borrower fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, such Borrower's obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Lender and each other Domestic Revolving Lender of the applicable LC Disbursement, the Dollar Equivalent thereof (if such LC Disbursement relates to an Alternative Currency Letter of Credit), the payment then due from such Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Domestic Revolving Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the payment then due from the relevant Borrower (determined as provided in clause (i) above, if such payment relates to an Alternative Currency Letter of Credit), in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Domestic Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender in Dollars the amounts so received by it from the Domestic Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Domestic Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Domestic Revolving Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of ABR Domestic Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

        (f)    Obligations Absolute.    A Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any application for the issuance of a Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that neither of the foregoing sentences shall be construed to excuse such Issuing Lender from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Lender's gross negligence, willful misconduct or failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

        (g)    Disbursement Procedures.    The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly notify the Administrative Agent and the relevant Borrower by telephone (confirmed by telecopy promptly thereafter) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the relevant Borrower of its obligation to reimburse such Issuing Lender and the Domestic Revolving Lenders with respect to any such LC Disbursement.

        (h)    Interim Interest.    If an Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Domestic Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.15(c) shall apply; provided further that, in the case of an LC Disbursement made under an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the Business Day immediately succeeding such LC Disbursement, (A) be payable in the applicable Alternative Currency and (B) if not reimbursed on the date of such LC Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Lender to be the cost to such Issuing Lender of funding such LC Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time and (ii) in the case of any LC Disbursement that is reimbursed after the Business Day immediately succeeding such LC Disbursement (A) be payable in Dollars, (B) accrue on the Dollar Equivalent, calculated using the Exchange Rates on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to ABR Revolving Loans, subject to Section 2.15(c). Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Domestic Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

        (i)    Replacement of any Issuing Lender.    Any Issuing Lender may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Lender. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.14(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of such Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Lender" shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

        (j)    Cash Collateralization.    If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Domestic Revolving Lenders with LC Exposure representing at least 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Domestic Revolving Lenders, an amount in Dollars and in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in paragraph (h) or (i) of Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to a Borrower. Each Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.12(c). Each such deposit pursuant to this paragraph or pursuant to Section 2.12(c) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of each Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the relevant Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the relevant Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Domestic Revolving Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.12(c), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, such Borrower would remain in compliance with Section 2.12(c), and no Event of Default shall have occurred and be continuing.

        (k)    Conversion.    In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to Section 2.5(j), if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Domestic Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Lender pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Domestic Revolving Lender's participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Lender or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

        (l)    Additional Issuing Lenders.    The Parent Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Domestic Revolving Lender, designate one or more additional Domestic Revolving Lenders to act as an issuing lender under the terms of this Agreement, provided that the total number of Domestic Revolving Lenders so designated at any time plus the total number of Issuing Lenders pursuant to clause (c) of the definition of the term "Issuing Lenders" at such time shall not exceed five. Any Domestic Revolving Lender designated as Issuing Lender pursuant to this paragraph (1) shall be deemed to be an "Issuing Lender" for the purposes of this Agreement (in addition to being a Domestic Revolving Lender) with respect to Letters of Credit issued by such Domestic Revolving Lender.

        (m)    Reporting.    Each Issuing Lender will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such Issuing Lender shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, the relevant Borrower and amount of such LC Disbursement.

        SECTION 2.6.    Foreign Credit Instruments.    (a) Foreign Trade Commitments.  Subject to the terms and conditions set forth herein, each Foreign Issuing Lender severally agrees to issue bilateral Foreign Credit Instruments, Fronted Foreign Credit Instruments and Joint Signature Foreign Credit Instruments in an aggregate principal amount not exceeding the Foreign Trade Commitment of such Lender. Each Existing Foreign Credit Instrument issued by a Foreign Issuing Lender shall be deemed for all purposes of this Agreement to constitute a Foreign Credit Instrument issued by such Lender and the Foreign Trade Commitment of such Lender shall be deemed utilized in an amount equal to the Euro Equivalent of all Existing Foreign Credit Instruments issued by it and determined as of the Effective Date, subject to subsequent determinations of such Euro Equivalent pursuant to Section 2.6(l); provided that (i) with respect to any Existing Foreign Credit Instrument listed on Part B of Schedule 2.6(a), until the execution and delivery, in accordance with Section 2.23(b), of a Borrowing Subsidiary Agreement by the relevant account party under such Foreign Credit Instrument, the Parent Borrower, the Administrative Agent and the Foreign Trade Facility Agent, the rights and obligations of such account party and the relevant Foreign Issuing Lender shall be governed by the documents and instruments evidencing or governing such Foreign Credit Instrument immediately prior to the Effective Date and (ii) with respect to any standby letter of credit, bank guarantee or surety which is not listed on Schedule 2.6(a) and which has been designated an Existing Foreign Credit Instrument as provided under clause (b) of the definition thereof, such instrument shall be deemed to be an Existing Foreign Credit Instrument as of the date of such designation (subject to compliance with all other provisions contained herein (including Section 2.6(d)) and such Foreign Issuing Lender's Foreign Trade Commitment not being exceeded due to the operation of this clause (ii)). Each Foreign Issuing Lender hereby confirms that the Existing Foreign Credit Instruments issued by it conform to the Mandatory Requirements.

        (b)    Extension Option.    (i) The Parent Borrower may, not more than twice during the term of this Agreement, by written notice to the Administrative Agent and the Foreign Trade Facility Agent (such notice being an "Extension Notice") delivered no later than 90 and not more than 180 days prior to the second anniversary of the Effective Date (or, in the case of the second such notice, no later than 90 and not more than 180 days prior to the date that is two years after such second anniversary) (the date of such notice, the "Notice Date"), request the Foreign Issuing Lenders to extend the then applicable Foreign Trade Maturity Date for an additional two years (the "Extended Foreign Trade Maturity Date"). The Foreign Trade Facility Agent shall promptly transmit any Extension Notice to each Foreign Issuing Lender. Each Foreign Issuing Lender shall notify the Foreign Trade Facility Agent whether it wishes to extend the then applicable Foreign Trade Maturity Date at least 60 days prior to such anniversary of the Effective Date, and any such notice given by a Foreign Issuing Lender to the Foreign Trade Facility Agent, once given, shall be irrevocable as to such Lender. The Foreign Trade Facility Agent shall promptly notify the Administrative Agent and the Parent Borrower of each Foreign Issuing Lender's notice that it wishes to extend (each, an "Extension Acceptance Notice"). Any Lender which does not expressly notify the Foreign Trade Facility Agent on or before the date that is 60 days prior to the then applicable anniversary of the Effective Date that it wishes to so extend the then applicable Foreign Trade Maturity Date shall be deemed to have rejected the Parent Borrower's request for extension of such Foreign Trade Maturity Date. Foreign Issuing Lenders consenting to extend the then applicable Foreign Trade Maturity Date are hereinafter referred to as "Extending Lenders", and Foreign Issuing Lenders declining to consent to extend such Foreign Trade Maturity Date (or Lenders deemed to have so declined) are hereinafter referred to as "Non-Extending Lenders". If the Majority Facility Lenders in respect of the Foreign Trade Facility have elected (in their sole and absolute discretion) to so extend the then applicable Foreign Trade Maturity Date, the Foreign Trade Facility Agent shall notify the Administrative Agent and the Parent Borrower of such election by such Majority Facility Lenders no later than five Business Days after the date when Extension Acceptance Notices are due, and effective on the date of such notice by the Foreign Trade Facility Agent to the Administrative Agent and the Parent Borrower (the "Extension Date"), the Foreign Trade Maturity

Date shall be automatically and immediately so extended to the Extended Foreign Trade Maturity Date. No extension will be permitted hereunder without the consent of the Majority Facility Lenders under the Foreign Trade Facility. Upon the delivery of an Extension Notice and upon the extension of the Foreign Trade Maturity Date pursuant to this Section 2.6(b)(i), the Parent Borrower shall be deemed to have represented and warranted on and as of the Notice Date and the Extension Date, as the case may be, that no Default or Event of Default has occurred and is continuing. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation to extend the Foreign Trade Maturity Date, and each Lender may at its option, unconditionally and without cause, decline to extend the Foreign Trade Maturity Date. Upon request of the Parent Borrower, each Extending Lender may, by written notice to the Parent Borrower, the Administrative Agent and the Foreign Trade Facility Agent, increase its Foreign Trade Commitment to an amount agreed with the Parent Borrower, provided that the aggregate amount of the Foreign Trade Commitments of all Foreign Issuing Lenders following such increase does not exceed an amount equal to the amount of the Foreign Trade Facility at the time the relevant Extension Notice is given.

         (ii)  If the Foreign Trade Maturity Date shall have been extended in accordance with Section 2.6(b)(i), all references herein to the "Foreign Trade Maturity Date" shall refer to the Extended Foreign Trade Maturity Date.

        (iii)  The Foreign Trade Commitment of each Non-Extending Lender shall be cancelled and reduced to zero on the Foreign Credit Maturity Date applicable immediately prior to the relevant extension (the "Non-Extending Lender Maturity Date") and, from and after the date such Lender becomes a Non-Extending Lender, such Lender shall not issue any Foreign Credit Instrument that matures after such Non-Extending Lender Maturity Date.

        (iv)  To the extent any Foreign Credit Instruments (including Fronted Foreign Credit Instruments) issued by a Non-Extending Lender are outstanding on the Non-Extending Lender Maturity Date, the relevant Non-Extending Lender may, in its discretion and with at least 30 days' prior written notice to the relevant Borrower, require that such Borrower provide Cash Cover (or any other credit support (including Counter-Guarantees) to be agreed upon with the Parent Borrower at such Lender's full discretion) not later than the Non-Extending Lender Maturity Date (the "Cash Cover Extension").

         (v)  Each outstanding Foreign Credit Instrument issued by a Non-Extending Lender shall, as of the Non-Extending Lender Maturity Date, cease to be treated as a Foreign Credit Instrument issued under this Agreement. Except to the extent otherwise agreed by such Non-Extending Lender and the Parent Borrower, Sections 2.6(h), 2.6(m)(v), 2.6(m)(vi), 2.6(n)(iii), 2.6(n)(v) and 2.10(a) of this Agreement shall be applicable mutatis mutandis with respect to the outstanding Foreign Credit Instruments issued by such Non-Extending Lender as if such provisions had been agreed in a bilateral agreement between the relevant Borrower and the Non-Extending Lender. In the case of a Cash Cover Extension, the relevant Non-Extending Lender shall pay, at the end of each month, interest on the amount deposited by the relevant Borrower with it pursuant to Section 2.6(m)(v), to be calculated on a daily basis (A) if the deposited amount is in Euros, at a rate of EONIA and (B) in the case of any other currency, the rate reasonably determined by such Lender as the rate such Lender would receive for overnight deposits in the relevant currency from any other bank or financial institution, in each case minus 0.15% per annum.

        (c)    Procedure for Issuance and Reversals.    Each Borrower may, at any time and from time to time during the period from the Effective Date until the Foreign Trade Maturity Date, request the issuance of Foreign Credit Instruments or an extension or other amendment of any outstanding Foreign Credit Instrument by sending to the Foreign Trade Facility Agent a duly completed request for issuance (each, a "Utilization Request") by electronic transfer using the db direct internet in accordance with the terms of the DB Direct Internet Agreement. Only if for technical reasons it should not be possible to make a request for issuance through db direct internet, such request may be made (to be pre-advised by telephone by the relevant Borrower) via fax or by letter, in substantially the form of Exhibit K, in each case to a fax number or address agreed with the Foreign Trade Facility Agent for this purpose, receipt of such fax or letter to be promptly confirmed by the Foreign Trade Facility Agent by telephone to a number agreed with the relevant Borrower for this purpose, provided that in such case explicit reference has to be made to this Agreement and the Foreign Trade Facility Agent shall in such case not be held responsible for a delayed processing of such Utilization Request unless such delayed processing is caused by gross negligence or willful misconduct on the part of the Foreign Trade Facility Agent following the confirmation of the receipt of the relevant fax or letter. As the Foreign Trade Facility Agent will not, in the event a Utilization Request is submitted by telefax, be in a position to verify whether such Utilization Request has been duly authorized and sent by the relevant Borrower, each Borrower hereby agrees that the Foreign Trade Facility Agent shall be entitled to execute all Utilization Requests received by telefax if on their face such telefax letters seem to be duly authorized and executed by persons acting on behalf of such Borrower who have been identified as authorized signatories in annex 1.3.1 to the DB Direct Internet Agreement or in the officer's certificate furnished pursuant to Section 4.1(i). Neither the Foreign Trade Facility Agent nor any of the Lenders shall be held liable for the execution of any forged Utilization Request received by telefax except where the forgery is evident or the Foreign Trade Facility Agent or the respective Foreign Issuing Lender acted in gross negligence or willful misconduct. No Utilization Request will be regarded as having been duly completed unless:

            (i)  the requested Foreign Credit Instrument would constitute a Warranty Guarantee, a Performance Guarantee, an Advance Payment Guarantee, a Tender Guarantee, a Counter-Guarantee or a General Purpose Guarantee;

           (ii)  the proposed wording (if any) for the requested Foreign Credit Instrument is in accordance with the Mandatory Requirements;

          (iii)  the requested Foreign Credit Instrument is denominated in a Permitted Currency or any other currency agreed by the Foreign Issuing Lender determined by the Foreign Trade Facility Agent as the Foreign Issuing Lender to issue the requested Foreign Credit Instrument in accordance with Section 2.6(g);

          (iv)  the specific expiry date of the requested Foreign Credit Instrument, which must not be linked to any events in the underlying contract and which is not subject to any interpretation, or, if the requested Foreign Credit Instrument does not provide for such determination of a specific expiry date, the Commercial Lifetime, shall fall within the Permitted Maturity;

           (v)  the obligor of the obligations to be secured by the requested Foreign Credit Instrument is named; and

          (vi)  upon issuance of the requested Foreign Credit Instrument (for this purpose such Foreign Credit Instrument is deemed to be issued at the time of receipt of the Utilization Request therefor by the Foreign Trade Facility Agent), the thresholds for the different types of Foreign Credit Instruments set forth under Section 2.6(d) would not be exceeded.

Only one Foreign Credit Instrument may be requested in each Utilization Request. A Utilization Request may only be revoked by the relevant Borrower (x) until the Foreign Trade Facility Agent has forwarded the Utilization Request to the relevant Foreign Issuing Lender in accordance with Section 2.6(g), by giving notice to the Foreign Trade Facility Agent or (y) thereafter, by giving notice to the relevant Foreign Issuing Lender which has to be received by such Lender at a time when such Lender will, with reasonable efforts, still be in a position to stop the delivery of the relevant Foreign Credit Instrument to the relevant beneficiary or any other Person as instructed by such Borrower. In such case, the relevant Foreign Issuing Lender shall promptly inform the Foreign Trade Facility Agent and the relevant Borrower that the requested Foreign Credit Instrument has not been issued. No

Foreign Issuing Lender shall be required to issue a Foreign Credit Instrument in any jurisdiction that would impose withholding taxes on any payments in respect of such Foreign Credit Instrument.

        (d)    Limitations on Use.    The Borrowers may only request the issuance of Foreign Credit Instruments if:

            (i)  the Euro Equivalent of the requested Foreign Credit Instrument, when aggregated with the Euro Equivalent of all other outstanding Foreign Credit Instruments and unreimbursed Foreign Credit Disbursements as of the time of receipt of the relevant Utilization Request, does not exceed the total Foreign Trade Commitments;

           (ii)  if the requested Foreign Credit Instrument constitutes a Warranty Guarantee, the Euro Equivalent of such Foreign Credit Instrument, when aggregated with the Euro Equivalent of all other outstanding Warranty Guarantees and unreimbursed Foreign Credit Disbursements in respect of Warranty Guarantees as of the time of receipt of the relevant Utilization Request, does not exceed 30% of the total Foreign Trade Commitments;

          (iii)  if the requested Foreign Credit Instrument constitutes a Performance Guarantee, the Euro Equivalent of such Foreign Credit Instrument, when aggregated with the Euro Equivalent of all other outstanding Performance Guarantees and unreimbursed Foreign Credit Disbursements in respect of Performance Guarantees as of the time of receipt of the relevant Utilization Request, does not exceed 60% of the total Foreign Trade Commitments;

          (iv)  if the requested Foreign Credit Instrument constitutes an Advance Payment Guarantee, the Euro Equivalent of such Foreign Credit Instrument, when aggregated with the Euro Equivalent of all other outstanding Advance Payment Guarantees and unreimbursed Foreign Credit Disbursements in respect of Advance Payment Guarantees as of the time of receipt of the relevant Utilization Request, does not exceed 45% of the total Foreign Trade Commitments;

           (v)  if the requested Foreign Credit Instrument constitutes a Tender Guarantee, the Euro Equivalent of such Foreign Credit Instrument, when aggregated with the Euro Equivalent of all other outstanding Tender Guarantees and unreimbursed Foreign Credit Disbursements in respect of Tender Guarantees as of the time of receipt of the relevant Utilization Request, does not exceed 10% of the total Foreign Trade Commitments; and

          (vi)  if the requested Foreign Credit Instrument constitutes a General Purpose Guarantee, the Euro Equivalent of such Foreign Credit Instrument, when aggregated with the Euro Equivalent of all other outstanding General Purpose Guarantees and unreimbursed Foreign Credit Disbursements in respect of General Purpose Guarantees as of the time of receipt of the relevant Utilization Request, does not exceed 10% of the total Foreign Trade Commitments.

If the Foreign Trade Facility Agent is of the opinion that a requested Foreign Credit Instrument is not of the type as specified in the Utilization Request by a Borrower or if the type of Foreign Credit Instrument is not clearly specified in the relevant Utilization Request, the Foreign Trade Facility Agent shall reasonably determine the type of the requested Foreign Credit Instrument based on the purpose (or, if such Foreign Credit Instrument is intended to serve more than one purpose, the primary purpose) assumed by the Foreign Trade Facility Agent on the basis of the wording of the relevant requested Foreign Credit Instrument and the facts and circumstances known to it at the time of the receipt of such Utilization Request, and the Foreign Trade Facility Agent shall inform such Borrower accordingly of such determination. If the Foreign Trade Facility Agent and the relevant Borrower mutually determine at a later stage that a Foreign Credit Instrument shall fall into another category, such re-qualification shall be taken into account for the purpose of this Section 2.6(d). No Foreign Credit Instruments shall be issued (and no Borrower shall make such a Utilization Request) which serve as security for obligations of any Person other than a Borrower or a Subsidiary.

        (e)    Deviations from Foreign Credit Instrument Requirements.    No Foreign Credit Instrument shall be issued by any Foreign Issuing Lender if the Mandatory Requirements are not fulfilled. No Foreign Issuing Lender shall be obliged to issue a Foreign Credit Instrument (i) which does not fulfill the Dispensable Requirements, (ii) which shall be issued in a currency other than a Permitted Currency, or (iii) if the issuance of the relevant Foreign Credit Instrument is not permitted pursuant to its internal rules and guidelines. In order to avoid a rejection of any issuance of a Foreign Credit Instrument requested by a Borrower due to non-compliance of its terms with the Dispensable Requirements, each Borrower hereby undertakes that, with respect to any Foreign Credit Instrument to be issued where the Borrower considers it reasonably likely that it will not be in a position to negotiate with the relevant future beneficiary terms for the relevant Foreign Credit Instrument which will meet the Dispensable Requirements, such Borrower will as soon as possible approach the Foreign Trade Facility Agent which shall determine the Foreign Issuing Lender which should issue such Foreign Credit Instrument by applying Section 2.6(f) mutatis mutandis. Each Borrower shall seek advice from the Foreign Issuing Lender determined by the Foreign Trade Facility Agent as the relevant Foreign Issuing Lender with respect to all Foreign Credit Instrument related issues during its negotiations of the underlying contract with the potential beneficiary of such Foreign Credit Instrument. In cases where, in spite of such Borrower's commercially reasonable efforts, fulfillment of the Dispensable Requirements appears unachievable, the relevant Foreign Issuing Lender and such Borrower shall try to reach an agreement on an indemnity in favor of such Lender which allows such Lender to issue the relevant Foreign Credit Instrument in its contractual relationship with such Borrower, provided that the right of the relevant Foreign Issuing Lender to reject the issuance of the requested Foreign Credit Instrument shall remain unaffected.

        (f)    Determination of Foreign Issuing Lender.    (i) Following the receipt of a Utilization Request, the Foreign Trade Facility Agent shall determine whether in its opinion the requested Foreign Credit Instrument fulfills the conditions under Sections 2.6(c) and 2.6(d). If the Foreign Trade Facility Agent is of the opinion that the requested Foreign Credit Instrument does not fulfill such conditions it shall promptly inform the relevant Borrower and shall liaise with such Borrower with a view to agree on a modification of such Utilization Request. If no such agreement can be reached, the Foreign Trade Facility Agent shall reject the Utilization Request. If the Foreign Trade Facility Agent is of the opinion (as the case may be, following a modification of such Utilization Request) that the conditions under Sections 2.6(c) and 2.6(d) are fulfilled and no specific Foreign Issuing Lender has been determined in accordance with clause (iii) below it shall forward such Utilization Request for issuance of the relevant Foreign Credit Instrument to the Foreign Issuing Lender(s) determined in accordance with clause (ii) below.

         (ii)  In order to ensure that the Foreign Credit Instruments are issued substantially on a pro rata basis, the Foreign Trade Facility Agent shall allocate the Foreign Credit Instrument to the Foreign Issuing Lender with the lowest relative utilization of its Foreign Trade Commitment as of the time of receipt of such Utilization Request and, if two or more Foreign Issuing Lenders have an identical relative utilization of their respective Foreign Trade Commitments, the Foreign Trade Facility Agent shall allocate the Foreign Credit Instrument to one of these Foreign Issuing Lenders in its free discretion.

        (iii)  If a Borrower informs the Foreign Trade Facility Agent that in its reasonable opinion (or if the Foreign Trade Facility Agent reasonably believes that) the beneficiary of the relevant Foreign Credit Instrument will only accept a specific Foreign Issuing Lender or a Foreign Issuing Lender meeting specific criteria as issuer or if for any other commercial or legal reason a specific Foreign Credit Instrument should, in the reasonable opinion of the Foreign Trade Facility Agent, be issued by a specific Foreign Issuing Lender, the Foreign Trade Facility Agent shall deviate from (ii) above and allocate the requested Foreign Credit Instrument to (A) such Foreign Issuing Lender, provided that such Lender has a sufficient unused Foreign Trade Commitment or (B) any Foreign Issuing Lender

meeting the respective criteria which has a sufficient unused Foreign Trade Commitment, provided that in the case of this clause (B), the Foreign Trade Facility Agent shall allocate the Foreign Credit Instrument among the qualifying Foreign Issuing Lenders applying the rules set forth under clause (ii) above mutatis mutandis.

        (iv)  If the Foreign Trade Facility Agent determines that, due to the amount of the requested Foreign Credit Instrument, the requested Foreign Credit Instrument cannot be issued by a single Foreign Issuing Lender, it shall promptly inform the relevant Borrower and such Borrower shall then either withdraw the relevant Utilization Request or instruct the Foreign Trade Facility Agent that the relevant Foreign Credit Instrument:

          (A)  shall be split into two or, if necessary due to the amount of the Foreign Credit Instrument, more Foreign Credit Instruments issued by several Foreign Issuing Lenders (to be determined in accordance with clauses (ii) and (iii) above);

          (B)  shall be issued as a Joint Signature Foreign Credit Instrument in accordance with Section 2.6(k); or

          (C)  if in the reasonable opinion of such Borrower the procedures under the foregoing clauses (A) and (B) will not be acceptable to the beneficiary or for other reasons not feasible, shall be issued as a Fronted Foreign Credit Instrument in accordance with Section 2.6(j).

         (v)  In no event shall the aggregate amount of the sum of the Euro Equivalent of all Foreign Credit Instruments issued by a Foreign Issuing Lender plus the Euro Equivalent of all unreimbursed Foreign Credit Disbursements of such Lender exceed the amount of such Lender's Foreign Trade Commitment.

        (g)    Issuance of Foreign Credit Instruments.    (i) The Foreign Trade Facility Agent shall promptly forward each Utilization Request to the respective Foreign Issuing Lender(s) no later than 3:00 p.m., Düsseldorf time, on the Business Day following the day it has received such Utilization Request (or, if such day is not a Business Day, on the Business Day following the first Business Day after the day the Foreign Trade Facility Agent has received the Utilization Request) (the "Latest Notification Day"). The Foreign Trade Facility Agent shall determine in its notice to the relevant Foreign Issuing Lender the day on which the requested Foreign Credit Instrument shall be issued (such day being the "Utilization Date") which shall be the second Business Day of such Foreign Issuing Lender immediately following its receipt of the Utilization Request. If, on the Utilization Date, banks are not open for business at the place of the Lending Office of the relevant Foreign Issuing Lender determined in accordance with Section 2.6(f)(ii) but are open for business at the place of the Lending Office of any other Foreign Issuing Lender, the Foreign Trade Facility Agent shall allocate the Foreign Credit Instrument in accordance with Section 2.6(f)(ii) to another Foreign Issuing Lender which is open for business at such day which shall then act as the relevant Foreign Issuing Lender to which the Utilization Request shall be forwarded. Such Foreign Issuing Lender(s) shall issue the respective Foreign Credit Instrument(s) on the Utilization Date unless such Foreign Issuing Lender informs the Foreign Trade Facility Agent and the relevant Borrower on or prior to 5:00 p.m., Düsseldorf time, on the Utilization Date that (and for which reasons) (x) it will not be able to issue the relevant Foreign Credit Instrument on the Utilization Date (in which case the Foreign Issuing Lender shall inform the Foreign Trade Facility Agent and such Borrower when it will be able to issue the relevant Foreign Credit Instrument) or (y) it will not be able to issue the Foreign Credit Instrument at all (1) due to its internal rules and guidelines, or (2) due to any applicable law or regulation with which it has to comply, or (3) due to the currency (other than any Permitted Currency) in which the Foreign Credit Instrument shall be issued, (4) because it is of the opinion that the Mandatory Requirements are not fulfilled or (5) because it is of the opinion that the Dispensable Requirements are not fulfilled.

         (ii)  If a Foreign Credit Instrument shall be issued on the same day the Utilization Request is delivered to the Foreign Trade Facility Agent (or if such day is not a Business Day, the following Business Day), the relevant Borrower shall inform the Foreign Trade Facility Agent in advance by telephone that the requested Foreign Credit Instrument shall be issued on the same day (or if such day is not a Business Day, the following Business Day). The Foreign Trade Facility Agent shall promptly inform the relevant Foreign Issuing Lender accordingly which shall be obliged to use commercially reasonable efforts to issue the Foreign Credit Instrument on the same day as it receives the Utilization Request.

        (iii)  (A) In the cases referred to in clause (x) or clause (y)(3) of Section 2.6(g)(i) above, the Foreign Trade Facility Agent shall obtain, and follow, instructions from the relevant Borrower, (B) in the cases referred to in clause (y)(1), (2), (4) and (5) of Section 2.6(g)(i) above, the relevant Borrower shall agree with the relevant Foreign Issuing Lender any amendments necessary to the respective Foreign Credit Instrument to enable the relevant Foreign Issuing Lender to issue the relevant Foreign Credit Instrument and, in the case of sub-paragraph (y)(5), Section 2.6(e) shall apply mutatis mutandis, (C) if, in the cases referred to under (A) or (B) above, no agreement can be reached between the relevant Foreign Issuing Lender and the relevant Borrower, such Foreign Issuing Lender shall reject the request to issue the requested Foreign Credit Instrument and the Foreign Trade Facility Agent shall promptly allocate the Foreign Credit Instrument to another Foreign Issuing Lender and the time for issuance of the Foreign Credit Instrument shall be postponed to the extent necessary for practical reasons. Such Foreign Issuing Lender shall promptly inform the Foreign Trade Facility Agent about all changes agreed with such Borrower with respect to a Utilization Request in accordance with this clause (iii).

        (iv)  The relevant Foreign Issuing Lender may either issue the Foreign Credit Instrument directly or, if requested by and agreed with the relevant Borrower, arrange that the Foreign Credit Instrument (an "Indirect Foreign Credit Instrument") be issued by a second bank (including one of its affiliates) or financial institution (the "Indirect Foreign Issuing Lender") against its corresponding Counter-Guarantee. In case of an Indirect Foreign Credit Instrument, such Foreign Issuing Lender is entitled to receive, for payment to the Indirect Foreign Issuing Lender, separate fees and expenses in respect of such Indirect Foreign Credit Instrument in addition to the fees and expenses pursuant to Section 2.6(n). In line with international practices, the validity of a Counter-Guarantee in favor of the Indirect Foreign Issuing Lender will exceed the validity of the Indirect Foreign Credit Instrument by at least ten calendar days.

         (v)  If a Utilization Request is made to request an amendment (including an extension) of any outstanding Foreign Credit Instrument, the Foreign Trade Facility Agent shall forward the Utilization Request to the relevant Foreign Issuing Lender if the requirements of Section 2.6(d) are fulfilled. Clauses (i) through (iii) of Section 2.6(g) shall apply mutatis mutandis.

        (vi)  Each Foreign Issuing Lender shall comply at all times with the obligations set forth on Schedule 2.6(g).

       (vii)  If the relevant Foreign Issuing Lender has not rejected the request to issue a Foreign Credit Instrument, the requested currency of which is not a Permitted Currency, the relevant Borrower assumes all risks related thereto and shall reimburse all costs related to the procurement of such currency for honoring such Foreign Credit Instrument in such specific currency.

        (h)    Borrower Liabilities.    (i) If a Foreign Issuing Lender receives a request for payment under any Foreign Credit Instrument (including from a Fronting Guarantor or Indirect Foreign Issuing Lender under a Counter-Guarantee) issued by it, it shall promptly (and before any payment is made in respect thereof) inform the relevant Borrower, the Foreign Trade Facility Agent and the Administrative Agent accordingly. Such Foreign Issuing Lender may, upon receipt of such demand but not earlier than one Business Day following the notification of the relevant Borrower of the request for payment, make any payment (each, a "Foreign Credit Disbursement") in accordance with the terms of the relevant

Foreign Credit Instrument without any reference to or further authority from such Borrower or any other investigation or inquiry, provided that (A) the demand for payment appears on its face to be in compliance with the terms specified in such Foreign Credit Instrument, (B) the demand is not obviously fraudulent or forged or conclusive evidence is shown thereof and (C) in case of suretyships (other than upon first demand), such Lender will take into consideration permissible objections or defenses relating to the underlying commercial contract with the beneficiary to the extent that such Borrower, after having been advised of the receipt of a payment demand, has promptly given written evidence thereof to such Lender, in order that it can transmit the same to the beneficiary of such Foreign Credit Instrument.

         (ii)  Each Borrower shall, upon demand from the relevant Foreign Issuing Lender, irrevocably and unconditionally indemnify such Lender against any sum paid in accordance with clause (i) above under a Foreign Credit Instrument issued by such Lender at the request of such Borrower and against all other liabilities, reasonable costs (including any costs incurred in funding any amount paid by such Lender under or in connection with such Foreign Credit Instrument), claims, losses and expenses which such Lender may at any time (whether before, on or after the Foreign Trade Maturity Date) reasonably incur or sustain in connection with or arising out of any such Foreign Credit Instrument.

        (iii)  If a Foreign Issuing Lender has made payment to another Foreign Issuing Lender in accordance with Section 2.6(s), such Lender shall, in addition to any right assigned to it against the relevant Borrower in connection with such payment, be entitled to demand from such Borrower to be indemnified against any such payment in accordance with clause (ii) above.

        (iv)  Each Borrower agrees that if (A) it has requested the issuance of a surety payable upon first demand with respect to an obligation in the underlying contract (governed by German law) which provides for warranty and/or performance obligations to be secured by means of a Foreign Credit Instrument and (B) the classification of such obligation to provide for such surety payable upon first demand as an individual agreement between the relevant counterparties is disputed (clauses (A) and (B) together, the "Invalid First Demand Feature"), any invalidity of the underlying contract, the instruction to issue such Foreign Credit Instrument or of the Foreign Credit Instrument itself resulting from the Invalid First Demand Feature shall be disregarded for any purposes under and in connection with this Agreement, in particular in connection with the indemnity provided for in this Section 2.6(h), and that it will refrain (x) from taking any steps of any kind which are based on the Invalid First Demand Feature and which are destined to hinder the relevant Foreign Issuing Lender from fulfilling its obligations under and in connection with such Foreign Credit Instrument in compliance with its terms and (y) from disputing any reimbursement claims based on the Invalid First Demand Feature, unless it provides such Foreign Issuing Lender with obvious and undisputable documentary evidence for a fraudulent demand under such Foreign Credit Instrument enabling and giving such Lender the right to refuse to honor such a demand.

          (i)  Reversal of Foreign Credit Instruments. (i) Each Foreign Issuing Lender will notify the Foreign Trade Facility Agent on each Business Day about any expiration or reduction of the Face Amount of any Foreign Credit Instrument or Counter-Guarantee issued by it which became effective the preceding Business Day (the "Foreign Credit Instrument Termination Date") (a "Utilization Reduction Notice"). With respect to:

          (A)  a Foreign Credit Instrument (other than a Counter-Guarantee or an Indirect Foreign Credit Instrument) which under its terms expires without any doubt if no demand has been received by such Foreign Issuing Lender on or before a specified expiry date, such Foreign Issuing Lender will, on the next Business Day following the expiry date, give a Utilization Reduction Notice, unless the terms of such Foreign Credit Instrument provide that it shall be governed in accordance with the laws of any country other than a country which has been a member state of the European Union as of December 2002 (in which case clause (B) below shall apply mutatis mutandis);

          (B)  a Foreign Credit Instrument (other than a Counter-Guarantee or an Indirect Foreign Credit Instrument) which, under its terms either does not provide for a specific expiry date or does not otherwise expire without any doubt if no demand for payment has been received by such Foreign Issuing Lender on or before a definite expiry date or in the case of a release of a Foreign Credit Instrument before the expiry date specified therein, such Foreign Issuing Lender will give a Utilization Reduction Notice (1) as and when the original of the Foreign Credit Instrument including all amendments, if any, is being received by it from the beneficiary or the relevant Borrower, or (2) after having received any explicit notice of release from the beneficiary in form and substance in accordance with the form provided in Schedule 2.6(i);

          (C)  a Counter-Guarantee, such Foreign Issuing Lender will give a Utilization Reduction Notice only upon being unconditionally discharged in writing from any respective liability by the Indirect Foreign Issuing Lender, or upon such Foreign Issuing Lender having paid the amount available under the Counter-Guarantee to the Indirect Foreign Issuing Lender, provided that if the Foreign Issuing Lender has been prevented from effecting such payment without delay, the Utilization Reduction Notice is subject to any assertion of damages on account of delay by the Indirect Foreign Issuing Lender;

          (D)  a Foreign Credit Instrument (other than a Counter-Guarantee) issued in connection with legal proceedings in Germany, such Foreign Issuing Lender will give a Utilization Reduction Notice only upon receipt of the original of the Foreign Credit Instrument for discharge from the beneficiary or upon the beneficiary's consent to the discharge or upon establishment of the expiry of the Foreign Credit Instrument by an executory order according to §109(2) of the German Code of Civil Procedure;

          (E)  a Foreign Credit Instrument (including a Counter-Guarantee where the related Indirect Foreign Credit Instrument is), expressly subject to the Uniform Rules for Demand Guarantees of the International Chamber of Commerce in Paris, such Foreign Issuing Lender will give a Utilization Reduction Notice if under said rules a reversal of a letter of credit or guarantee would have to be made;

          (F)  reductions of a Foreign Credit Instrument or an Indirect Foreign Credit Instrument / Counter-Guarantee, such Foreign Issuing Lender will give a Utilization Reduction Notice only if (1) the terms and conditions of any reduction clause of the terms of the Foreign Credit Instrument are, without any doubt, complied with or if the beneficiary or, in the case of an Indirect Foreign Credit Instrument, the Indirect Foreign Issuing Lender has certified in writing and unconditionally the reduction of the Foreign Credit Instrument or Counter-Guarantee respectively or (2) the Foreign Issuing Lender has effected partial payment pursuant to a demand; and

          (G)  any Foreign Credit Instrument in relation to which such Foreign Issuing Lender has effected full payment pursuant to a demand so that the beneficiary would not be entitled to claim any further payment, such Foreign Issuing Lender will give a Utilization Reduction Notice.

         (ii)  If a claim under a Foreign Credit Instrument is lodged with the relevant Foreign Issuing Lender after such Foreign Issuing Lender has given a Utilization Reduction Notice with respect to such Foreign Credit Instrument:

          (A)  such Foreign Issuing Lender shall effect payment only if such payment is expressly authorized by the relevant Borrower or ordered by a court decision, enforceable in the country where it was rendered; and

          (B)  the relevant Borrower shall (1) indemnify such Foreign Issuing Lender in accordance with Section 2.6(h) and (2) pay to such Foreign Issuing Lender an amount equal to the Foreign Credit Commission such Lender would have received if the relevant Foreign Credit Instrument would have been outstanding from the date the relevant Utilization Reduction Notice has been given until the date payment is made by such Borrower to the Foreign Issuing Lender in accordance with Section 2.6(h) minus the amount of the corresponding Foreign Credit Commitment Fee paid to such Foreign Issuing Lender pursuant to Section 2.6(m) in respect of such Foreign Credit Instrument for that period.

        (iii)  From and including the day the Utilization Reduction Notice is made, the Foreign Trade Facility Agent and the relevant Foreign Issuing Lender shall treat each Foreign Credit Instrument subject to such Utilization Reduction Notice for any calculations under this Agreement, as non-existing or, as the case may be, as reduced as specified in the Utilization Reduction Notice, provided that, for the purpose of calculating the fees in respect of the Foreign Trade Facility pursuant to Section 2.6(n), such Foreign Credit Instrument shall in any case be treated as non-existing, or, as the case may be, as reduced from the day following the Foreign Credit Instrument Termination Date.

        (j)    Fronted Foreign Credit Instruments.    (i) If a Foreign Credit Instrument for which a Utilization Request has been made shall be issued as a Fronted Foreign Credit Instrument, the relevant Borrower may request a specific Foreign Issuing Lender to act as Fronting Lender with respect to such Fronted Foreign Credit Instrument and, if no specific Foreign Issuing Lender is nominated by the Borrower as Fronting Lender, the Foreign Issuing Lender which has the Foreign Trade Commitment with the lowest percentage of utilization shall be requested to act as Fronting Lender with respect to such Fronted Foreign Credit Instrument. In case the Foreign Issuing Lender so determined is not in a position to accept such request due to internal policies or insufficient credit lines for the other Foreign Issuing Lenders which would act as Fronting Guarantors, it shall promptly inform such Borrower and the Foreign Trade Facility Agent accordingly. The Foreign Trade Facility Agent shall then, unless requested otherwise by such Borrower, forward the request to all other Foreign Issuing Lenders. The Foreign Issuing Lender whose acceptance will reach the Foreign Trade Facility Agent first shall then act as Fronting Lender with respect to the requested Fronting Foreign Credit Instrument.

         (ii)  The Foreign Trade Facility Agent shall, with a view to arrange for an equal utilization of each of the Foreign Trade Commitments and in consent with the Fronting Lender, select certain of the Foreign Issuing Lenders to provide Counter-Guarantees to the Fronting Lender with respect to its claim for indemnification against the relevant Borrower pursuant to clause (iii) below (each such Foreign Issuing Lender a "Fronting Guarantor"), provided that no Foreign Issuing Lender so selected is required to act as Fronting Guarantor if this would not be in accordance with its internal policies. Each such Fronting Guarantor shall be deemed for all purposes hereof to have issued a Counter-Guarantee to the Fronting Lender for the amount counter-guaranteed by it and, with respect to the determination of the utilization of the Foreign Trade Commitment of the Fronting Lender only, the amount not covered by Counter-Guarantees shall be treated as utilized.

        (iii)  The Fronting Lender shall issue a Fronted Foreign Credit Instrument to the respective beneficiary in its own name. In the event a Fronting Lender receives a request for payment under any Fronted Foreign Credit Instrument issued by it, it shall promptly inform the relevant Borrower, the Foreign Trade Facility Agent and the respective Fronting Guarantors thereof and the Fronting Guarantors shall reimburse the Fronting Lender under the respective Counter-Guarantees accordingly and such Borrower shall indemnify the Fronting Guarantors and the Fronting Lender in accordance with Section 2.6(h).

        (k)    Joint Signature Foreign Credit Instruments.    (i) If a Foreign Credit Instrument for which a Utilization Request has been made shall be issued as a Joint Signature Foreign Credit Instrument, then the relevant Borrower will approach the relevant beneficiary to win its preparedness to accept a Joint

Signature Foreign Credit Instrument. In case of the beneficiary's acceptance, the Foreign Trade Facility Agent will, in close coordination with such Borrower and taking account of the allocation rules pursuant to Section 2.6(f), select the relevant Foreign Issuing Lenders (the "Joint Foreign Issuing Lenders") prepared to issue the Joint Signature Foreign Credit Instrument and acceptable to the beneficiary.

         (ii)  The Joint Foreign Issuing Lenders so selected will then appoint one of the Joint Foreign Issuing Lenders to act as their agent (the "Joint Foreign Trade Facility Agent") in connection with the Joint Signature Foreign Credit Instrument acting on terms to be agreed between the Joint Foreign Issuing Lenders and the Joint Foreign Trade Facility Agent pursuant to an agreement substantially in the form of Schedule 2.6(k). The Joint Foreign Trade Facility Agent shall be responsible for coordinating the Joint Foreign Issuing Lenders and shall represent the Joint Foreign Issuing Lenders vis-à-vis the beneficiary, and the Joint Foreign Trade Facility Agent shall be responsible for processing the Joint Signature Foreign Credit Instrument. In such capacity, the Joint Foreign Trade Facility Agent shall give to the Foreign Trade Facility Agent the notices otherwise to be given by each Foreign Issuing Lender hereunder, in particular under Sections 2.6(i), 2.6(m) and 2.6(n)(i).

        (iii)  Any liability of the Joint Foreign Issuing Lenders under a Joint Signature Foreign Credit Instrument, and the rights resulting from honoring a demand made thereunder, shall be several. Each Joint Foreign Issuing Lender shall participate in an amount demanded by the beneficiary under a Joint Signature Foreign Credit Instrument in the proportion the amount of the Joint Signature Foreign Credit Instrument allocated to it bears to the total Euro Equivalent of such Joint Signature Foreign Credit Instrument. The Foreign Trade Facility Agent shall, with respect to the determination of the utilization of the individual Foreign Trade Commitment of each Joint Foreign Issuing Lender and with respect to the calculation of any Excess Amount, treat the participation of each Joint Foreign Issuing Lender in the Joint Signature Foreign Credit Instrument as if each Joint Foreign Issuing Lender had issued a Foreign Credit Instrument in the amount equal to the amount of its proportion in the Joint Signature Foreign Credit Instrument.

        (l)    Determination of Euro Equivalent.    On each Business Day on which at least one Foreign Credit Instrument is outstanding under this Agreement, or there is any other Foreign Trade Exposure, the Foreign Trade Facility Agent shall determine the amount of the Euro Equivalent of all outstanding Foreign Credit Instruments and unreimbursed Foreign Credit Disbursements (in each case adjusted to reflect any repayment, prepayment or reversal of any relevant Foreign Credit Instrument) on the basis of the foreign exchange rates for the previous Business Day which shall be determined as follows:

            (i)  if the conversion rate of the respective currency into Euros is published on the internet page "www.db-markets.com" as "Foreign Exchange Fixing Rates" (on the sub-page "Historical Rates", further sub-page "Foreign Exchange Fixing Rates") or on any other internet page replacing such internet page, the calculation shall be based on the rates displayed on such internet page; and

           (ii)  if the conversion rate of the respective currency into Euros is not published on the internet page "www.db-markets.com" as "Foreign Exchange Fixing Rates" (on the sub-page "Historical Rates", further sub-page "Foreign Exchange Fixing Rates") or on any other internet page replacing such internet page, the calculation shall be based on the previous month's foreign exchange rates published on the same internet page on the sub-page "Historical Rates", further sub-page "End-of-Month prices".

If the relevant exchange rate cannot be determined in accordance with clauses (i) or (ii) above, the Foreign Trade Facility Agent shall determine the appropriate exchange rate in its reasonable discretion.

        (m)    Cash Cover; Fronting Cover.    (i) If, pursuant to a Daily Report issued on the last Business Day of any calendar month (each a "Rebasing Date"), the aggregate Euro Equivalent of the Foreign

Trade Exposure of a Foreign Issuing Lender exceeds the amount of the Foreign Trade Commitment of such Lender by more than 5% (the exceeding amount being the "Excess Amount"), the relevant Foreign Issuing Lender (the "Affected Foreign Issuing Lender") may request in writing from the relevant Borrower, within a period of five Business Days following receipt of the respective Daily Report, Cash Cover with respect to such Excess Amount, and such Borrower shall, within a period of three Business Days following receipt of the demand from the Affected Foreign Issuing Lender to receive Cash Cover, either provide for Cash Cover in accordance with clause (v) below or request from such Affected Foreign Issuing Lender that it shall, with respect to certain selected Foreign Credit Instruments issued by such Affected Foreign Issuing Lender, act as Fronting Lender for another Foreign Issuing Lender nominated by such Borrower in its request (provided that such Foreign Issuing Lender has a sufficient unused Foreign Trade Commitment) which shall act with respect to the relevant Foreign Credit Instruments as Fronting Guarantor in accordance with Section 2.6(j) so that, following the implementation of the fronting structure, the aggregate Euro Equivalent of the Foreign Trade Exposure of such Affected Foreign Issuing Lender which is not covered by Fronted Foreign Credit Instruments does not exceed the amount of its respective Foreign Trade Commitment (the "Fronting Cover"). Such Affected Foreign Issuing Lender shall decide in its sole discretion whether it wants to accept Fronting Cover and, if Fronting Cover is rejected, the relevant Borrower shall provide for Cash Cover within three Business Days following the receipt of a notice from such Affected Foreign Issuing Lender that it does not accept Fronting Cover.

         (ii)  If an Affected Foreign Issuing Lender elects to receive Fronting Cover, such Affected Foreign Issuing Lender and the relevant Borrower shall inform the Foreign Trade Facility Agent and the Administrative Agent accordingly and such fronting shall be implemented in accordance with Section 2.6(j) within three Business Days.

        (iii)  Clauses (i) and (ii) above shall be applicable mutatis mutandis if, in respect of any Rebasing Date subsequent to a Rebasing Date in respect of which Cash Cover or Fronting Cover had been provided, the Excess Amount has increased by an amount equal to at least 5% of the relevant Affected Foreign Issuing Lender's Foreign Trade Commitment due to fluctuation of currency exchange rates.

        (iv)  If in respect of any Rebasing Date subsequent to a Rebasing Date in respect of which Cash Cover or Fronting Cover had been provided pursuant to clause (i) above to an Affected Foreign Issuing Lender, the Excess Amount (as shown in the relevant Daily Report) with respect to such Affected Foreign Issuing Lender has been reduced to zero (either through fluctuation of currency exchange rates or through the reduction or expiration of any Foreign Credit Instruments issued by such Affected Foreign Issuing Lender), such Lender shall release the whole or relevant part of the Cash Cover or, as the case may be, the Fronting Cover within three Business Days of the relevant Rebasing Date.

         (v)  If a Borrower is obliged to provide for Cash Cover under this Agreement, such Borrower shall pay the relevant amount for which it shall provide Cash Cover (A) in the case of clause (i) above, in Euros and (B) in all other cases (if not agreed otherwise with the relevant Foreign Issuing Lender receiving the Cash Cover) in the currency of the respective Foreign Credit Instrument for which Cash Cover has to be provided to an account of the relevant Foreign Issuing Lender (such deposited amount, the "Cash Cover") notified by such Lender to the Foreign Trade Facility Agent and such Borrower for such purpose. Such account shall be an interest bearing account (subject to Section 2.6(b)(v), with the amount of interest to be determined by such Foreign Issuing Lender in accordance with its standard business practice) in the name of the relevant Borrower and such account shall be pledged to the respective Foreign Issuing Lender on the basis of a pledge agreement in form and substance reasonably satisfactory to such Foreign Issuing Lender.

        (vi)  Notwithstanding the obligation of any Foreign Issuing Lender to release any Cash Cover pursuant to clause (iv) above, any Cash Cover provided by a Borrower with respect to a specific

Foreign Credit Instrument shall, unless otherwise agreed with such Borrower, be released by the Foreign Issuing Lender that received such Cash Cover together with accrued interest thereon to such Borrower as soon as the Foreign Credit Instrument so collateralized has expired (the criteria under Section 2.6(i) shall be applicable mutatis mutandis). If only some Foreign Credit Instruments for which Cash Cover has been provided to a specific bank have expired or the obligations under which have only expired in part, the Cash Cover shall be released pro rata.

        (n)    Commissions and Fees.    (i) Foreign Credit Commission.  Each Borrower agrees to pay, in accordance with clause (vi) below, with respect to each Foreign Credit Instrument requested by it, a commission (a "Foreign Credit Commission") in an amount equal to the greater of (A) €50 per annum and (B) the Applicable Rate for Foreign Credit Instruments calculated on a daily basis on the Euro Equivalent of the outstanding amount of such Foreign Credit Instrument. The Foreign Credit Commission shall be paid in accordance with clause (vi) below in advance for each calendar quarter. In the case of any adjustment of the amount of a Foreign Credit Instrument during a calendar quarter (as the case may be, due to the issuance of a new Foreign Credit Instrument, expiration, amendment, cancellation, extension, return or otherwise), the calculation of the Foreign Credit Commission shall be revised accordingly and, as the case may be, the relevant Foreign Issuing Lender shall credit or debit the relevant amount against the next quarterly payment. In the case of any adjustment to the Applicable Rate during a calendar quarter, (x) the calculation of the Foreign Credit Commission with respect to outstanding Foreign Credit Instruments shall be revised accordingly and the relevant Foreign Issuing Lender shall credit or debit the relevant amount against the next quarterly payment (it being understood and agreed that any revision to the Foreign Credit Commitment due to a change in the Applicable Rate for Foreign Credit Instruments shall be calculated based on the Euro Equivalent of the aggregate outstanding amount of Foreign Credit Instruments issued by such Lender on the date of such change in Applicable Rate) and (y) with respect to any Foreign Credit Instrument issued after any such change in Applicable Rate, the Foreign Credit Commission shall be calculated at the Applicable Rate for Foreign Credit Instruments in effect on the date of such issuance. Where credits or debits as contemplated by the two immediately preceding sentences are not possible, the balance shall be paid by the respective Foreign Issuing Lender or, as the case may be, the relevant Borrower to the Foreign Trade Facility Agent for distribution to the respective recipient in accordance with clause (vi) below.

        (ii)    Foreign Credit Commitment Fee.    The Parent Borrower agrees to pay, or to cause the relevant Borrower to pay, at the beginning of each calendar quarter in accordance with clause (vi) below, to the Foreign Trade Facility Agent for the account of each Foreign Issuing Lender, a commitment fee (a "Foreign Credit Commitment Fee") which shall accrue at the Applicable Rate on the average daily unused amount of each Foreign Trade Commitment of such Lender during the previous calendar quarter. For purposes of computing the Foreign Credit Commitment Fee, the Foreign Trade Commitment of a Lender shall be deemed to be used to the extent of the outstanding Foreign Trade Exposure of such Lender.

        (iii)    Handling Fee.    Each Borrower shall, with respect to the issuance or amendment of any Foreign Credit Instrument by a Foreign Issuing Lender, pay to such Lender, at the beginning of each calendar quarter in accordance with clause (vi) below, a handling fee of €100 with respect to each Foreign Credit Instrument so issued, and €75 with respect to each Foreign Credit Instrument so amended, by such Lender during the previous calendar quarter (the "Foreign Credit Handling Fee").

        (iv)    Fronting Fee.    With respect to each issuance of a Fronted Foreign Credit Instrument requested by a Borrower, such Borrower shall pay, in advance for each calendar quarter in accordance clause (vi) below, a fronting fee in the amount of 0.125% per annum on the Euro Equivalent of such Fronted Foreign Credit Instrument, calculated in accordance with the general practice of such Lender on the amount of such Fronted Foreign Credit Instrument which is subject to one or more Counter-Guarantees (the "Foreign Credit Fronting Fee"). With respect to any such calculation, the last three sentences of clause (i) above shall apply mutatis mutandis.

        (v)    Other Fees and Expenses.    Each Borrower shall, within three Business Days following written demand from a Foreign Issuing Lender that has issued a Foreign Credit Instrument for such Borrower, reimburse such Lender for all reasonable costs (including internal costs) and expenses (including legal fees) incurred by such Lender and evidenced to such Borrower in connection with the handling of any claims made against such Lender under any Foreign Credit Instrument issued by it.

        (vi)    Payment of Foreign Credit Commission and Fees.    Each Foreign Issuing Lender shall notify the Foreign Trade Facility Agent in writing about the amount of all fees payable by any Borrower with respect to each calendar quarter (in the case of the Foreign Credit Commission and any Foreign Credit Fronting Fee) or previous calendar quarter (in the case of the Foreign Credit Handling Fee) not later than on the fifth Business Day of each calendar quarter. In the case of each Foreign Issuing Lender, the notification needs to include only the sum of all such fees payable to such Lender and the respective amounts owing from each Borrower. The Foreign Trade Facility Agent shall calculate the Foreign Credit Commitment Fee payable by the Borrowers with respect to the previous calendar quarter. The Foreign Trade Facility Agent shall, not later than the seventh Business Day of each calendar quarter, inform the Parent Borrower in writing about the amount of the Foreign Credit Commitment Fee payable with respect to the previous quarter and the aggregate amount of the Foreign Credit Commission, Foreign Credit Handling Fee and Foreign Credit Fronting Fee, as notified to it by the Foreign Issuing Lenders pursuant to the first sentence of this clause (vi), and the Parent Borrower shall pay (or shall cause the relevant Borrower to pay) such amounts to the Foreign Trade Facility Agent for distribution to the Foreign Issuing Lenders not later than the fifth Business Day following the receipt by the Parent Borrower of the notification from the Foreign Trade Facility Agent.

        (o)    Termination.    With respect to each Foreign Credit Instrument issued and which is or under which claims are still outstanding on the Foreign Trade Maturity Date, the relevant Foreign Issuing Lender may (separately with respect to each such Foreign Credit Instrument), by written notice to the relevant Borrower made not later than 30 days prior to the Foreign Trade Maturity Date, require that such Borrower provide Cash Cover (or other credit support satisfactory to such Lender) which shall then be provided by such Borrower no later than the Foreign Trade Maturity Date. Section 2.6(b)(v) shall apply mutatis mutandis.

        (p)    Cancellation.    (i) The Parent Borrower may, by giving to the Administrative Agent, with a copy to the Foreign Trade Facility Agent, not less than 15 days' prior written notice, cancel the whole or any part (being a minimum of €10,000,000) of the then unused Foreign Trade Commitments without premium or penalty to the extent a ratable reduction of each Foreign Issuing Lender's Foreign Trade Commitment is possible with respect to the amount so cancelled.

         (ii)  If any Foreign Issuing Lender claims a payment or indemnification from any Borrower under Section 2.17, the Parent Borrower may, within 30 days thereafter and by not less than 15 days' prior written notice to the Administrative Agent, with a copy to the Foreign Trade Facility Agent, cancel such Foreign Issuing Lender's unused Foreign Trade Commitment whereupon such Foreign Issuing Lender shall cease to be obliged to issue further Foreign Credit Instruments and its unused Foreign Trade Commitment shall be reduced to zero. The remaining amount of such Foreign Issuing Lender's Commitment shall be cancelled automatically in whole, or, as the case may be, in part with the receipt by the Foreign Trade Facility Agent of the Utilization Reduction Notice(s) with respect to the Foreign Credit Instruments issued by such Foreign Issuing Lender and still outstanding.

        (iii)  Any notice of cancellation given by the Parent Borrower pursuant to clause (i) or (ii) above shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

        (iv)  Cancelled Foreign Trade Commitments cannot be reinstated.

        (q)    Daily and Monthly Reports.    The Foreign Trade Facility Agent shall send to the Foreign Issuing Lenders, the Parent Borrower and the Administrative Agent, via e-mail to the addresses and persons notified for this purpose by such Persons to the Foreign Trade Facility Agent, (i) on each Business Day, a report (the "Daily Report") (A) stating the Euro Equivalent for all outstanding Foreign Credit Instruments as determined for such Business Day, (B) listing, for each Foreign Issuing Lender, as of such Business Day, the Euro Equivalent of the outstanding Foreign Credit Instruments issued by such Lender and the percentage of each such Lender's utilized Foreign Trade Commitment, and (C) containing the further information about the utilization of the Foreign Trade Facility as specified on Schedule 2.6(q), and (ii) not later than the fifth Business Day of each calendar month, a report stating all overdue Foreign Credit Instruments and all Foreign Credit Instruments falling due within such month and the following calendar month. The Parent Borrower and each Foreign Issuing Lender shall inform the Foreign Trade Facility Agent by 5:00 p.m., Düsseldorf time, on the fifth Business Day following receipt of a Daily Report if it does not agree with any recordings in such Daily Report.

        (r)    Unreimbursed Foreign Credit Disbursements.    Each Foreign Issuing Lender shall promptly notify the Foreign Trade Facility Agent and the Administrative Agent of any Foreign Credit Disbursement of such Lender that has not been reimbursed by or on behalf of the relevant Borrower and shall include in such notice (i) the date of the Foreign Credit Disbursement, (ii) the name of the relevant Borrower and (iii) the amount (including the currency) of such Foreign Credit Disbursement.

        (s)    Sharing.    If any Foreign Issuing Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any Foreign Credit Disbursement resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Foreign Credit Disbursements than the proportion received by any other Foreign Issuing Lender in respect of its Foreign Credit Disbursement, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Foreign Credit Disbursements of other Foreign Issuing Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Foreign Issuing Lenders ratably in accordance with the aggregate amount of their respective Foreign Credit Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Foreign Issuing Lender as consideration for the assignment of or sale of a participation in any of its Foreign Trade Commitments to any assignee or participant, other than to the Parent Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Foreign Issuing Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

        SECTION 2.7.    Funding of Borrowings.    (a) Each Lender shall make each Loan (other than any Incremental Term Loan) to be made by it hereunder on the proposed date thereof by wire transfer to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in immediately available funds, not later than 12:00 noon, New York City time, in the case of fundings to an account in New York City, or 12:00 noon, local time, in the case of fundings to an account in another jurisdiction; provided that Swingline Loans shall be made as provided in Section 2.4. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request, which account must be in the name of such Borrower and, as applicable, in London or in the financial center of the country of the currency of the Loan; provided that ABR Domestic Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the applicable Issuing Lender. Any funding of Incremental Term Loans shall be made pursuant to such procedures as shall be agreed to by the Parent Borrower, the relevant Incremental Term Lenders and the Administrative Agent.

        (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount in the required currency. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon in such currency, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error) or (ii) in the case of a Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        SECTION 2.8.    Interest Elections.    (a) Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, a Borrower may not (i) elect to convert the currency in which any Loans are denominated, (ii) elect to convert Qualified Global Currency Loans from Eurocurrency Loans to ABR Loans, (iii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.2(d), (iv) elect to convert any ABR Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.2(c), (v) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans made to such Borrower in the same currency on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.2(c) or (vi) elect to convert or continue any Swingline Borrowings.

        (b)   To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower.

        (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2 and paragraph (a) of this Section: (i) the Borrowing to which such Interest Election Request applies; (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election. If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        (e)   If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in a Qualified Global Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall automatically continue as a Eurocurrency Loan having an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) no Borrowing denominated in a Qualified Global Currency having an Interest Period in excess of one month may be made or continued.

        SECTION 2.9.    Termination and Reduction of Commitments.    (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 1:00 p.m., New York City time, on the last day of the Term Loan Commitment Period, (ii) the Domestic Revolving Commitments shall terminate on the Domestic Revolving Maturity Date, (iii) the Global Revolving Commitments shall terminate on the Global Revolving Maturity Date and (iv) the Foreign Trade Commitments shall terminate on the Foreign Trade Maturity Date.

        (b)   The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments (other than Foreign Trade Commitments) of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Parent Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, (A) the Total Domestic Exposure would exceed the total Domestic Revolving Commitments, (B) the Total Global Exposure would exceed the total Global Revolving Commitments or (C) the Total Foreign Trade Exposure would exceed the total Foreign Trade

Commitments and (iii) each reduction of Foreign Trade Commitments shall be made in accordance with Section 2.6(p).

        (c)   The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness or closing of other credit facilities, debt financings or Dispositions, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

        SECTION 2.10.    Evidence of Debt.    (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made, and each Foreign Credit Instrument issued, by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (b)   The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 9.4(c) and a subaccount for each Lender in which it shall record (i) the amount of each Loan made hereunder (whether or not evidenced by a promissory note), the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal and/or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. The Foreign Trade Facility Agent shall maintain records in which shall be recorded all relevant details about each Foreign Credit Instrument issued hereunder and, upon the request of the Administrative Agent, the Foreign Trade Facility Agent shall make such records (or copies thereof) available to the Administrative Agent.

        (c)   The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

        (d)   Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest (and premium, if any) thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

        SECTION 2.11.    Repayment of Loans.    (a) The Parent Borrower shall repay the Initial Term Loans on each date set forth below in an amount equal to (i) the percentage set forth below opposite such date multiplied by (ii) the aggregate principal amount of Initial Term Loans actually drawn by the Parent Borrower:

Date	Percentage
June 30, 2006	0.67%
September 30, 2006	0.67%
December 31, 2006	0.66%
March 31, 2007	1.25%
June 30, 2007	1.25%
September 30, 2007	1.25%
December 31, 2007	1.25%
March 31, 2008	2.50%
June 30, 2008	2.50%
September 30, 2008	2.50%
December 31, 2008	2.50%
March 31, 2009	3.75%
June 30, 2009	3.75%
September 30, 2009	3.75%
December 31, 2009	3.75%
March 31, 2010	17.00%
June 30, 2010	17.00%
September 30, 2010	17.00%
Term Loan Maturity Date	17.00%

        (b)   The Parent Borrower shall repay Incremental Term Loans in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Term Loans were made; provided that the weighted average life of each Incremental Term Loan shall be no shorter than the remaining weighted average life of the other Term Loans.

        (c)   The Parent Borrower shall repay (i) the then unpaid principal amount of the Domestic Revolving Loans on the Domestic Revolving Maturity Date and (ii) the then unpaid principal amount of each Swingline Loan on the earlier of the Domestic Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Domestic Revolving Borrowing is made, the Parent Borrower shall repay all Swingline Loans then outstanding.

        (d)   Each Borrower shall repay the then unpaid principal amount of the Global Revolving Loans on the Global Revolving Maturity Date.

        SECTION 2.12.    Prepayment of Loans.    (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section, provided that Canadian B/As may not be optionally prepaid.

        (b)   If on any date any Net Proceeds are received by or on behalf of the Parent Borrower or any Subsidiary in respect of any Prepayment Event, the Parent Borrower shall, within ten Business Days after such Net Proceeds are received, apply an amount equal to the aggregate amount of such Net Proceeds, first, to prepay Term Loans and, second, to reduce permanently the Term Loan Commitments; provided that, in the case of any event described in clause (a) or (b) of the definition of the term Prepayment Event, if the Parent Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Parent Borrower and the Subsidiaries intend to apply the Net Proceeds from such event ("Reinvestment Net Proceeds"), within 360 days after receipt of such Net Proceeds, to make Permitted Acquisitions or Investments permitted by Section 6.5 or acquire real property, equipment or other assets to be used in the business of the Parent Borrower and the Subsidiaries, and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment or Commitment reduction shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied. Notwithstanding the foregoing, from and after the date during any fiscal year of the Parent Borrower on which the aggregate gross proceeds (inclusive of amounts of the type described in the first parenthetical of Section 6.6(d)) from Dispositions pursuant to Section 6.6(d) received during such fiscal year exceed 10% of Total Consolidated Assets, the Net Proceeds from each subsequent Prepayment Event occurring during such fiscal year resulting from Dispositions pursuant to Section 6.6(d) (and a ratable amount of Net Proceeds from any Prepayment Event that first causes the aforementioned 10% threshold to be exceeded, which ratable amount shall be determined by reference to a fraction, the numerator of which shall be the portion of the gross proceeds from such Prepayment Event representing the excess above such 10% threshold and the denominator of which shall be the aggregate gross proceeds from such Prepayment Event) may not be treated as Reinvestment Net Proceeds.

        (c)   If on any Determination Date relating to the Global Revolving Facility, the Total Global Exposure exceeds 105% of the total Global Revolving Commitments, the Parent Borrower shall, without notice or demand, within three Business Days after such Determination Date, prepay (or cause the relevant Foreign Subsidiary Borrower to prepay) Revolving Borrowings in an aggregate amount such that, after giving effect thereto, (i) the Total Global Exposure does not exceed the total Global Revolving Commitments and (ii) the aggregate outstanding principal amount of all Canadian Dollar Loans does not exceed the total Canadian Commitments. If on any Determination Date relating to the Domestic Revolving Facility, the Total Domestic Exposure exceeds 105% of the total Domestic Revolving Commitments, the Parent Borrower shall, without notice or demand, within three Business Days after such Determination Date, prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.5(j)) in an aggregate amount such that, after giving effect thereto, the Total Domestic Exposure does not exceed the total Domestic Revolving Commitments.

        (d)   A Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy promptly thereafter) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or 11:00 a.m., London time, as applicable), three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment.

        SECTION 2.13.    Certain Payment Application Matters.    (a) Each repayment or prepayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. It is understood that, in the case of Global Revolving Loans, the relevant Borrower may select the particular currency of Loans to be prepaid, and such prepayment shall then be applied ratably to such Loans. Repayments and prepayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

        (b)   Any mandatory prepayment of Term Loans shall be allocated pro rata among the Initial Term Loans and any Incremental Term Loans based on the aggregate principal amount of outstanding Borrowings of each such Class. Any optional prepayment of Term Loans shall be allocated as directed by the Parent Borrower to the Initial Term Loans and/or the Incremental Term Loans. Amounts prepaid on account of the Term Loans may not be reborrowed.

        (c)   Each prepayment shall be applied to the installments thereof, first to any remaining scheduled installments due prior to the first anniversary of the date of such prepayment (applied pro rata to such remaining installments) and, second, to the remaining scheduled installments due on or after the first anniversary of the date of such prepayment (applied pro rata to such remaining installments).

        SECTION 2.14.    Fees.    (a) The Parent Borrower agrees to pay, or to cause the relevant Borrower to pay, to the Administrative Agent for the account of each relevant Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment (other than the Foreign Trade Commitment) of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which such Commitments terminate, commencing on the first such date to occur after the date hereof. Commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees in respect of the Commitments, (i) the Domestic Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Domestic Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose), (ii) the Global Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Global Revolving Loans of such Lender and (iii) the Term Loan Commitment of a Lender shall be deemed to be used to the extent of the outstanding Initial Term Loans of such Lender. For the avoidance of doubt, the commitment fee in respect of the Foreign Trade Facility is set forth in Section 2.6(n)(ii).

        (b)   Each Borrower agrees to pay:

            (i)  to the Administrative Agent for the account of each Domestic Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurocurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Domestic Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure;

           (ii)  to the applicable Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Domestic Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; and

          (iii)  to the applicable Foreign Issuing Lender, the fees and commissions set forth in Section 2.6(n).

Participation fees and fronting fees pursuant to clauses (i) and (ii) above accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Domestic Revolving Commitments terminate and any such fees accruing after the date on which the Domestic Revolving Commitments terminate shall be payable on demand. Except as otherwise provided in Section 2.6(n), any other fees payable to the applicable Issuing Lender or Foreign Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of calculating the average daily amount of the LC Exposure for any period under this Section 2.14(b), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (x) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (y) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

        (c)   Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent.

        (d)   Each Borrower agrees to pay to the Foreign Trade Facility Agent and the Mandated Arrangers in respect of the Foreign Trade Facility, for their respective accounts, fees payable in the amounts and at the times separately agreed upon between such Borrower and such Person.

        (e)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender or Foreign Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Except as otherwise provided in Section 2.6(n), fees paid shall not be refundable under any circumstances.

        SECTION 2.15.    Interest.    (a) ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate.

        (b)   Eurocurrency Loans shall bear interest at the Adjusted LIBO Rate for the applicable Interest Period plus the Applicable Rate.

        (c)   Notwithstanding the foregoing, if any principal of or interest (or premium, if any) on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section (or, in the case of amounts denominated in a Qualified Foreign Global Currency the rate that would apply to Loans in such currency pursuant to clause (i) above), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

        (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Domestic Revolving Availability Period or Global Revolving Availability Period, as applicable), accrued interest (and premium, if any) on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (e)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, and interest in respect of sterling-denominated Loans, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.16.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

        (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;

        (b)   the Administrative Agent is advised by the Majority Facility Lenders under the relevant Facility that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

        (c)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits in the principal amounts of the Loans comprising such Borrowing and in the currency in which such Loans are to be denominated are not generally available in the relevant market;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the relevant Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the relevant Lenders that the circumstances giving rise to such notice no longer exist, then, in the case of the relevant Facility, any request by a Borrower for a Eurocurrency Borrowing of the affected Type or in the affected currency, or a conversion to or continuation of a Eurocurrency Borrowing of the affected Type or in the affected currency, pursuant to Section 2.3 or 2.8, shall be deemed rescinded; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

        SECTION 2.17.    Increased Costs.    (a) If any Change in Law shall:

            (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

           (ii)  impose on any Lender, Issuing Lender or Foreign Issuing Lender or the London (or other relevant) interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit, Foreign Credit Instrument or participation therein;

and the result of any of the foregoing shall be to increase the net cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Lender or Foreign Issuing Lender of participating in, issuing or maintaining any Letter of Credit or Foreign Credit Instrument or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or Foreign Issuing Lender hereunder (whether of principal, interest, premium or otherwise), then each relevant Borrower will pay to such Lender, Issuing Lender or Foreign Issuing Lender such additional amount or amounts as will compensate such

Lender, Issuing Lender or Foreign Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

        (b)   If any Lender, Issuing Lender or Foreign Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Person's capital or on the capital of such Person's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Foreign Credit Instruments held by, such Lender, or the Letters of Credit issued by such Issuing Lender, or the Foreign Credit Instruments issued by such Foreign Issuing Lender, to a level below that which such Lender, Issuing Lender or Foreign Issuing Lender or such Lender's, Issuing Lender's or Foreign Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Person's policies and the policies of such Person's holding company with respect to capital adequacy), then from time to time the relevant Borrower will pay to such Lender, Issuing Lender or Foreign Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Person or such Person's holding company for any such reduction suffered.

        (c)   A certificate of a Lender, Issuing Lender or Foreign Issuing Lender setting forth in reasonable detail the basis for and computation of the amount or amounts necessary to compensate such Person or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender, Issuing Lender or Foreign Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof. All amounts payable by any Borrower pursuant to paragraph (a) or (b) of this Section shall be deemed to constitute interest expense in respect of the Loans.

        (d)   Failure or delay on the part of any Lender, Issuing Lender or Foreign Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Person's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender, Issuing Lender or Foreign Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Person notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.18.    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period (or, in the case of Canadian B/As, the Canadian Contract Period) applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period (or, in the case of Canadian B/As, the Canadian Contract Period) applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.21, then, in any such event, the relevant Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period (or, in the case of Canadian B/As, the Canadian Contract Period) therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period or Canadian Contract Period, as applicable, for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the relevant market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the relevant Borrower and shall be conclusive absent manifest error, and shall be so delivered as promptly as reasonably practicable after such Lender obtains actual knowledge of such amount. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.19.    Taxes.    (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the relevant Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and indemnify the Lender from and against any Other Taxes and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.

        (c)   Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of a Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error, and shall be so delivered as promptly as reasonably practicable after such Lender or the Administrative Agent, as the case may be, obtains actual knowledge of such amount.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)   Each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Parent Borrower and the Administrative Agent, on or before the date on which it becomes a party to this Agreement either:

          (A)  two duly completed and signed original copies of either Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8ECI (relating to such Non-U.S. Lender and entitling it to a complete exemption from or reduction of withholding of United States federal income taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other credit documents), or successor and related applicable forms, as the case may be (including, where applicable any such forms required to be provided to certify to such exemption on behalf of such Non-U.S. Lender's beneficial owners).

          (B)  in the case of a Non-U.S. Lender that is not a "Bank" within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in the form of Exhibit F (and any similar statements required to certify to the exemption of its beneficial owners) or such other form of statement as shall be reasonably requested by the Parent Borrower from time to time to the effect that such Non-U.S. Lender (and, where applicable, its beneficial owners) is eligible for a complete exemption from withholding of United States federal income taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed original copies of Internal Revenue Service Form W-8BEN or successor and related applicable forms (including, where applicable, copies of such forms with respect to such entity's beneficial owners).

          Further, each Non-U.S. Lender agrees (i) to deliver to the Parent Borrower and the Administrative Agent, and if applicable, the assigning Lender two further duly completed and signed original copies of such Forms W-8BEN or W-8ECI, as the case may be (and, where applicable, any such forms on behalf of its beneficial owners) or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Parent Borrower in accordance with applicable U.S. laws and regulations, (ii) in the case of a Non-U.S. Lender that delivers a statement in the form of Exhibit F (or such other form of statement as shall have been requested by the Parent Borrower), to deliver to the Parent Borrower and the Administrative Agent, and if applicable, the assigning Lender, such statement (and where applicable, any such statements from its beneficial owners) on the two year anniversary of the date on which such Non-U.S. Lender became a party to this Agreement and to deliver promptly to the Parent Borrower and the Administrative Agent, such additional statements and forms as shall be reasonably requested by the Parent Borrower from time to time, and (iii) to notify promptly the Parent Borrower and the Administrative Agent if it (or, as applicable, its beneficial owners) is no longer able to deliver, or if it is required to withdraw or cancel, any form of statement previously delivered by it pursuant to this Section 2.19(e). Notwithstanding anything herein to the contrary, (x) no Non-U.S. Lender shall be required to provide any forms, certification or documentation which it is not legally entitled or able to deliver and (y) no Canadian Lender shall be required to provide any Internal Revenue Service forms pursuant to this Section 2.19(e).

        (f)    Each Lender which is not a Non-U.S. Lender shall deliver to Parent Borrower and the Administrative Agent (and if applicable the assigning or participating Lender) two copies of a statement which shall contain the address of such Lender's office or place of business in the United States, which shall be signed by an authorized officer of such Lender, together with two duly completed copies of Internal Revenue Service Form W-9 (or applicable successor form) unless it establishes to the satisfaction of the Parent Borrower that it is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each such Lender shall deliver to the Parent Borrower and Administrative Agent two further duly completed and signed forms and statements (or successor form) at or before the time any such form or statement becomes obsolete.

        (g)   Each Non-U.S. Lender agrees to indemnify and hold harmless each Borrower from and against any Taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof, penalties, additions to tax, fines, interest or other liabilities, costs or losses (including, without limitation, reasonable attorney's fees and expenses) incurred or payable by such Borrower as a result of the failure of such Borrower to comply with its obligations to deduct or withhold any Taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof (including penalties, additions to tax, fines or interest on such Taxes) from any payments made pursuant to this Agreement to such Non-U.S. Lender or the Administrative Agent which failure resulted from (i) such Borrower's reliance on Exhibit F pursuant to Section 2.19(e) or (ii) such Lender being a "conduit entity" within the meaning of Treasury Reg. Section 1.881-3 or any successor provision thereto; and, provided additionally, that, without limitation, no amounts shall be due and owing to such Lender pursuant to Section 2.19 if either provisions (i) or (ii) are applicable.

        (h)   If the Administrative Agent or any Lender receives a refund in respect of Indemnified Taxes or Other Taxes paid by a Borrower, which in the reasonable good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by such Borrower in connection with such refunded Indemnified Taxes or Other Taxes, to such Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that each Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund.

        (i)    If the Administrative Agent or any Lender is entitled to an exemption from or reduction in the rate of the imposition, deduction or withholding of any Indemnified Tax or Other Tax under the laws of the jurisdiction in which a Foreign Subsidiary Borrower is organized or engaged in business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document, then the Administrative Agent or such Lender (as the case may be) shall deliver to such Foreign Subsidiary Borrower or the relevant Governmental Authority, in the manner and at the time or times prescribed by applicable law or as reasonably requested by the Foreign Subsidiary Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Foreign Subsidiary Borrower as will permit such payments to be made without the imposition, deduction or withholding of such Indemnified Tax or Other Tax or at a reduced rate, provided that the Administrative Agent or such Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its commercial or legal position or require disclosure of information it considers confidential or proprietary.

        SECTION 2.20.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, premium, fees or reimbursement of LC Disbursements or Foreign Credit Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, local time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at its Administrative Office, except as otherwise expressly provided herein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise specified in this Agreement, each such payment (other than (i) principal of and interest on Qualified Global Currency Loans and LC Disbursements denominated in an Alternative Currency, which shall be made in the applicable Qualified Global Currency or, except as otherwise specified in Section 2.5(e), Alternative Currency, as the case may be, (ii) the Foreign Credit Commission, the Foreign Credit Commitment Fee, the Foreign Credit Handling Fee and the Foreign Credit Fronting Fee, which shall be made in Euros and (iii) other payments in respect of the Foreign Credit Instruments and Foreign Credit Disbursements thereunder, which shall be made in the currency applicable to such Foreign Credit Instrument) shall be made in Dollars.

        (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements and Foreign Credit Disbursements, interest, premium and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements and Foreign Credit Disbursements then due hereunder, and any premium then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements and Foreign Credit Disbursements, and any premium, then due to such parties.

        (c)   If any Lender (other than a Foreign Issuing Lender) shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest (or premium, if any) on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest (and premium, if any) thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest (and premium, if any) on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. The provisions of this paragraph shall not be construed to apply to payments obtained by a Foreign Issuing Lender, in its capacity as such, and the parties hereto understand and agree that the sharing provisions applicable to the Foreign Trade Facility are set forth in Section 2.6(s).

        (d)   Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders (or any of them) hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each relevant Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error).

        (e)   If any Lender shall fail to make any payment required to be made by it to the Administrative Agent, the Swingline Lender or any Issuing Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        SECTION 2.21.    Mitigation Obligations; Replacement of Lenders.    (a) If any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)   If (i) any Lender (other than a Foreign Issuing Lender) requests compensation under Section 2.17, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender becomes a "Non-Consenting Lender" (as defined below), then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Parent Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Foreign Credit Disbursements and participations in LC Disbursements and Swingline Loans, accrued interest (and premium, if any) thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (C) in the event of a replacement of a Non-Consenting Lender, in order for the Parent Borrower to be entitled to replace such a Lender, such replacement must take place no later than 120 days after the date the Non-Consenting Lender shall have notified the Parent Borrower and the Administrative Agent of its failure to agree to any requested consent, waiver or amendment. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply. In the event that (x) the Parent Borrower or the Administrative Agent has requested the

Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of all Lenders in accordance with the terms of Section 9.2 or all the Lenders with respect to a certain Facility or Class of Loans or Commitments and (z) the Required Lenders, the Majority Facility Lenders with respect to a particular Facility or Lenders holding more than 50% of the Loans or Commitments of a particular Class, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Non-Consenting Lender".

        SECTION 2.22.    Change in Law.    Notwithstanding any other provision of this Agreement, if, after the date hereof, (a) any Change in Law shall make it unlawful for any Issuing Lender to issue Letters of Credit denominated in an Alternative Currency, or any Global Revolving Lender to make Global Revolving Loans denominated in a Qualified Global Currency, or any Canadian Lender to accept Canadian B/As, or any Foreign Issuing Lender to issue any Foreign Credit Instruments, or (b) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable for any Issuing Lender to issue Letters of Credit denominated in such Alternative Currency for the account of a Borrower, or any Global Revolving Lender to make Global Revolving Loans denominated in a Qualified Global Currency, or any Canadian Lender to accept Canadian B/As, or any Foreign Issuing Lender to issue any Foreign Credit Instruments, then by prompt written notice thereof to the Parent Borrower and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (i) such Issuing Lender may declare that Letters of Credit will not thereafter be issued by it in the affected Alternative Currency or Alternative Currencies, whereupon the affected Alternative Currency or Alternative Currencies shall be deemed (for the duration of such declaration) not to constitute an Alternative Currency for purposes of the issuance of Letters of Credit by such Issuing Lender, (ii) such Global Revolving Lender may declare that Global Revolving Loans will not thereafter be made by it in the affected Qualified Global Currency or Qualified Global Currencies, whereupon the affected Qualified Global Currency or Qualified Global Currencies shall be deemed (for the duration of such declaration) not to constitute a Qualified Global Currency for purposes of the making of Global Revolving Loans by such Global Revolving Lender, (iii) the commitment of such Canadian Lender hereunder to accept Canadian B/As and continue Canadian B/As as such shall forthwith be cancelled (for the duration of such declaration) and such Lender's Canadian B/As, if any, shall (on the respective last days of the then current Canadian Contract Periods or within such earlier period as required by law) be converted automatically to Eurocurrency Borrowings having an Interest Period of one month and (iv) such Foreign Issuing Lender may declare that such affected Foreign Credit Instruments will not thereafter be issued by it and the commitment of such Foreign Issuing Lender to issue such affected Foreign Credit Instruments shall forthwith be cancelled (for the duration of such declaration).

        SECTION 2.23.    Foreign Subsidiary Borrowers.    (a) Subject to the consent of the Administrative Agent, the Parent Borrower may designate any Foreign Subsidiary of the Parent Borrower as a Foreign Subsidiary Borrower under the Global Revolving Facility by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary, the Parent Borrower and the Administrative Agent and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower under the Global Revolving Facility and a party to this Agreement until the Parent Borrower shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower under the Global Revolving Facility. Notwithstanding the preceding sentence, (i) no Canadian Borrower (as defined in Schedule 1.7) may request Global Revolving Loans or other extensions of credit hereunder from any Lender other than a Canadian Lender and (ii) no such Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower under the Global Revolving Facility at a time when any Obligations of such Foreign Subsidiary

Borrower shall be outstanding thereunder or any Letters of Credit issued for the account of Such Foreign Subsidiary Borrower shall be outstanding (which shall not have been cash collateralized in a manner consistent with the terms of Section 2.5(f)), provided that such Borrowing Subsidiary Termination shall be effective to terminate such Foreign Subsidiary Borrower's right to make further borrowings under the Global Revolving Facility.

        (b)   Subject to the consent of the Foreign Trade Facility Agent and the Administrative Agent, the Parent Borrower may designate any Foreign Subsidiary of the Parent Borrower as a Foreign Subsidiary Borrower under the Foreign Trade Facility by delivery to the Foreign Trade Facility Agent and the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary, the Parent Borrower, the Foreign Trade Facility Agent and the Administrative Agent and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower under the Foreign Trade Facility and a party to this Agreement until the Parent Borrower shall have executed and delivered to the Foreign Trade Facility Agent and the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower under the Foreign Trade Facility. Notwithstanding the preceding sentence, (i) no Borrower that is organized under the laws of Canada or any province or territory thereof may request Foreign Credit Instruments from any Lender other than a Foreign Issuing Lender that is organized under the laws of Canada or any province or territory thereof or that agrees, in its sole discretion, to issue Foreign Credit Instruments to such Borrower and (ii) no such Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower under the Foreign Trade Facility at a time when any Obligations of such Foreign Subsidiary Borrower shall be outstanding thereunder or any Foreign Credit Instruments issued for the account of such Foreign Subsidiary Borrower shall be outstanding (which shall not have been cash collateralized or otherwise supported in a manner consistent with the terms of Section 2.6(m)(v)), provided that such Borrowing Subsidiary Termination shall be effective to terminate such Foreign Subsidiary Borrower's right to request further Foreign Credit Instruments or other extensions of credit under the Foreign Trade Facility.

        (c)   For the avoidance of doubt, no Foreign Subsidiary Borrower shall be liable for the Obligations of any other Loan Party.

        (d)   The Administrative Agent shall promptly notify the Global Revolving Lenders of any Foreign Subsidiary Borrower added pursuant to Section 2.23(a), and the Foreign Trade Facility Agent shall promptly notify each Foreign Issuing Lender of any Foreign Subsidiary Borrower added pursuant to Section 2.23(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        The Parent Borrower represents and warrants to the Administrative Agent and the Lenders that:

        SECTION 3.1.    Organization; Powers.    Each of the Parent Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of Subsidiaries, where the failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted in all material respects and (c) except where the failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        SECTION 3.2.    Authorization; Enforceability.    The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable against such Borrower or such other Loan Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.3.    Governmental Approvals; No Conflicts.    The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of the Parent Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any of its Subsidiaries, except Liens created under the Loan Documents.

        SECTION 3.4.    Financial Condition; No Material Adverse Change.    (a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2004, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended March 31, 2005, June 30, 2005 and September 30, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

        (b)   Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, based on the facts and circumstances in existence on the Effective Date and taking into consideration the likelihood of any realization with respect to contingent liabilities, after giving effect to the Transactions, none of the Parent Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

        (c)   Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

        SECTION 3.5.    Properties.    (a) Each of the Parent Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        (b)   Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each of the Parent Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent Borrower and its Subsidiaries does not infringe upon the rights of any other Person.

        SECTION 3.6.    Litigation and Environmental Matters.    (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against or affecting the Parent Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, in the aggregate, to have a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

        (b)   Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

        SECTION 3.7.    Compliance with Laws and Agreements.    Each of the Parent Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

        SECTION 3.8.    Investment and Holding Company Status.    Neither the Parent Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

        SECTION 3.9.    Taxes.    Each of the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.10.    ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. Except to the extent such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

        SECTION 3.11.    Disclosure.    As of the Effective Date, the Parent Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Parent Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        SECTION 3.12.    Subsidiaries.    Schedule 3.12 sets forth the name of, and the direct and indirect ownership interest of the Parent Borrower in, each Subsidiary of the Parent Borrower and identifies each Subsidiary that is a Subsidiary Guarantor, in each case as of the Effective Date after giving effect to the Transactions.

        SECTION 3.13.    Labor Matters.    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, slowdowns or other labor disputes against the Parent Borrower or any Subsidiary pending or, to the knowledge of the Parent Borrower, threatened; (b) the hours worked by and payments made to employees of the Parent Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from the Parent Borrower or any Subsidiary, or for which any claim may be made against the Parent Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any Subsidiary is bound.

        SECTION 3.14.    Solvency.    Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and the making of the Initial Term Loans during the Term Loan Availability Period and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Parent Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Parent Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

        SECTION 3.15.    Senior Indebtedness.    At all times after the issuance of any Subordinated Debt, (a) the Obligations will constitute "Senior Indebtedness" (or any comparable concept) under and as defined in the Subordinated Debt Documents and (b) in the event that any Subsidiary Guarantees the Subordinated Debt, the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement will constitute "Guarantor Senior Indebtedness" (or any comparable concept) of such Subsidiary Guarantor under and as defined in the Subordinated Debt Documents.

        SECTION 3.16.    Security Documents.    The Guarantee and Collateral Agreement, and, after the occurrence of the Ratings Event, each other Security Document, is effective to create in favor of the Administrative Agent a legal, valid and enforceable security interest in the Collateral to the extent described therein and available under the UCC. As of the Effective Date, Schedule 3.16 lists all of the filing jurisdictions in which UCC-1 Financing Statements are required to be filed pursuant to the Guarantee and Collateral Agreement. Upon filing of such UCC-1 Financing Statements, the Guarantee and Collateral Agreement creates a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent available under the UCC, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case, subject to Permitted Encumbrances or as otherwise permitted by Section 6.3, prior and superior in right to any other Person.

ARTICLE IV

CONDITIONS

        Section 4.1.    Effective Date.    The obligations of the Lenders to make Loans hereunder, of the Issuing Lenders to issue Letters of Credit hereunder and of the Foreign Issuing Lenders to issue Foreign Credit Instruments hereunder shall not become effective until the date on which each of the following conditions is satisfied:

          (a)   Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum in the form of Exhibit E, executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Parent Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent, substantially in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein) that is not a party to the Guarantee and Collateral Agreement and that is organized under the laws of Germany or any state or territory thereof.

          (b)   Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

          (c)   Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Parent Borrower for the 2003 and 2004 fiscal years and (ii) unaudited interim consolidated financial statements of the Parent Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Parent Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

          (d)   Projections. The Lenders shall have received satisfactory projections (including written assumptions) for the Parent Borrower and its Subsidiaries.

          (e)   Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

          (f)    Pledged Stock. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

          (g)   Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.

          (h)   Legal Opinions. The Administrative Agent shall have received legal opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) (i) from Fried, Frank,

  Harris, Shriver & Jacobson LLP, counsel for the Parent Borrower, substantially in the form of Exhibit D-1, and (ii) from Ross Bricker, General Counsel of the Parent Borrower, substantially in the form of Exhibit D-2. The Parent Borrower hereby requests each such counsel to deliver such opinions.

          (i)    Closing Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.

          (j)    Fees. The Administrative Agent, the Foreign Trade Facility Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

          (k)   Consents. All consents and approvals, if any, required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions, except to the extent that the failure to obtain any such consent could not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.2.    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lenders and Foreign Issuing Lenders to issue, amend, renew or extend any Letter of Credit or any Foreign Credit Instrument, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

          (a)   The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit or Foreign Credit Instrument, as applicable.

          (b)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit or Foreign Credit Instrument, as applicable, no Default or Event of Default shall have occurred and be continuing.

          (c)   In the case of any initial extension of credit made under the Global Revolving Facility to a Foreign Subsidiary Borrower, the Administrative Agent shall have received a Foreign Subsidiary Opinion and such other documents and information with respect to such Foreign Subsidiary Borrower as the Administrative Agent may reasonably request.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit or a Foreign Credit Instrument shall be deemed to constitute a representation and warranty by the Parent Borrower and the relevant Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

        Until the Commitments have expired or been terminated and the principal of and interest (and premium, if any) on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit and Foreign Credit Instruments shall have expired or terminated (or been fully cash collateralized or otherwise supported in a manner consistent with the terms of Section 2.5(j) or 2.6(m)(v), as applicable) and all LC Disbursements and Foreign Credit Disbursements shall have been reimbursed, the Parent Borrower covenants and agrees with the Administrative Agent and the Lenders that:

        SECTION 5.1.    Financial Statements and Other Information.    The Parent Borrower will furnish to the Administrative Agent and each Lender:

          (a)   within 90 days after the end of each fiscal year of the Parent Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Parent Borrower filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.1(a);

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its consolidated balance sheet and related statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year, and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Parent Borrower filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.1(b);

          (c)   concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower's audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) with respect to any Permitted Acquisition for which the aggregate Consideration is greater than or equal to $100,000,000 and for which a certificate has not been previously delivered to the Administrative Agent as required by the definition of Permitted Acquisition, certifying as to the matters specified in clause (a) of the proviso in such definition;

          (d)   concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

          (e)   not later than 60 days after the commencement of each fiscal year of the Parent Borrower, a consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

          (f)    no later than five days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture, any of the Subordinated Debt Documents or any of the Other Permitted Debt Documents;

          (g)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent Borrower to its shareholders generally, as the case may be; and

          (h)   promptly following any request therefor, such other information regarding the operations, business affairs, financial condition and identity of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, including any request made by a Lender as contemplated by Section 9.16.

        SECTION 5.2.    Notices of Material Events.    The Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default or Event of Default;

          (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Borrower or any Affiliate thereof that could reasonably be expected to have a Material Adverse Effect;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

          (d)   after the occurrence of the Ratings Event, any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding that could reasonably be expected to reduce the value of the Collateral by an aggregate amount in excess of $50,000,000; and

          (e)   any development that results in, or could reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.3.    Information Regarding Collateral.    (a) The Parent Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name, (ii) in the jurisdiction of organization of any Loan Party, (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. Unless the Parent Borrower shall have provided to the Administrative Agent at least 15 days' prior written notice of any such change, the Parent Borrower agrees not to effect or permit any change referred to in the preceding sentence until such time as all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

        (b)   On each Collateral Date, the Parent Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Parent Borrower setting forth (i) the information required by Section 5.11 and (ii) a summary of any change referred to in the first sentence of paragraph (a) above that has occurred since the immediately preceding Collateral Date (or, in the case of the first Collateral Date, since the Effective Date).

        SECTION 5.4.    Existence; Conduct of Business.    The Parent Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.4.

        SECTION 5.5.    Payment of Obligations.    The Parent Borrower will, and will cause each of its Subsidiaries to, pay its material Indebtedness and other obligations, including material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.6.    Maintenance of Properties.    The Parent Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good condition, ordinary obsolescence, wear and tear excepted.

        SECTION 5.7.    Insurance.    The Parent Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Parent Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

        SECTION 5.8.    Books and Records; Inspection and Audit Rights.    The Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

        SECTION 5.9.    Compliance with Laws and Contractual Obligations.    The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) and all Contractual Obligations applicable to it or its property, except where the failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.10.    Use of Proceeds and Letters of Credit and Foreign Credit Instruments.    The proceeds of the Initial Term Loans will be used only to refinance the LYONs. The proceeds of the Incremental Term Loans will be used only for the purposes specified in the relevant Incremental Facility Activation Notice. The proceeds of the Revolving Loans and Swingline Loans, and the Letters of Credit, will be used only for working capital and general corporate purposes of the Parent Borrower and its Subsidiaries, including Permitted Acquisitions, Investments and Restricted Payments permitted hereby. The Foreign Credit Instruments will be used only for the operational business of the Parent Borrower and its Subsidiaries, provided that no Foreign Credit Instrument may be issued for the benefit of financial creditors. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

        SECTION 5.11.    Additional Collateral.    (a) On each Collateral Date, the Parent Borrower will notify the Administrative Agent of the identity of any Wholly Owned Subsidiary that is not already a Subsidiary Guarantor and promptly after such Collateral Date will (i) cause such Subsidiary (unless it is a Foreign Subsidiary (or a Subsidiary thereof) or a Receivables Entity) to become a "Subsidiary Guarantor" under the Guarantee and Collateral Agreement, (ii) in the case of each such Subsidiary that is a Material Subsidiary, cause such Subsidiary (unless it is a Foreign Subsidiary (or a Subsidiary thereof) or a Receivables Entity) to become a "Grantor" under the Guarantee and Collateral Agreement and, after the occurrence of the Ratings Event, each other relevant Security Document, (iii) cause the Capital Stock of such Wholly Owned Subsidiary to be pledged pursuant to the Guarantee and Collateral Agreement (except that, (A) if such Subsidiary is a Foreign Subsidiary (or a Subsidiary thereof), no Capital Stock of such Subsidiary shall be pledged unless such Subsidiary is a Material Subsidiary that is directly owned by the Parent Borrower or a Domestic Subsidiary, and then the amount of voting stock of such Subsidiary to be pledged pursuant to the Guarantee and Collateral Agreement shall be limited to 66% of the outstanding shares of voting stock of such Subsidiary, and

(B) if such Subsidiary is a Receivables Entity, no shares of Capital Stock of such Subsidiary shall be pledged if the documentation relating to the Receivables sale, factoring or securitization to which such Receivables Entity is a party expressly prohibits such pledge) and (iv) except in the case of a Foreign Subsidiary (or a Subsidiary thereof) or a Receivables Entity, take all steps required pursuant to this Section 5.11, Section 5.12 and the relevant Security Documents to create and perfect Liens in the relevant property of such Subsidiary; provided that the Parent Borrower and its Subsidiaries shall not be required to comply with the requirements of this Section 5.11(a) if the Administrative Agent, in its sole discretion, determines that the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby.

        (b)   Promptly, and in any event within 30 days (or such longer period as is reasonably acceptable to the Administrative Agent), following the first date on which the outstanding Indebtedness under this Agreement is rated "Ba2" or less by Moody's and "BB" or less by S&P (such date, the "Ratings Event"), the Parent Borrower shall (i) execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, to the Administrative Agent security documents, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Parent Borrower and each Subsidiary Guarantor shall grant to the Administrative Agent, for the benefit of the Lenders, a security interest in all property of such Person (including any parcel of owned domestic real property having a fair market value in excess of $10,000,000 but excluding (A) all other real property, (B) Capital Stock not required to be pledged pursuant to Section 5.11(a), (C) assets that cannot be pledged as collateral due to existing legal or contractual prohibitions and (D) those assets that are, in the reasonable judgment of the Administrative Agent, customarily excluded from security documents) that is not already subject to a perfected first priority Lien (except as permitted by Section 6.3) in favor of the Administrative Agent and (ii) take, and cause the relevant Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.12, all at the expense of the Loan Parties; provided that the Parent Borrower and its Subsidiaries shall not be required to comply with the requirements of this Section 5.11(b) if the Administrative Agent, in its sole discretion, determines that the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby.

        (c)   If, as of any Collateral Date following the Ratings Event, any property of the Parent Borrower, any Subsidiary Guarantor that is a "Grantor" under any Security Document or any Subsidiary that is required to become a "Grantor" pursuant to Section 5.11(a) (including any parcel of owned domestic real property having a fair market value in excess of $10,000,000 but excluding (A) all other real property, (B) Capital Stock not required to be pledge pursuant to Section 5.11(a), (C) assets that cannot be pledged as collateral due to existing legal or contractual prohibitions and (D) those assets that are, in the reasonable judgment of the Administrative Agent, customarily excluded from security documents) is not already subject to a perfected first priority Lien (except as permitted by Section 6.3) in favor of the Administrative Agent, the Parent Borrower will notify the Administrative Agent thereof, and, promptly after such Collateral Date, will cause such assets to become subject to a Lien under the relevant Security Documents and will take, and cause the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.12, all at the expense of the Loan Parties; provided that the Parent Borrower and its Subsidiaries shall not be required to comply with the requirements of this Section 5.11(c) if the Administrative Agent, in its sole discretion, determines that the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby.

        (d)   Notwithstanding anything to the contrary in this Section 5.11 or any other Loan Document, prior to the occurrence of the Ratings Event, no property other than Capital Stock shall be required to become Collateral.

        (e)   Promptly, and in any event within 30 days (or such longer period as is reasonably acceptable to the Administrative Agent), following the first date after the Release Date on which the outstanding Indebtedness under this Agreement is rated less than "Baa3" by Moody's or less than "BBB-" by S&P, the Parent Borrower shall (i) execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, to the Administrative Agent security documents, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Parent Borrower and each Subsidiary Guarantor shall grant to the Administrative Agent, for the benefit of the Lenders, a security interest in all property (and types of property) of such Person that constituted Collateral under the Guarantee and Collateral Agreement as in effect immediately prior to the Release Date (and, for the avoidance of doubt, shall not include Capital Stock not required to be pledged pursuant to Section 5.11(a)) and (ii) take, and cause the relevant Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.12, all at the expense of the Loan Parties.

        (f)    Notwithstanding anything to the contrary in this Section 5.11 or any other Loan Document, the Administrative Agent and the Lenders shall not have Liens on (and shall, at the request and expense of the Parent Borrower, timely release any Liens on): (i) the assets transferred to a Receivables Entity and assets of such Receivables Entity, (ii) the Receivables and related assets (of the type specified in the definition of "Qualified Receivables Transaction") transferred, or in respect of which security interests are granted, pursuant to a Qualified Receivables Transaction and (iii) if the documentation relating to the Receivables sale, factoring or securitization to which such Receivables Entity is a party expressly prohibits such a Lien, the Capital Stock or debt (whether or not represented by promissory notes) of or issued by a Receivables Entity to the Parent Borrower or any of its Subsidiaries, in each case in connection with a Qualified Receivables Transaction permitted by Section 6.6(c).

        SECTION 5.12.    Further Assurances.    The Parent Borrower will, and will cause each of the Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Parent Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

        SECTION 5.13.    Post-Closing Matters.    Within 60 days after the Effective Date (or such longer period as is agreed to by the Administrative Agent in its sole discretion), the Parent Borrower shall cause to be provided to the Administrative Agent, to the extent not previously provided pursuant to Section 4.1(a)(iii), an Acknowledgement and Consent, substantially in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein) that is not a party to the Guarantee and Collateral Agreement.

ARTICLE VI

NEGATIVE COVENANTS

        Until the Commitments have expired or terminated and the principal of and interest (and premium, if any) on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit and Foreign Credit Instruments have expired or terminated (or been fully cash collateralized or otherwise supported in a manner consistent with the terms of Section 2.5(j) or 2.6(m)(v), as applicable)

and all LC Disbursements and Foreign Credit Disbursements shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

        SECTION 6.1.    Financial Condition Covenants.    (a) Consolidated Leverage Ratio. The Parent Borrower will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower to exceed 3.25 to 1.00.

        (b)   Consolidated Interest Coverage Ratio. The Parent Borrower will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower to be less than 3.50 to 1.00.

        SECTION 6.2.    Indebtedness.    The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume (collectively, "Incur") or permit to exist (except as provided below) any Indebtedness, except:

          (a)   Indebtedness created under the Loan Documents;

          (b)   subordinated debt of the Parent Borrower (including any subordinated debt which extends, renews, replaces or is in exchange for existing subordinated debt of the Parent Borrower), so long as (i) such Indebtedness has no scheduled principal payments prior to the date that is six months after the latest maturity date then in effect for Loans hereunder, (ii) the covenants and defaults, taken as a whole, contained in the Subordinated Debt Documents are not materially more restrictive than those contained in this Agreement, as agreed to by the Administrative Agent acting reasonably, and (iii) the Subordinated Debt Documents contain subordination terms that are no less favorable in any material respect to the Lenders than those applicable to offerings of "high-yield" subordinated debt by similar issuers of similar debt at or about the same time, as agreed to by the Administrative Agent acting reasonably;

          (c)   Indebtedness existing on the Effective Date and set forth in Schedule 6.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (d)   Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary; provided that Indebtedness pursuant to this paragraph (d) of any Subsidiary that is not a Wholly Owned Subsidiary Guarantor shall be subject to Section 6.5;

          (e)   Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, warranty, release and appeal bonds, bank guarantees, letters of credit, and guarantees of any of the foregoing in each case securing obligations not constituting Indebtedness for borrowed money and obtained in the ordinary course of business;

          (f)    Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; provided that (i) Guarantees pursuant to this paragraph (f) of Indebtedness of any Subsidiary that is not a Wholly Owned Subsidiary Guarantor shall be subject to Section 6.5, (ii) a Subsidiary shall not Guarantee the Indebtedness of any Loan Party unless such Subsidiary has also Guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement and (iii) Guarantees pursuant to this paragraph (f) of Subordinated Debt shall be subordinated to the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Debt;

          (g)   (i) Indebtedness of the Parent Borrower or any Subsidiary Incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that such Indebtedness (other than any such extension, renewal or replacement) is Incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) Attributable Debt in connection with Sale/Leaseback Transactions involving fixed or capital assets, in the case of either clause (i) or (ii) if at the time of Incurrence thereof, after giving effect thereto, the aggregate principal amount of all Specified Indebtedness shall not exceed an amount equal to 15% of the Total Consolidated Assets;

          (h)   Indebtedness of any Person that becomes a Subsidiary after the Effective Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; providedthat (i) such Indebtedness (other than any such extension, renewal or replacement) exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) at the time of Incurrence thereof, after giving effect thereto, the aggregate principal amount of all Specified Indebtedness shall not exceed an amount equal to 15% of the Total Consolidated Assets;

          (i)    Indebtedness to finance the general working capital needs of the Parent Borrower and its Subsidiaries, Incurred after the Domestic Revolving Maturity Date and the Global Revolving Maturity Date, in an aggregate principal amount not to exceed the amount of the Revolving Commitments as in effect immediately prior to such date; provided that (i) the Revolving Commitments shall have been or shall concurrently be terminated, the Revolving Loans and Swingline Loans shall have been or shall concurrently be repaid in full, all LC Disbursements shall have been repaid in full and all Letters of Credit shall have been or shall concurrently be cancelled or replaced and (ii) the terms and conditions of such replacement working capital facility (including any arrangements for sharing of Collateral) shall be reasonably satisfactory to the Required Lenders (determined after giving effect to the termination of the Revolving Commitments);

          (j)    letters of credit, bank guarantees or surety instruments obtained in the ordinary course of business in an aggregate face amount not exceeding $150,000,000 at any time outstanding (which may be secured); provided that, in the case of any such Indebtedness that is secured, at the time of Incurrence thereof, after giving effect thereto, the aggregate principal amount of all Specified Indebtedness shall not exceed an amount equal to 15% of the Total Consolidated Assets;

          (k)   Indebtedness of Foreign Subsidiaries and any other Subsidiary that is not a Loan Party; provided that, at the time of Incurrence thereof, after giving effect thereto, the aggregate principal amount of all Specified Indebtedness shall not exceed an amount equal to 15% of the Total Consolidated Assets (with the amount of Indebtedness under overdraft lines or cash management facilities being determined net of cash held for the benefit of the relevant Subsidiary by the institution creating such overdraft or cash management facility);

          (l)    unsecured Indebtedness of the Parent Borrower (and any unsecured Guarantees of such Indebtedness by Subsidiary Guarantors to the extent permitted by Section 6.2(f)) and any extensions, renewals and replacements of any such Indebtedness that are Incurred by the Parent Borrower, that are unsecured and that do not increase the outstanding principal amount of such Indebtedness (with Guarantees by Subsidiary Guarantors as permitted by Section 6.2(f)); provided that, with respect to all Indebtedness permitted by this paragraph (l) (including any extension, renewal or replacement thereof), (i) such Indebtedness has no scheduled principal payments prior to the latest maturity date then in effect for Loans hereunder, (ii) the covenants and defaults, taken as a whole, contained in the documentation for such Indebtedness are not materially more restrictive than those contained in this Agreement, as agreed to by the Administrative Agent acting reasonably, (iii) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to the Incurrence of such Indebtedness, and (iv) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the Incurrence of such Indebtedness, with the covenants contained in Section 6.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such Incurrence had occurred on the first day of each relevant period for testing such compliance (as demonstrated in a certificate of a Financial Officer delivered to the Administrative Agent not more than two Business Days prior to such Incurrence);

          (m)  (i) Indebtedness of the Parent Borrower consisting of LYONs and Guarantees of LYONs by Subsidiaries to the extent permitted by Section 6.5(e) (it being understood that (x) LYONS and Guarantees of LYONS by Subsidiaries as in effect on the Effective Date are permitted by this clause (m) and (y) the conversion described in clause (b) of the definition of "LYONs" shall be deemed to be a new Incurrence of Indebtedness and shall be permitted only if clauses (A) through (D) of this paragraph (m)(i) are satisfied at the time of such conversion) representing aggregate gross proceeds not exceeding $820,000,000, provided that (A) such Indebtedness has no scheduled principal payments (it being acknowledged that any mandatory redemptions or conversions at the option of the holders of the LYONs pursuant to LYONs Put/Conversion Rights are not scheduled principal payments) prior to the date that is six months after the latest maturity date then in effect for Loans hereunder, (B) the covenants and defaults, taken as a whole, contained in the documentation for such Indebtedness are not materially more restrictive than those contained in this Agreement, as agreed to by the Administrative Agent acting reasonably, (C) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to the Incurrence of such Indebtedness and (D) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the Incurrence of such Indebtedness, with the covenants contained in Section 6.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such Incurrence had occurred (and, in the case of the conversion described in clause (b) of the definition of "LYONs", as if cash interest on the LYONs had become payable) on the first day of each relevant period for testing such compliance (as demonstrated in a certificate of a Financial Officer delivered to the Administrative Agent not more than two Business Days prior to such Incurrence) and (ii) any Indebtedness of the Parent Borrower (with Guarantees by Subsidiary Guarantors otherwise permitted by this Agreement) Incurred to refinance any of the foregoing so long as (A) such Indebtedness has no scheduled principal payments (it being acknowledged that if such refinancing Indebtedness has substantially the same terms as the LYONs, any mandatory redemptions or conversions at the option of the holders of the such Indebtedness pursuant to substantially the same terms as the LYONs Put/Conversion Rights are not scheduled principal payments) prior to the date that is six months after the latest maturity date then in effect for Loans hereunder, (B) the terms thereof, taken as a whole, are not materially more restrictive than the Indebtedness being refinanced or are no more restrictive than those contained in this Agreement, in each case as agreed by the Administrative Agent acting reasonably and (C) the aggregate principal amount of the LYONs so refinanced is not increased;

          (n)   Receivables Transaction Attributed Indebtedness and all yield, interest, fees, indemnities and other amounts related thereto; provided that the related Qualified Receivables Transaction shall be subject to Section 6.6(c);

          (o)   Hedging Agreements, so long as such agreements are not entered into for speculative purposes; and

          (p)   other Indebtedness of any Loan Party in an aggregate principal amount not exceeding $100,000,000 at any time outstanding; provided that, in the case of any such Indebtedness that is secured, at the time of Incurrence thereof, after giving effect thereto, the aggregate principal amount of all Specified Indebtedness shall not exceed an amount equal to 15% of the Total Consolidated Assets.

        SECTION 6.3.    Liens    The Parent Borrower will not, and will not permit any Subsidiary to, Incur or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Receivables) or rights in respect of any thereof, except:

          (a)   Liens created under the Loan Documents;

          (b)   Permitted Encumbrances;

          (c)   any Lien on any property or asset of the Parent Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.3; provided that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d)   any Lien existing on any property prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of the Parent Borrower or any Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (e)   Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.2(g), (ii) such security interests and the Indebtedness secured thereby (other than extensions, renewals and replacements) are Incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary (other than improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto);

          (f)    Liens securing Indebtedness permitted by Section 6.2(i); provided that, if any such Liens are on property that is not Collateral, then, contemporaneously with the Incurrence of such Liens, effective provision is made to secure the Obligations equally and ratably with the Indebtedness secured by such Liens for so long as such Indebtedness is so secured;

          (g)   Liens on property of any Foreign Subsidiary or any other Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted by Section 6.2(j) or (k);

          (h)   Liens on assets transferred to a Receivables Entity or other Person in connection with a Qualified Receivables Transaction or on assets of a Receivables Entity, in each case Incurred in connection with a Qualified Receivables Transaction securing Indebtedness permitted by Section 6.2(n);

          (i)    Liens not otherwise permitted by this Section securing Indebtedness expressly permitted to be secured by Section 6.2(p); provided that the aggregate book value (determined as of the date such Loan is incurred) of the assets subject thereto does not exceed (as to the Parent Borrower and all Subsidiaries) $130,000,000 at any one time; and

          (j)    Liens not otherwise permitted by this Section securing obligations or liabilities (other than Indebtedness) in an amount not to exceed $50,000,000.

It is understood that Liens pursuant to Sections 6.3(d), (e), (f), (g), (h) and (i) may be Incurred only to the extent the corresponding Indebtedness is expressly permitted to be Incurred pursuant to Section 6.2.

        SECTION 6.4.    Fundamental Changes.    The Parent Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

          (a)   any Person may merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving corporation;

          (b)   any Person may merge or consolidate with any Wholly Owned Subsidiary Guarantor so long as the surviving entity is or becomes a Wholly Owned Subsidiary Guarantor;

          (c)   any Subsidiary may Dispose of its assets to the Parent Borrower or any Wholly Owned Subsidiary Guarantor pursuant to a transaction of liquidation or dissolution;

          (d)   the Parent Borrower or any Subsidiary may Dispose of any Subsidiary pursuant to a merger of such Subsidiary in a Disposition permitted by Section 6.6;

          (e)   any Foreign Subsidiary or other Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with any other Person so long as the surviving entity is a Subsidiary (provided that in the case of a merger or consolidation involving a Foreign Subsidiary Borrower, the surviving entity is a Borrower) or Dispose of its assets to any other Subsidiary pursuant to a transaction of liquidation or dissolution; and

          (f)    the Parent Borrower may merge or consolidate into any other Person so long as (i) the surviving entity assumes all the Obligations of the Parent Borrower hereunder and under the other Loan Documents pursuant to a written agreement satisfactory to the Administrative Agent, (ii) the surviving entity is organized under the laws of a jurisdiction within the United States of America, (iii) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such merger, (iv) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, as applicable, with the covenants contained in Section 6.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such merger or consolidation had occurred on the first day of each relevant period for testing such compliance (as demonstrated in a certificate of a Financial Officer delivered to the Administrative Agent at least ten Business Days prior to such merger or consolidation) and (v) all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such merger or consolidation to have a valid, legal and perfected security interest in all the Collateral to the same extent as prior to such merger or consolidation.

It is understood that no transaction pursuant to this Section 6.4 shall be permitted unless any Investment or Disposition made in connection therewith is also expressly permitted by Section 6.5 or 6.6, as applicable.

        SECTION 6.5.    Investments, Loans, Advances, Guarantees and Acquisitions.    The Parent Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Capital Stock of or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, "Investments"), except:

          (a)   Permitted Investments;

          (b)   Investments existing on the Effective Date and set forth on Schedule 6.5;

          (c)   intercompany Investments made by the Parent Borrower and its Subsidiaries in any Subsidiary (other than any Receivables Entity) that, prior to such Investment, is a Subsidiary; provided that, after giving effect to any such Investment made on a particular date, the aggregate amount of outstanding Investments made by Loan Parties after the Effective Date in or with respect to Subsidiaries (other than any Receivables Entity) that are not Wholly Owned Subsidiary Guarantors shall not exceed an amount equal to 10% of the Total Consolidated Assets (it being understood that the amount of any intercompany Investment made pursuant to this paragraph (c) in exchange for the forgiveness of any Indebtedness owing to the Person in which such Investment is made shall be determined net of the amount of such Indebtedness forgiven);

          (d)   loans and advances to employees of the Parent Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower and its Subsidiaries not to exceed $20,000,000 at any one time outstanding;

          (e)   Guarantees constituting Indebtedness permitted by Section 6.2; provided that (i) a Subsidiary shall not Guarantee the Senior Notes, any Subordinated Debt, the LYONs or any Other Permitted Debt unless (A) such Subsidiary also has Guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement, (B) in the case of any Guarantee of Subordinated Debt, such Guarantee of the Subordinated Debt is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Debt and (C) such Guarantee provides for the release and termination thereof, without action by any party, upon Disposition of the relevant Subsidiary, (ii) the aggregate principal amount of Indebtedness of Subsidiaries that are not Wholly Owned Subsidiary Guarantors that is Guaranteed by any Loan Party shall be subject to the limitation set forth in paragraph (c) above and (iii) a Subsidiary shall not Guarantee the Indebtedness of any Loan Party unless such Subsidiary has also Guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement;

          (f)    Permitted Acquisitions;

          (g)   Guarantees by the Parent Borrower and its Subsidiaries of any Contractual Obligations (not constituting Indebtedness) of the Parent Borrower or any Subsidiary;

          (h)   intercompany Investments in any Wholly Owned Subsidiary created by the Parent Borrower or any of its Subsidiaries in connection with any corporate restructuring; provided that (i) such newly-created Subsidiary is, or contemporaneously with the consummation of such restructuring becomes, a Wholly Owned Subsidiary Guarantor, (ii) all property transferred to such newly-created Subsidiary that constituted Collateral shall continue to constitute Collateral as to which the Administrative Agent has a first priority perfected security interest, subject to Permitted Encumbrances, and (iii) contemporaneously with the consummation of such restructuring (A) the Capital Stock (and, after the occurrence of the Ratings Event, the assets) of such newly-created Subsidiary are pledged under the relevant Security Documents (except to the extent that any of the foregoing would not otherwise be required pursuant to Section 5.11 to be so pledged on the next succeeding Collateral Date) and (B) the Parent Borrower takes, and causes the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.12, all at the expense of the Loan Parties;

          (i)    (i) Investments in the Emerson JV as at September 30, 2005 and (ii) additional Investments in the Emerson JV in an aggregate amount from September 30, 2005 through and including the date of such Investment not to exceed $75,000,000;

          (j)    Investments financed with Capital Stock of the Parent Borrower; provided that (i) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to such Investment, with the covenants contained in Section 6.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such Investment had occurred on the first day of each relevant period for testing such compliance (as demonstrated, in the case of any Investment for which the aggregate cost is greater than or equal to $100,000,000, in a certificate of a Financial Officer delivered to the Administrative Agent prior to the consummation of such Investment) and (ii) no Default or Event of Default shall occur after giving effect to such Investment;

          (k)   Investments comprised of capital contributions (whether in the form of cash, a note or other assets) to a Receivables Entity or otherwise resulting from transfers of assets permitted by Section 6.6(c);

          (l)    Investments comprised of non-cash consideration received by the Parent Borrower or any Subsidiary in connection with any Disposition permitted by Section 6.6(d) or (f); provided that such non-cash consideration either (i) constitutes not more than 25% of the aggregate consideration received in connection with such Disposition or (ii) is comprised of securities, notes or other obligations that are converted, sold or exchanged within 30 days of receipt thereof by the Parent Borrower or such Subsidiary into cash; and

          (m)  Investments that are not permitted by any other paragraph of this Section, so long as, after giving effect to any such Investment, the aggregate amount of Investments (valued at cost) at any one time outstanding shall not exceed $250,000,000.

The outstanding amount of any Investment shall be equal to the sum of (x) the original cost of such Investment, plus (y) the cost of all additions thereto, minus (z) any cash proceeds from the disposition of or other cash distributions on such Investment, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment; provided that the amount of any Investment shall not be less than zero.

        SECTION 6.6.    Disposition of Assets.    The Parent Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any asset, including any Capital Stock owned by it (other than Capital Stock of the Parent Borrower held in treasury by the Parent Borrower), nor will the Parent Borrower permit any of it Subsidiaries to issue any additional Capital Stock of such Subsidiary, except:

          (a)   (i) sales of inventory, obsolete or worn out equipment and Permitted Investments and (ii) leases or licenses of real or personal property, in each case in the ordinary course of business;

          (b)   Dispositions to the Parent Borrower or a Subsidiary; provided that any such Dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.5;

          (c)   sales of Receivables and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" pursuant to a Qualified Receivables Transaction, provided that (i) each such transaction shall be a Qualified Receivables Transaction, as agreed by the Administrative Agent acting reasonably, and (ii) the aggregate amount of Receivables Transaction Attributed Indebtedness at any time outstanding in respect of all such Qualified Receivables Transactions shall not exceed $300,000,000;

          (d)   Dispositions of assets that are not permitted by any other paragraph of this Section; provided that (i) the aggregate gross proceeds (including any non-cash proceeds, determined on the basis of face amount in the case of notes or similar consideration and on the basis of fair market value in the case of other non-cash proceeds) of all assets Disposed of in reliance upon this paragraph (d) shall not exceed, (A) during the period commencing on the Effective Date and ending on December 31, 2005, $300,000,000 and (B) in the case of any fiscal year of the Parent Borrower thereafter, 10% of the Total Consolidated Assets (provided, that (x) any such amount referred to in this clause (B), if not so utilized in the fiscal year for which it is permitted, may be carried over for utilization in the next succeeding fiscal year and (y) Dispositions made pursuant to this clause (B) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided in this clause (B) and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (x) above); and (ii) all Dispositions permitted by this paragraph (d) shall be made for fair value and for at least 75% cash consideration;

          (e)   Dispositions by the Parent Borrower of all or any portion of its interest in the Emerson JV; and

          (f)    Dispositions consummated on or before December 31, 2006 by the Parent Borrower or a Subsidiary of any assets that the Parent Borrower, in a public filing made with the Securities Exchange Commission prior to the Effective Date, disclosed as the subject of a proposed sale; provided that (i) all Dispositions permitted by this paragraph (f) shall be made for fair value and for at least 75% cash consideration and (ii) the aggregate consideration for all such Dispositions permitted by this paragraph (f) shall not exceed $150,000,000.

For purposes of paragraphs (d) and (f) of this Section 6.6,

          (i)    the following will be deemed to be cash:

            (A)  the assumption by the transferee of Indebtedness (other than subordinated Indebtedness or preferred stock) of the Parent Borrower or of any Subsidiary (in which case, the Parent or such Subsidiary will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (b)(ii) of the definition of "Net Proceeds"), provided that the amount of assumed Indebtedness that is deemed to be cash shall not exceed $200,000,000 in the aggregate from and after the Effective Date;

            (B)  securities, notes or other obligations received by the Parent Borrower or any Subsidiary from the transferee that are converted, sold or exchanged within 30 days of receipt thereof by the Parent Borrower or such Subsidiary into cash (to the extent of the cash received in such conversion, sale or exchange); and

            (C)  in the case of any particular Disposition, promissory notes received by the Parent Borrower or any Subsidiary from the transferee having an aggregate principal amount not to exceed $10,000,000; and

          (ii)   in the case of a Disposition consisting of an Asset Swap, the Parent Borrower or such Subsidiary shall only be required to receive cash in an amount equal to at least 75% of the proceeds of such Disposition which are not part of the Asset Swap, provided that at the time of such Asset Swap, after giving effect thereto, the aggregate fair value (as determined at the time of such related Asset Swap and not subject to later revaluation) of the assets of the Parent Borrower and its Subsidiaries that are the subject of all such Asset Swaps from and after the Effective Date shall not exceed an amount equal to 15% of the Total Consolidated Assets.

        SECTION 6.7.    Sale and Leaseback Transactions.    The Parent Borrower will not, and will not permit any Subsidiary to, enter into any arrangement (each, a "Sale/Leaseback Transaction") providing for the leasing to the Parent Borrower or any Subsidiary of real or personal property that has been or is to be (a) sold or transferred by the Parent Borrower or any Subsidiary or (b) constructed or acquired by a third party in anticipation of a program of leasing to the Parent Borrower or any Subsidiary, in each case unless the Attributable Debt resulting therefrom is permitted by Section 6.2(d) or 6.2(g).

        SECTION 6.8.    Restricted Payments.    The Parent Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or Incur any obligation (contingent or otherwise) to do so, except:

          (a)   the Parent Borrower may (i) declare and pay dividends with respect to its Capital Stock payable solely in shares of its Capital Stock or (ii) make other distributions or payments payable solely in shares of its Capital Stock;

          (b)   any Wholly Owned Subsidiary may declare and pay Restricted Payments to its immediate parent;

          (c)   any non-Wholly Owned Subsidiary may declare and pay Restricted Payments ratably with respect to its Capital Stock;

          (d)   the Parent Borrower may make Restricted Payments, not exceeding $10,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Subsidiaries;

          (e)   the Parent Borrower may repurchase its Capital Stock and may declare and pay cash dividends to the holders of its Capital Stock; provided that if the Consolidated Leverage Ratio, on a pro forma basis immediately after giving effect to such repurchase or dividend declaration (with the reference period for Consolidated EBITDA being the most recent period of four consecutive fiscal quarters for which the relevant financial information has been delivered pursuant to Section 5.1(a) or (b) and with Consolidated Total Debt being calculated without netting cash and cash equivalents), as applicable, is

            (i)    greater than or equal to 2.50 to 1.00, the aggregate amount of such repurchases and dividend declarations pursuant to this Section 6.8(e) shall not exceed (A) $75,000,000 in any fiscal year plus (B) an additional amount for all such repurchases and dividend declarations made after the Effective Date that is equal to the sum of (I) $250,000,000 and (II) a positive amount equal to 50% of cumulative Consolidated Net Income during the period from October 1, 2004 to the end of the most recent fiscal quarter for which financial information is available preceding the date of such repurchase or dividend declaration (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit), and

            (ii)   less than 2.50 to 1.00, the aggregate amount of such repurchases and dividend declarations pursuant to this Section 6.8(e) shall be unlimited; and

        provided further that any such cash dividends shall be paid within 60 days after the date of declaration thereof;

          (f)    the Parent Borrower or any Subsidiary may make Restricted Payments to the extent required by the terms of its joint venture or similar agreements relating to non-Wholly Owned Subsidiaries, provided that no such Restricted Payment shall be permitted by this clause (f) unless any Investment made in connection therewith is also expressly permitted by Section 6.5;

          (g)   the Parent Borrower may redeem any or all of the LYONs;

          (h)   the Parent Borrower or any Subsidiary that is permitted to guarantee the LYONs may pay required interest payments in respect of LYONs of the type described in clause (b) of the definition thereof; and

          (i)    the Parent Borrower or any Subsidiary that is permitted to guarantee the LYONs may pay LYONs Contingent Interest.

For the purposes of this Section 6.8, redemptions of the LYONs shall include purchases thereof and payments required to be made in connection with the conversion thereof.

        SECTION 6.9.    Payments of Certain Indebtedness; Certain Derivative Transactions.    The Parent Borrower will not, nor will it permit any Subsidiary to:

          (a)   make or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Debt, except (i) extensions, renewals, replacements or exchanges of any Subordinated Debt permitted by Section 6.2(b), (ii) the payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Debt and (iii) any purchase or other acquisition of any Subordinated Debt (A) made in consideration for (or with the proceeds of) the issuance of common stock of the Parent Borrower or (B) if the Consolidated Leverage Ratio for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.1(a) or (b) is less than 2.50 to 1.00, other than, in each of clauses (ii) and (iii), any such payments, purchases or other acquisitions of the Subordinated Debt prohibited by the subordination provisions thereof; or

          (b)   enter into any derivative transaction or similar transaction obligating the Parent Borrower or any of its Subsidiaries to make payments to any other Person as a result of a change in market value of any Subordinated Debt or LYONs.

        SECTION 6.10.    Transactions with Affiliates.    The Parent Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

          (a)   transactions that are at prices and on terms and conditions, taken as a whole, not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties;

          (b)   transactions between or among the Parent Borrower and the Subsidiaries (other than a Receivables Entity) not involving any other Affiliate;

          (c)   any Restricted Payment permitted by Section 6.8;

          (d)   any Qualified Receivables Transaction expressly permitted by Section 6.6(c); and

          (e)   any other transaction expressly permitted by Section 6.5.

        SECTION 6.11.    Restrictive Agreements.    The Parent Borrower will not, and will not permit any Foreign Subsidiary Borrower or any Wholly Owned Subsidiary Guarantor to enter into, Incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, Incur or permit to exist any Lien upon any of its property, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary or (c) the ability of any Subsidiary to transfer any of its assets to the Parent Borrower or any other Subsidiary; provided that:

          (i)    the foregoing shall not apply to restrictions and conditions imposed by law, Permitted Encumbrances, any Loan Document, the Senior Note Indenture, any Subordinated Debt Document or any Other Permitted Debt Document, provided that such restrictions and conditions shall not restrict any Loan Party from complying with the requirements of Section 5.11(b) (without giving effect to clause (i)(C) thereof);

           (ii)  the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.11 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition);

          (iii)  the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is (or the assets that are) to be sold and such sale is permitted hereunder;

          (iv)  the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to a Qualified Receivables Transaction permitted by this Agreement if such restrictions or conditions apply only to the relevant Receivables Entity;

           (v)  clauses (a) and (c) above shall not apply to restrictions and conditions contained in documentation relating to a Subsidiary acquired in a Permitted Acquisition, provided that such restriction or condition (x) existed at the time such Person became a Subsidiary, (y) was not created in contemplation of or in connection with such Person becoming a Subsidiary and (z) applies only to such Subsidiary;

          (vi)  the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

         (vii)  clauses (a) and (c) above shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; and

        (viii)  the foregoing shall not apply to customary provisions in purchase money obligations for property acquired in the ordinary course of business, Capital Leases Obligations, industrial revenue bonds or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof.

        SECTION 6.12.    Amendment of Material Documents, etc.    The Parent Borrower will not, and will not permit any Subsidiary to, (a) amend, modify, supplement or waive in any respect that is material and adverse to the Lenders any of its rights under any Subordinated Debt Document or any LYONs Documents (it being understood, however, that any amendment to provide Guarantees in respect of the LYONs or any Subordinated Debt, which Guarantees are permitted by this Agreement, would not constitute such an amendment) or (b) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Indebtedness" (or any comparable concept) that controls payment blockages for the purposes of the Subordinated Debt Documents.

ARTICLE VII

EVENTS OF DEFAULT

                If any of the following events ("Events of Default") shall occur:

          (a)   any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or Foreign Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)   any Borrower shall fail to pay any interest (or premium, if any) on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

          (c)   any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

          (d)   the Parent Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.4 (with respect to the existence of any Borrower) or 5.10 or in Article VI;

          (e)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof to the Parent Borrower from the Administrative Agent or the Required Lenders;

          (f)    the Parent Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, after the passage of any cure period provided in such Indebtedness;

          (g)   (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (including, in any event, an "Event of Default" under and as defined in the Senior Note Indenture, any Subordinated Debt Documents or any Other Permitted Debt Documents) but excluding, in any event, (A) any mandatory redemptions or conversions at the option of the holders of the LYONs pursuant to LYONs Put/Conversion Rights and (B) after the Term Loans have been paid in full, any mandatory repurchases of the Senior Notes (and any other Indebtedness that ranks pari passu in right of payment to the Obligations) made in accordance with the Senior Note Indenture or any Other Permitted Debt Document with "Excess Proceeds" from any "Asset Disposition" pursuant to a required "Asset Disposition Offer" (as each such term was defined in the Senior Note Indenture when the Senior Notes were initially issued) (or any comparable concept in any Other Permitted Debt Document), or (ii) any event or condition occurs that results in (A) an automatic termination, winddown or comparable event with respect to any Qualified Receivables Transaction or (B) permits a notice of termination, a notice of winddown, a notice of acceleration or any comparable notice to be given under any such Qualified Receivables Transaction prior to the scheduled termination, winddown, maturity or comparable event, provided that an event or condition described in clause (ii) of this paragraph (g) shall not at any time constitute an Event of Default unless, at such time, one or more events or conditions of the type described in clauses (i) and (ii) of this paragraph (g) shall have occurred and be continuing with respect to Indebtedness, obligations in respect of Hedging Agreements and/or Qualified Receivables Transactions in an aggregate outstanding amount exceeding $75,000,000;

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i)    the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j)    the Parent Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k)   one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;

          (l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

          (m)  the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

          (n)   any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any Affiliate of any Loan Party not to be, a valid and perfected Lien on any Collateral (other than immaterial Collateral), with the priority required by the applicable Security Document;

          (o)   the Subordinated Debt or any Guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Subordinated Debt Documents, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Debt or the holders of at least 25% in aggregate principal amount of the Subordinated Debt shall so assert; or

          (p)   a Change of Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest (and premium, if any) thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest (and premium, if any) thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

        Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. For the purposes of Article 2692 of the Civil Code of Quebec and without limiting the generality of the foregoing, each Canadian Lender hereby irrevocably designates and appoints the Administrative Agent in its capacity as agent and holder of a power of attorney of each such Canadian Lender under this Agreement and the other Loan Documents.

        The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

        The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

        For the avoidance of doubt, each of the foregoing references to the Administrative Agent and the Lenders shall be deemed to include (a) the Canadian Administrative Agent and the Canadian Lenders and (b) the Foreign Trade Facility Agent and the Foreign Issuing Lenders, as applicable. Neither the Syndication Agent nor any Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX

MISCELLANEOUS

        Section 9.1.    Notices.    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a)   if to the Parent Borrower, to it at 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, attention of Treasurer and Chief Financial Officer (Telecopy No. 704-752-7487), and if to any Foreign Subsidiary Borrower, to it at its address (or telecopy number) specified in the relevant Borrowing Subsidiary Agreement with a copy to the Parent Borrower at its address (or telecopy number) specified above;

          (b)   if to the Administrative Agent, as applicable, (i) to J.P. Morgan Europe Limited, 125 London Wall, London, England, Attention of Caroline Walsh (Telecopy No. 44-207-777-2360), (ii) to The Bank of Nova Scotia, 44 King Street West, Toronto, Ontario, Canada M5H 1H1, attention of John Hall (Telecopy No. 416-866-5991), (iii) to JPMorgan Chase Bank, Agent Bank Services Group, 1111 Fannin, Tenth Floor, Houston, Texas 77002, attention of Stephanie Sever (Telecopy No. 713-750-2666), or (iv) to Deutsche Bank AG, Trade Center, Königsalle 45 - 47, 40212 Düsseldorf, Germany, attention of Roland Stephan or Irmgard Kleinsteinberg (Telecopy No. 49-211-883-9386; E-mail: spx-ftf.agent@db.com), in each case referred to in clause (i), (ii) or (iii) above, with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Randolph Cates (Telecopy No. 212-270- 3279); and

          (c)   if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        SECTION 9.2.    Waivers; Amendments.    (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit or a Foreign Credit Instrument shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

        (b)   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Required Lenders and each Loan Party party to the relevant Loan Document, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document; provided that no such agreement shall:

            (i)  increase the Commitment of any Lender without the written consent of such Lender;

           (ii)  reduce the principal amount of or subordinate the principal of any Loan, LC Disbursement or Foreign Credit Disbursement, or reduce the rate of interest thereon, or reduce any premium or fees payable hereunder, without the written consent of each Lender directly affected thereby;

          (iii)  extend the final scheduled date of maturity of any Loan, or postpone the scheduled date of payment of the principal amount of any Loan, LC Disbursement or Foreign Credit Disbursement, or any interest (or premium, if any) thereon, or any fees payable hereunder, or reduce the amount of, waive, excuse or subordinate any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

          (iv)  require any Lender to make Loans having an Interest Period of one year or longer, without the written consent of such Lender;

           (v)  amend, modify or waive any provision of this Agreement in any manner that would change the application of mandatory prepayments hereunder disproportionately as among the Facilities without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby;

          (vi)  amend, modify or waive the first sentence of Section 2.13(a) without the written consent of each Lender directly affected thereby;

         (vii)  change any of the provisions of this Section or the definition of "Required Lenders" or "Majority Facility Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

        (viii)  release or subordinate the Guarantee from the Parent Borrower or all or substantially all of the Guarantees from the Subsidiary Guarantors under the Guarantee and Collateral Agreement (except as expressly provided in the Loan Documents), without the written consent of each Lender; or

          (ix)  release or subordinate all or substantially all of the Liens of the Security Documents on the Collateral (except as expressly provided in the Loan Documents), without the written consent of each Lender.

        (c)   In addition, notwithstanding the foregoing:

            (i)  this Agreement may be amended with the written consent of the Administrative Agent, the Parent Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Initial Term Loans or all outstanding Incremental Term Loans ("Refinanced Term Loans") with a replacement "A" or "B" term loan tranche, as applicable, hereunder ("Replacement Term Loans"), provided that (A) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (B) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (C) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (D) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing;

           (ii)  this Agreement may be amended to provide for the increases in the Commitments and/or Incremental Term Loans contemplated by Section 2.1(b), and matters related thereto, upon (A) execution and delivery by the Parent Borrower, the Administrative Agent and each Lender increasing its Commitment and/or providing Incremental Term Loans of an Incremental Facility Activation Notice and (B) such other documents with respect thereto as the Administrative Agent shall reasonably request;

          (iii)  this Agreement may be amended (A) to add any Foreign Subsidiary of the Parent Borrower as a Foreign Subsidiary Borrower under the Global Revolving Facility upon execution and delivery by the Parent Borrower, such Foreign Subsidiary and the Administrative Agent of a Borrowing Subsidiary Agreement providing for such Subsidiary to become a Foreign Subsidiary Borrower under the Global Revolving Facility and (B) to remove any Subsidiary as a Foreign Subsidiary Borrower under the Global Revolving Facility upon (x) written notice by the Parent Borrower and such Subsidiary to the Administrative Agent to such effect and (y) repayment in full of all outstanding Obligations of such Foreign Subsidiary Borrower under the Global Revolving Facility;

          (iv)  this Agreement may be amended (A) to add any Foreign Subsidiary of the Parent Borrower as a Foreign Subsidiary Borrower under the Foreign Trade Facility upon execution and delivery by the Parent Borrower, such Foreign Subsidiary, the Foreign Trade Facility Agent and the Administrative Agent of a Borrowing Subsidiary Agreement providing for such Subsidiary to become a Foreign Subsidiary Borrower under the Foreign Trade Facility and (B) to remove any Subsidiary as a Foreign Subsidiary Borrower under the Foreign Trade Facility upon (x) written notice by the Parent Borrower and such Subsidiary to the Foreign Trade Facility Agent and the Administrative Agent to such effect, (y) repayment in full of all outstanding Obligations of such Foreign Subsidiary Borrower under the Foreign Trade Facility and (z) the expiration or termination (or full cash collateralization or provision of other credit support in a manner consistent with the terms of Section 2.6(m)(v)) of all Foreign Credit Instruments issued for the account of such Foreign Subsidiary Borrower; and

           (v)  this Agreement may be amended (A) to change any of the mechanics applicable to Foreign Credit Instruments set forth in Section 2.6, with the written consent of the Administrative Agent, the Foreign Trade Facility Agent, the Parent Borrower and the Majority Facility Lenders in respect of the Foreign Trade Facility, and (B) to change any of the mechanics applicable to Foreign Credit Instruments set forth in Section 2.6 solely to the extent necessary to permit a

  Foreign Credit Instrument to be issued in a particular country in accordance with applicable local Requirements of Law, with the written consent of the Administrative Agent, the Foreign Trade Facility Agent, each Foreign Issuing Lender directly affected thereby and the Parent Borrower; provided that (x) no amendment pursuant to this clause (v) shall have the effect of making any change described in the proviso to Section 9.2(b) and (y) no amendment pursuant to clause (B) above shall have the effect of making any change to Section 2.6 in respect of Foreign Credit Instruments (and any related Foreign Trade Exposure) issued or to be issued outside of such country.

        SECTION 9.3.    Expenses; Indemnity; Damage Waiver.    (a) The Parent Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees and disbursements of counsel to the Administrative Agent, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender or Foreign Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Foreign Credit Instrument or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit or Foreign Credit Instruments issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Letters of Credit or Foreign Credit Instruments.

        (b)   The Parent Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery, enforcement, performance and administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Letter of Credit or Foreign Credit Instrument or the use of the proceeds therefrom (including any refusal by an Issuing Lender or Foreign Issuing Lender to honor a demand for payment under a Letter of Credit or Foreign Credit Instrument if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Foreign Credit Instrument, as applicable), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

        (c)   To the extent that the Parent Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Lender, any Foreign Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender, Foreign Issuing Lender or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Lender, such Foreign Issuing Lender or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time; provided that (i) in the case of amounts owing to any Issuing Lender or the Swingline Lender, in each case in its capacity as such, a Lender's "pro rata share" shall be determined based solely upon its share of the sum of Domestic Revolving Exposures and unused Domestic Revolving Commitments at the time and (ii) in the case of amounts owing to any Foreign Issuing Lender, in its capacity as such, a Lender's "pro rata share" shall be determined based solely upon its share of the sum of Foreign Trade Exposures and unused Foreign Trade Commitments at the time.

        (d)   To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or Foreign Credit Instrument or the use of the proceeds thereof.

        (e)   All amounts due under this Section shall be payable not later than 15 days after written demand therefor. Statements payable by the Parent Borrower pursuant to this Section shall be sent to Attention of Treasurer and Chief Financial Officer (Telephone No. 704-752-4400) (Telecopy No. 704-752-7487), at the address of the Parent Borrower set forth in Section 9.1, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent.

        SECTION 9.4.    Successors and Assigns; Participations and Assignments.    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Parent Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that the consent of the Administrative Agent shall be required for any assignment to an assignee in respect of any Revolving Facility, (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not (x) in the case of an assignment of a Revolving Commitment, Revolving Loan or Foreign Credit Instrument, be less than $5,000,000, and (y) in the case of an assignment of a Term Loan Commitment or a Term Loan, be less than $1,000,000, unless the Parent Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (iv) the assignee, if not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, (v) no assignment of Global Revolving Commitments or Global Revolving Loans may be made to an assignee that cannot make Loans in each of the Qualified Global Currencies (other than Canadian dollars), (vi) no assignment of Canadian Commitments or Canadian Dollar Loans may be made to an assignee that cannot make Loans in each of the Qualified Global Currencies and (vii) no assignment of Foreign Trade Commitments or Foreign Credit Instruments (except to a Lender or a Lender Affiliate) may be made without the prior written consent of the Foreign Trade Facility Agent; and provided further that any consent of any Borrower otherwise required under this paragraph shall not be required if an Event of Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing. Any such assignment need not be ratable as among the Facilities. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

        (c)   The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans (whether or not evidenced by a promissory note),

LC Disbursements and Foreign Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (d)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Any assignment or transfer of all or part of a Loan evidenced by a promissory note shall be registered as to both principal and interest on the Register only upon surrender for registration of assignment or transfer of the promissory note evidencing such loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new promissory notes in the same aggregate principal amount shall be issued to the designated Assignee and the old promissory notes shall be returned by the Administrative Agent to the Parent Borrower marked "cancelled".

        (e)   Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (or premium, if any) on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided that, in the case of Section 2.19, such Participant shall have complied with the requirements of said section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.

        (f)    A Participant shall not be entitled to receive any greater payment under Section 2.17 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower's prior written consent.

        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that any foreclosure or similar action by such pledgee or assignee shall be subject to the provisions of this Section 9.4 concerning assignments; and provided, further that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of any Borrower or the Administrative Agent, assign or pledge a security interest in all or any portion of its rights under this Agreement and/or pledge all or any portion of any instrument evidencing its rights as a Lender under this Agreement to any trustee for, or any other representative of, holders of obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.4 concerning assignments.

        SECTION 9.5.    Survival.    All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit and Foreign Credit Instruments, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest (or premium, if any) on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or Foreign Credit Instrument is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the Foreign Credit Instruments or the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 9.6.    Counterparts; Integration.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto (including the Lenders) and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.7.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 9.8.    Right of Setoff.    Upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of a Borrower against any of and all the obligations of a Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 9.9.    Governing Law; Jurisdiction; Consent to Service of Process.    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)   Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

        (c)   Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section, (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iii) any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages (as opposed to direct or actual damages).

        (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. In addition, each Foreign Subsidiary Borrower agrees that service of process may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 9.10.    Acknowledgements.    Each Borrower hereby acknowledges that:

          (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b)   neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

        SECTION 9.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 9.12.    Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or rating agency, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) to any direct or indirect contractual counterparty in Hedging Agreements or other swap agreements relating to this Agreement or such counterparty's professional advisor, (h) with the consent of the Parent Borrower, and (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, "Information" means all information received from any Borrower relating to a Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 9.13.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 9.14.    Release of Collateral.    (a) On the first date (the "Release Date") on which the outstanding Indebtedness under this Agreement is rated "Baa3" or better by Moody's and "BBB-" or better by S&P, so long as no Event of Default exists on such date, all Collateral shall be released from the Liens created by the Guarantee and Collateral Agreement and any other Security Document, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Loan Parties. At the request and sole expense of any Loan Party following any such release, the Collateral Agent shall deliver to such Loan Party any Collateral held by the Collateral Agent under any Security Document, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such release.

        (b)   If any of the Collateral shall be Disposed of by any Loan Party in a transaction permitted by this Agreement, then the Administrative Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Guarantee and Collateral Agreement and any other Security Document on such Collateral. At the request and sole expense of the Parent Borrower, a Subsidiary Guarantor shall be released from its obligations under the Guarantee and Collateral Agreement and any other Security Document in the event that such Subsidiary Guarantor ceases to be a Wholly Owned Subsidiary pursuant to a transaction expressly permitted by this Agreement and if, as a result of such transaction, the Parent Borrower and its Subsidiaries own less than 75% of the outstanding voting Capital Stock of such Subsidiary Guarantor. In addition, at the request and sole expense of the Parent Borrower, not more than twice during the term of this Agreement, a Subsidiary Guarantor and the Subsidiaries of such Subsidiary Guarantor shall be released from their respective obligations under the Guarantee and Collateral Agreement and any other Security Document in the event that a portion of the Capital Stock of such Subsidiary Guarantor is Disposed of in a transaction expressly permitted by Section 6.6(d) (but which does not satisfy the requirements of the preceding sentence), provided that the aggregate Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.1 (in each case determined at the time of such transaction) that is attributable to the Subsidiaries released from their obligations hereunder pursuant to this sentence shall not exceed $40,000,000. Notwithstanding the foregoing, in no event shall any Subsidiary be released from its obligations under the Guarantee and Collateral Agreement or any other Security Document, in the event that such Subsidiary is a guarantor of any other Indebtedness of any Loan Party.

        (c)   At such time as the Loans, the Reimbursement Obligations, the Foreign Credit Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit or Foreign Credit Instruments shall be outstanding (or shall have been fully cash collateralized or otherwise supported in a manner consistent with the terms of Section 2.5(j) or 2.6(m)(v), as applicable), the Collateral shall be released from the Liens created by the Guarantee and Collateral Agreement and any other Security Document, and each Security Document and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party thereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Loan Parties. At the request and sole expense of any Loan Party following any such termination, the Administrative Agent shall deliver to such Loan Party any Collateral held by the Administrative Agent under any Security Document, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

        SECTION 9.15.    Judgment Currency.    (a) The Borrowers' obligations hereunder and under the other Loan Documents to make payments in a specified currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

        (b)   If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

        (c)   For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

        SECTION 9.16.    USA Patriot Act Notice.    Each Lender hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") and other applicable foreign Requirements of Law, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act or such other Requirements of Law, as applicable.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPX CORPORATION
By	/s/ PATRICK J. O'LEARY
Name:	Patrick J. O'Leary
Title:	Executive Vice President & CFO
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By	/s/ MARIAN N. SCHULMAN
Name:	Marian N. Schulman
Title:	Managing Director
THE BANK OF NOVA SCOTIA, as Syndication Agent
By	/s/ D.C. MALONEY
Name:	D.C. Maloney
Title:	Managing Director
BANK OF AMERICA, N.A., as a Documentation Agent
By	/s/ W. THOMAS BENNETT
Name:	W. Thomas Bennett
Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Documentation Agent
By	/s/ DONALD E. SELLERS
Name:	Donald E. Sellers
Title:	Director
THE BANK OF NOVA SCOTIA, as Canadian Administrative Agent
By	/s/ ROBERT BOOMHOUR
Name:	Robert Boomhour
Title:	Director
DEUTSCHE BANK AG, as Foreign Trade Facility Agent
By	/s/ JÜRGEN MAIWALD
Name:	Jürgen Maiwald
Title:	Director
By	/s/ CHRISTIANE ROTH
Name:	Christiane Roth
Title:	Vice President

EXHIBIT A

[FORM OF]
GUARANTEE AND COLLATERAL AGREEMENT

EXHIBIT B

[FORM OF]
CLOSING CERTIFICATE

        I, the undersigned, [President/Executive Vice President/Chief Financial Officer] of [Name of Loan Party], a corporation organized and existing under the laws of the State of                        (the "Company"), do hereby certify on behalf of the Company that:

        1.     This Certificate is furnished pursuant to the Credit Agreement, dated as of November 18, 2005, among SPX Corporation, a Delaware corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto (such Credit Agreement, as in effect on the date of this Certificate, being herein called the "Credit Agreement"). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

        2.     The following named individuals are elected or appointed officers of the Company, each holds the office of the Company set forth opposite his name and has held such office since                        ,            1. The signature written opposite the name and title of each such officer is his genuine signature.

Name[2]	Office	Signature

        3.     Attached hereto as Exhibit A is a certified copy of the Certificate of [Incorporation] [Formation] of the Company, as filed in the Office of the Secretary of State of the State of                        on                         ,    , together with all amendments thereto adopted through the date hereof.

        4.     Attached hereto as Exhibit B is a true and correct copy of the [By-Laws] [limited liability company agreement] of the Company which [were] [was] duly adopted, [are] [is] in full force and effect on the date hereof, and [have] [has] been in effect since                        ,             .

        5.     Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on            ,            [by unanimous written consent of the [Board of Directors] [Managers] of the Company] [by a meeting of the [Board of Directors] [Managers] of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit C, no resolutions have been adopted by the [Board of Directors] [Managers] of the Company which deal with the execution, delivery or performance of any of the Loan Documents to which the Company is party.

        6.     On the date hereof, all of the conditions set forth in Sections 4.2(a) and (b) of the Credit Agreement have been satisfied.

(1)
Insert a date prior to the time of any corporate action relating to the Loan Documents or related documentation.

(2)
Include name, office and signature of each officer who will sign any Loan Document, including the officer who will sign the certification at the end of this Certificate or related documentation.

        7.     On the date hereof, the representations and warranties [of each Loan Party] [of the Company]3 set forth in the Credit Agreement and in the other Loan Documents are true and correct with the same effect as though such representations and warranties had been made on the date hereof.

        8.     On the date hereof, no Default or Event of Default has occurred and is continuing or would result from any Borrowing to occur on the date hereof or the application of the proceeds thereof, or the issuance of any Letter of Credit or Foreign Credit Instrument to occur on the date hereof, as applicable.

        9.     There is no proceeding for the dissolution or liquidation of the Company or threatening its existence.

        IN WITNESS WHEREOF, I have hereunto set my hand this            day of November, 2005.

[NAME OF LOAN PARTY]
Name: Title:

        I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify that:

        10.   [Name of Person making above certifications] is the duly elected and qualified [President/Executive Vice President/Chief Financial Officer] of the Company and the signature above is his genuine signature.

        11.   The certifications made by [name of Person making above certifications] in Items 2, 3, 4, 5, 6, 7, 8 and 9 above are true and correct.

        IN WITNESS WHEREOF, I have hereunto set my hand this             day of November, 2005.

[NAME OF LOAN PARTY]
Name: Title:

(3)
The Parent Borrower brings down the representations and warranties for each Loan Party, and each other Loan Party brings down the representations and warranties made by it.

EXHIBIT C

[FORM OF]
ASSIGNMENT AND ACCEPTANCE

        Reference is made to the Credit Agreement, dated as of November 18, 2005 (as amended, supplemented or otherwise modified to the date hereof, the "Credit Agreement"), among SPX Corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        The Assignor identified on Schedule l hereto (the "Assignor") and the Assignee identified on Schedule l hereto (the "Assignee") agree as follows:

        1.     The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor (except as otherwise expressly provided in Section 2(a)), and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor (except as otherwise expressly provided in Section 2(a)), as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

        2.     The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is legally authorized to enter into this Assignment and Acceptance and that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Parent Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

        3.     The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(e) of the Credit Agreement.

        4.     The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

        5.     Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to the Effective Date and to the Assignee for amounts which have accrued on and subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

        6.     From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except under Sections 2.17, 2.18, 2.19 and 9.3 of the Credit Agreement for the period prior to the Effective Date) and be released from its obligations under the Credit Agreement.

        7.     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to
 Assignment and Acceptance

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:
Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned[1]
[Name of Assignee], as Assignee	[Name of Assignor], as Assignor
By:	By:
Title:	Title:
Accepted:	Consented To:
JPMORGAN CHASE BANK, N.A., as Administrative Agent	SPX CORPORATION[2]
By:	By:
Title:	Title:

(1)
Calculate the commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate Loans and Commitments of all Lenders.

(2)
If Parent Borrower's consent is required pursuant to Section 9.4 of the Credit Agreement.

Consented To:
JPMORGAN CHASE BANK, N.A., as Administrative Agent[3]	DEUTSCHE BANK AG, as Foreign Trade Facility Agent[4]
By:	By:
Title:	Title:
By:
Title:

(3)
If Administrative Agent's consent is required pursuant to Section 9.4 of the Credit Agreement.

(4)
If Foreign Trade Facility Agent's consent is required pursuant to Section 9.4 of the Credit Agreement.

EXHIBIT D-1

[FORM OF]
LEGAL OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

EXHIBIT D-2

[FORM OF]
LEGAL OPINION OF THE PARENT BORROWER

EXHIBIT D-3

MATTERS TO BE COVERED BY
FOREIGN SUBSIDIARY OPINIONS

        1.     The Foreign Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of                        (the "Jurisdiction").

        2.     The Foreign Subsidiary Borrower has the power and authority, and the legal right to execute and deliver the Borrowing Subsidiary Agreement, to perform its obligations under the Credit Agreement and to borrow under the Credit Agreement. The Foreign Subsidiary Borrower has taken all necessary corporate action to authorize the performance of its obligations as a "Foreign Subsidiary Borrower" under the Credit Agreement and to authorize the execution and delivery of the Borrowing Subsidiary Agreement and the performance of the Credit Agreement.

        3.     Except for consents, authorizations, approvals, notices and filings described on an attached schedule, all of which have been obtained, made or waived and are in full force and effect, no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority is required in connection with the borrowings by the Foreign Subsidiary Borrower under the Credit Agreement or with the execution, delivery, performance, validity or enforceability of the Borrowing Subsidiary Agreement and of the Credit Agreement.

        4.     The Borrowing Subsidiary Agreement has been duly executed and delivered on behalf of the Foreign Subsidiary Borrower.

        5.     The execution and delivery of the Borrowing Subsidiary Agreement by the Foreign Subsidiary Borrower, the performance of its obligations thereunder and under the Credit Agreement, the consummation of the transactions contemplated thereby and by the Credit Agreement, the compliance by the Foreign Subsidiary Borrower with any of the provisions of the Credit Agreement, the borrowings under the Credit Agreement and the use of proceeds thereof, all as provided therein, (a) will not violate, or constitute a default under, any Requirement of Law applicable to the Foreign Subsidiary Borrower and (b) will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law.

        6.     There are no taxes imposed by the Jurisdiction (a) on or by virtue of the execution, delivery or enforcement of the Borrowing Subsidiary Agreement or enforcement or performance of the Credit Agreement or (b) on any payment to be made by the Foreign Subsidiary Borrower pursuant to the Credit Agreement.

        7.     The Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under the Credit Agreement, and the execution and delivery of the Borrowing Subsidiary Agreement and the performance by the Foreign Subsidiary Borrower of the Credit Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or similar immunity) under the laws of the Jurisdiction in respect of its obligations under the Credit Agreement.

        8.     Under the laws of the Jurisdiction, the (a) submission to the non-exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and any appellate courts from any thereof, (b) waiver of any objection to the venue of a proceeding in a New York court [and (c) appointment of [                        ], as process agent,] are irrevocably binding on the Foreign Subsidiary Borrower.

        9.     To ensure the legality, validity, enforceability or admissibility in evidence of the Borrowing Subsidiary Agreement and the Credit Agreement, it is not necessary that the Borrowing Subsidiary Agreement, the Credit Agreement or any other Loan Documents or any other document be filed, registered or recorded with, or executed or notarized before, any court of other authority of the Jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of the Borrowing Subsidiary Agreement, the Credit Agreement, any other Loan Document or any other document.

        10.   Each of the Borrowing Subsidiary Agreement and the Credit Agreement is in proper legal form under the laws of the Jurisdiction for the enforcement thereof against the Foreign Subsidiary Borrower under the laws of the Jurisdiction.

        11.   In any action or proceeding arising out of or relating to the Credit Agreement in any court in the Jurisdiction, such court would recognize and give effect to the choice of law provisions in the Credit Agreement wherein the parties thereto agree that the Credit Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

        12.   It is not necessary under the laws of the Jurisdiction (a) in order to enable the Administrative Agent and the Lenders or any of them to enforce their respective rights under the Credit Agreement or (b) by reason of the execution of the Credit Agreement or the Borrowing Subsidiary Agreement or the performance of the Credit Agreement that any of them should be licensed, qualified or entitled to carry on business in the Jurisdiction.

        13.   Neither the Administrative Agent nor any of the Lenders will be deemed to be resident, domiciled, carrying on business or subject to taxation in the Jurisdiction merely by reason of the execution of the Credit Agreement or the Borrowing Subsidiary Agreement or the performance or enforcement of any thereof. The performance by the Administrative Agent and the Lenders or any of them of any action required or permitted under the Credit Agreement will not violate any law or regulation, or be contrary to the public policy, of the Jurisdiction.

        14.   If any judgment of a competent court outside the Jurisdiction were rendered against the Foreign Subsidiary Borrower in connection with any action arising out of or relating to the Credit Agreement, such judgment would be recognized and could be sued upon in the courts of the Jurisdiction, and such courts would grant a judgment which would be enforceable against the Foreign Subsidiary Borrower in the Jurisdiction without any retrial unless it is shown that (a) the foreign court did not have jurisdiction in accordance with its jurisdictional rules, (b) the party against whom the judgment of such foreign court was obtained had no notice of the proceedings or (c) the judgment of such foreign court was obtained through collusion or fraud or was based upon clear mistake of fact or law.

EXHIBIT E

[FORM OF]
LENDER ADDENDUM

        The undersigned Lender (i) agrees to all of the provisions of the Credit Agreement, dated as of November 18, 2005 among SPX Corporation, a Delaware corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto (the "Credit Agreement"), and (ii) hereby becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrowers in an aggregate amount not to exceed the amount of its Term Loan Commitment, Domestic Revolving Commitment, Global Revolving Commitment and/or Foreign Trade Commitment, as the case may be, as set forth opposite the undersigned Lender's name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement. Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

(Name of Lender)
By:	Name: Title:

Dated as of November [            ], 2005

EXHIBIT F

[FORM OF]
CERTIFICATE RE NON-BANK STATUS

        Reference is made to that certain Credit Agreement dated as of November 18, 2005 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among SPX Corporation, a Delaware corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers party thereto, the financial institutions listed therein as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. [Name of Non-U.S. Person] (the "Lender") is providing this certificate pursuant to subsection 2.19(e)(B) of the Credit Agreement. The Lender hereby represents and warrants that:

  (i)
  The Lender is the sole record and beneficial owner of the Note(s) in respect of which it is providing this certificate and it shall remain the sole beneficial owner of the Notes at all times during which it is the record holder of such Note.

  (ii)
  The Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). In this regard, the Lender represents and warrants that:

  (a)
  the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

  (b)
  the Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

  (iii)
  The Lender meets all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of Taxes on interest payments made to it under the Credit Agreement (i.e., no Borrower will be required to withhold any amounts under U.S. tax law with respect to such interest payments), including without limitation that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) or the Code) of the Parent Borrower and is not a controlled foreign corporation related to the Parent Borrower (within the meaning of Section 864(d)(4) of the Code).

  (iv)
  The Lender shall promptly notify the Parent Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

        IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the    day of                        ,            .

[NAME OF LENDER]
By:	Name: Title:

EXHIBIT G

[FORM OF]
BORROWING SUBSIDIARY AGREEMENT(1)

        BORROWING SUBSIDIARY AGREEMENT, dated as of                             , 20    (this "Agreement"), among [NAME OF FOREIGN SUBSIDIARY BORROWER], a                        (the "Subsidiary"), SPX CORPORATION, a Delaware corporation (the "Parent Borrower"), [DEUTSCHE BANK AG, as Foreign Trade Facility Agent (in such capacity, the "Foreign Trade Facility Agent"),] and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the "Administrative Agent") for the several banks and other financial institutions or entities (the "Lenders") from time to time parties to the Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Parent Borrower, the Foreign Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, the Administrative Agent and the other agents party thereto.

        The parties hereto hereby agree as follows:

        1.     Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

        2.     Pursuant to Section 2.23[(a)][(b)] of the Credit Agreement, the Parent Borrower hereby designates the Subsidiary as a Foreign Subsidiary Borrower in respect of the [Global Revolving Facility][Foreign Trade Facility] under the Credit Agreement.

        3.     The Parent Borrower and the Subsidiary, jointly and severally, represent and warrant that the representations and warranties contained in the Credit Agreement are true and correct on and as of the date hereof to the extent such representations and warranties relate to the Subsidiary and this Agreement.

        4.     The Parent Borrower agrees that the guarantee of the Parent Borrower contained in the Guarantee and Collateral Agreement will apply to the obligations of the Subsidiary as a Foreign Subsidiary Borrower.

        5.     For the avoidance of doubt, each party hereto acknowledges and agrees that (a) the Subsidiary shall not be liable for the Obligations of any other Loan Party and (b) the Obligations of the Subsidiary in respect of extensions of credit under the Credit Agreement shall not be secured by any assets of such Subsidiary.

        6.     Upon execution of this Agreement by the Parent Borrower, the Subsidiary[, the Foreign Trade Facility Agent] and the Administrative Agent, (i) the Subsidiary shall be a party to the Credit Agreement and shall be a Foreign Subsidiary Borrower and a Borrower, in each case under the [Global Revolving Facility][Foreign Trade Facility], for all purposes thereof, and (ii) the Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

        7.     In the event of any inconsistency between the terms and conditions of the Credit Agreement and the terms and conditions of this Agreement, any form of [letter of credit] [Foreign Credit Instrument] application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable [Foreign] Issuing Lender relating to any [Letter of Credit] [Foreign Credit Instrument], the terms and conditions of the Credit Agreement shall control.

(1)
The following agreement may be subject to adjustments that are customary for similar agreements entered into in the Foreign Subsidiary Borrower's jurisdiction of organization or formation, provided that such adjustments are, in the reasonable opinion of counsel to such Borrower, required for the validity or enforceability of such agreement and are reasonably satisfactory to the Administrative Agent

        8.     This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

        9.     This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

[SUBSIDIARY]
By:	Name: Title:
SPX CORPORATION
By:	Name: Title:
[DEUTSCHE BANK AG, as Foreign Trade Facility Agent
By:	Name: Title:]
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	Name: Title:

EXHIBIT H

[FORM OF]
BORROWING SUBSIDIARY TERMINATION

JPMORGAN CHASE BANK, N.A., as Administrative Agent
270 Park Avenue
New York, New York 10017

[DEUTSCHE BANK AG, as Foreign Trade Facility Agent

                        ]

[Date]

Ladies and Gentlemen:

        Reference is hereby made to the Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SPX Corporation, a Delaware corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

        [The Parent Borrower hereby terminates the status and rights of                        (the "Terminated Subsidiary Borrower") as a Foreign Subsidiary Borrower under the Global Revolving Facility. [The Parent Borrower represents and warrants that no Letters of Credit issued for the account of the Terminated Subsidiary Borrower are outstanding as of the date hereof (other than Letters of Credit that have been cash collateralized in a manner consistent with the terms of Section 2.5(j) of the Credit Agreement), that no Loans made to the Terminated Subsidiary Borrower are outstanding as of the date hereof and that all Obligations payable by the Terminated Subsidiary Borrower in respect of interest and/or fees under the Global Revolving Facility (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Subsidiary Borrower under the Global Revolving Facility) and all LC Disbursements pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Parent Borrower acknowledges that the Terminated Subsidiary Borrower shall continue to be a Foreign Subsidiary Borrower under the Global Revolving Facility until such time as all Letters of Credit issued for the account of the Terminated Subsidiary Borrower shall have expired or terminated (or been cash collateralized in a manner consistent with the terms of Section 2.5(j) of the Credit Agreement), all Loans made to the Terminated Subsidiary Borrower shall have been prepaid and all amounts payable by the Terminated Subsidiary Borrower in respect of interest and/or fees under the Global Revolving Facility (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Subsidiary Borrower under the Global Revolving Facility) and all LC Disbursements pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Subsidiary Borrower shall not have the right to make further borrowings as a Foreign Subsidiary Borrower under the Global Revolving Facility or request further Letters of Credit.]]

        [The Parent Borrower hereby terminates the status and rights of                        (the "Terminated Subsidiary Borrower") as a Foreign Subsidiary Borrower under the Foreign Trade Facility. [The Parent Borrower represents and warrants that no Foreign Credit Instruments issued for the account of the Terminated Subsidiary Borrower are outstanding as of the date hereof (other than Foreign Credit Instruments that have been cash collateralized or otherwise supported in a manner consistent with the terms of Section 2.6(m)(v) of the Credit Agreement) and that all Obligations payable by the Terminated Subsidiary Borrower in respect of Foreign Credit Disbursements and/or fees under the Foreign Trade Facility (and, to the extent notified by the Foreign Trade Facility Agent, the Administrative Agent or any Lender, any other amounts payable by the Terminated Subsidiary

Borrower under the Foreign Trade Facility) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Parent Borrower acknowledges that the Terminated Subsidiary Borrower shall continue to be a Foreign Subsidiary Borrower under the Foreign Trade Facility until such time as all Foreign Credit Instruments issued for the account of the Terminated Subsidiary Borrower shall have expired or terminated (or been cash collateralized or otherwise supported in a manner consistent with the terms of Section 2.6(m)(v) of the Credit Agreement) and all Obligations payable by the Terminated Subsidiary Borrower in respect of Foreign Credit Disbursements and/or fees under the Foreign Trade Facility (and, to the extent notified by Foreign Trade Facility Agent, the Administrative Agent or any Lender, any other amounts payable by the Terminated Subsidiary Borrower under the Foreign Trade Facility) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Subsidiary Borrower shall not have the right to request further Foreign Credit Instruments or other extensions of credit as a Foreign Subsidiary Borrower under the Foreign Trade Facility.]]

        This Borrowing Subsidiary Termination shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Borrowing Subsidiary Termination may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Borrowing Subsidiary Termination by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Very truly yours,
SPX CORPORATION
By:	Title:
Acknowledged and Agreed:
[TERMINATED SUBSIDIARY BORROWER]
By:	Title:

EXHIBIT I

[FORM OF]
INCREMENTAL FACILITY ACTIVATION NOTICE

To:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent under the Credit Agreement referred to below

        Reference is hereby made to the Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SPX Corporation, a Delaware corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"), and the other agents parties thereto. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

        This notice is an Incremental Facility Activation Notice referred to in the Credit Agreement, and the Parent Borrower and each of the Lenders party hereto hereby notify you that:

  1.
  Each Lender party hereto agrees to [increase the amount of its            Commitment by $            , such that its aggregate            Commitment is $            .] [make an Incremental Term Loan in the amount set forth opposite such Lender's name below under the caption "Incremental Term Loan Amount."]

  2.
  The closing date for [such increase] [the Incremental Term Loan Facility] is                        , 200    .

  3.
  [The Incremental Term Loan Maturity Date is                        , 200    .]

  4.
  [The proposed original issue discount, if any, for the Incremental Term Loan Facility is            %.]

        [Each of the Lenders party hereto and the Parent Borrower hereby agrees that (a) the amortization schedule relating to this Incremental Term Loan is set forth in Annex A attached hereto and (b) the Applicable Rate for this Incremental Term Loan shall be            .]

        The undersigned [Chief Financial Officer][Vice President—Finance] of the Parent Borrower certifies as follows:

  1.
  I am the duly elected, qualified and acting [Chief Financial Officer][Vice President—Finance] of the Parent Borrower.

  2.
  I have reviewed and am familiar with the contents of this Incremental Facility Activation Notice.

  3.
  I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent Borrower during the accounting period ended                        , 200      [insert most recent period for which financial statements have been delivered]. Such review did not disclose the existence during or at the end of the accounting period covered by the Parent Borrower's most recent financial statements delivered pursuant to Section 5.1(a) or (b), and I have no knowledge of the existence, as of the date of this Certificate, of any Default or Event of Default, both on the date hereof and after giving pro forma effect to any Loans made pursuant to this Incremental Facility Activation Notice and the application of the proceeds therefrom.

  4.
  Attached hereto as Attachment 1 are the computations showing that after giving pro forma effect to the making of any such Incremental Term Loans, the Parent Borrower shall be in compliance with the financial covenants contained in Section 6.1 of the Credit Agreement as of the last day of the most recent period of four consecutive fiscal quarters of the Parent Borrower for which financial statements have been delivered pursuant to Section 5.1 (calculated as if such [increase in Commitments and any Loans thereunder had been made][Incremental Term Loans had been incurred] on the first day of such period).

        IN WITNESS WHEREOF, the undersigned have executed this Incremental Facility Activation Notice this    day of                        , 200    .

Name: Title: [Chief Financial Officer] [Vice President-Finance]
SPX CORPORATION
	By:	Name: Title:
[Amount of Commitment Increase] [Incremental Term Loan Amount]	[NAME OF LENDER]
$	By:	Name: Title:
CONSENTED TO:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	Name: Title:

[Annex A to
 Increased Facility Activation Notice

AMORTIZATION SCHEDULE]

Attachment 1 to
 Increased Facility Activation Notice

[Set forth Compliance Calculations]

EXHIBIT J

[FORM OF]
NEW LENDER SUPPLEMENT

        NEW LENDER SUPPLEMENT (this "New Lender Supplement"), dated            , 200            , to the Credit Agreement, dated as of November 18, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among SPX Corporation, a Delaware corporation (the "Parent Borrower"), the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"), and the other agents parties thereto.

W I T N E S S E T H:

        WHEREAS, the Credit Agreement provides in Section 2.1(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Parent Borrower and the Administrative Agent [and the Foreign Trade Facility Agent](1) (which consent shall not be unreasonably withheld) by executing and delivering to the Parent Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and

(1)
The consent of the Foreign Trade Facility Agent is required to add any new Lender under the Foreign Trade Facility.

        WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

        NOW, THEREFORE, the undersigned hereby agrees as follows:

            1.     The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Parent Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [a            Commitment of $                        ] [Incremental Term Loans of $                        ].

            2.     The undersigned (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(e) of the Credit Agreement.

            3.     The address of the undersigned for notices for the purposes of the Credit Agreement is as follows:

            4.     Terms defined in the Credit Agreement shall have their defined meanings when used herein.

        IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]
By	Name: Title:
Accepted this day of , 200 .
SPX CORPORATION
By	Name: Title:
Accepted this day of , 200 .
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By	Name: Title:
[DEUTSCHE BANK AG, as Foreign Trade Facility Agent
By	Name: Title:

EXHIBIT K

[FORM OF]
UTILIZATION REQUEST

From:	[Name of Borrower]
To:	Deutsche Bank AG
[ ]
[ ]
Attn:	[ ]

        [Date]

Ladies and Gentlemen:

        We refer to the Credit Agreement, dated as of November 18, 2005 (as amended, supplemented or otherwise modified to the date hereof, the "Credit Agreement"), among SPX Corporation, the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        We hereby give you notice that, pursuant to the Credit Agreement and upon the terms and subject to the conditions contained therein, we request the [issuance][amendment] of a Foreign Credit Instrument as specified below [and in substantially the form attached]:

(i)	Our reference:	[ ]
(ii)	Type of Foreign Credit Instrument:*	[ ]
(iii)	Beneficiary:*	[ ]
(iv)	Obligor:	[ ]
(v)	Face Amount:*	[ ]
(vi)	Currency:*	[ ]
(vii)	Expiry date:*	[ ]
(viii)	Commercial Lifetime:* /**	[ ]
(ix)	Reference to underlying transaction:*	[ ]
(x)	Foreign Credit Instrument deed to be delivered to:*	[ ]
(xi)	Foreign Issuing Lender:	[ ]
[In the case of an amendment:
(xii)	Foreign Issuing Lender:	[ ]
(xiii)	Reference No. of Foreign Issuing Lender:	[ ]
(xiv)	Reference No. of Foreign Trade Facility Agent:	[ ]
(xv)	Amendment details:	[ ]

*
Not in case of an amendment.

**
In case of any Foreign Credit Instrument that comprises more than one type of Foreign Credit Instrument the commercial lifetime for the different types to be included.

        We confirm that, on and as of the date hereof, before and after giving effect to the issuance, amendment, renewal or extension, as applicable, of the Foreign Credit Instrument requested hereby, (a) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects and (b) no Default or Event of Default has occurred and is continuing.

[SPX] [NAME OF FOREIGN SUBSIDIARY BORROWER]
By:	Name: Title:

2

QuickLinks

TABLE OF CONTENTS
ARTICLE I DEFINITIONS
ARTICLE II THE CREDITS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV CONDITIONS
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NEGATIVE COVENANTS
ARTICLE VII EVENTS OF DEFAULT
ARTICLE VIII THE ADMINISTRATIVE AGENT
ARTICLE IX MISCELLANEOUS
[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT
[FORM OF] CLOSING CERTIFICATE
[FORM OF] ASSIGNMENT AND ACCEPTANCE
[FORM OF] LEGAL OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
[FORM OF] LEGAL OPINION OF THE PARENT BORROWER
MATTERS TO BE COVERED BY FOREIGN SUBSIDIARY OPINIONS
[FORM OF] LENDER ADDENDUM
[FORM OF] CERTIFICATE RE NON-BANK STATUS
[FORM OF] BORROWING SUBSIDIARY AGREEMENT(1)
[FORM OF] BORROWING SUBSIDIARY TERMINATION
[FORM OF] INCREMENTAL FACILITY ACTIVATION NOTICE
AMORTIZATION SCHEDULE]
[Set forth Compliance Calculations]
[FORM OF] NEW LENDER SUPPLEMENT